     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998.



                                                      REGISTRATION NO. 333-53661

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3


                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         DURA AUTOMOTIVE SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

                     DELAWARE                                            38-3185711
          (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                             Identification No.)

                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 342-2311
         (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                              STEPHEN E. K. GRAHAM
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              2791 RESEARCH DRIVE
                        ROCHESTER HILLS, MICHIGAN 48309
                           TELEPHONE: (248) 299-7500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        DENNIS M. MYERS, ESQ.                    DEWEY B. CRAWFORD, ESQ.
           KIRKLAND & ELLIS                     GARDNER, CARTON & DOUGLAS
       200 East Randolph Drive                    321 North Clark Street
       Chicago, Illinois 60601                   Chicago, Illinois 60610
      Telephone: (312) 861-2000                 Telephone: (312) 644-3000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1998

PROSPECTUS
            , 1998

                                                                     [LOGO]
                                4,413,000 SHARES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                              CLASS A COMMON STOCK


    Of the 4,413,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), being offered (the "Offering"), 3,000,000 shares are being sold by Dura Automotive Systems, Inc. (the "Company"), and 1,413,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholders. The Class A Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "DRRA." On June 10, 1998, the last reported sale price of the Class A Common Stock on Nasdaq was $34 9/16 per share. See "Market Price of Class A Common Stock."


    Upon completion of the Offering, the Company will have 8,592,317 shares of Class A Common Stock and 3,246,380 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), outstanding. The Company's Class A Common Stock and Class B Common Stock are substantially identical except with respect to voting power and conversion rights. The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. The Class B Common Stock is convertible at the option of the holder, and mandatorily convertible upon the transfer thereof (except to affiliates) and upon the occurrence of certain other events, into Class A Common Stock on a share-for-share basis. The Class A Common Stock and Class B Common Stock generally vote together as a single class on all matters submitted to a vote of stockholders. See "Description of Capital Stock."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------
                             PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                            TO THE        DISCOUNTS AND       TO THE         THE SELLING
                            PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
------------------------------------------------------------------------------------------
Per Share.............         $                $                $                $
Total(3)..............         $                $                $                $
------------------------------------------------------------------------------------------

(1) THE COMPANY, ITS PRINCIPAL OPERATING SUBSIDIARY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(2) BEFORE DEDUCTING ESTIMATED EXPENSES OF $1,500,000, WHICH WILL BE PAID BY THE COMPANY.
(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 661,950 ADDITIONAL SHARES OF CLASS A COMMON STOCK AT THE PRICE TO THE PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND
    COMMISSIONS AND PROCEEDS TO THE COMPANY WILL BE $        , $        AND
    $        , RESPECTIVELY. SEE "UNDERWRITING."

    The shares offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of
the shares will be made in New York, on or about             , 1998.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                    ROBERT W. BAIRD & CO.
                            INCORPORATED

                                        PAINEWEBBER INCORPORATED

                                                              PIPER JAFFRAY INC.

                                  [DURA LOGO]

    The inside front cover of the Prospectus folds out and contains a series of multi-colored pictures of certain of the mechanical assemblies and systems manufactured by the Company. The pictures depict and the captions read (in clockwise rotation) "Hood Latch System," "Automatic Transmission Shifter Mechanism," "Tire Carrier System," "Jack," "Column Shifter Switch Assembly," "Foot Brake Pedal System," "Foot-Operated Parking Brake System," "Column Shifter Mechanism," "Hand-Operated Parking Brake System," "Hood Latch System," "Assorted Driver Control Systems" and "Transfer Case Shifter." In addition, the foldout includes two pie charts, one depicting the Company's pro forma 1997 revenues by customer and the other depicting the Company's pro forma 1997 revenues by product. The inside front cover of the Prospectus contains a multi-colored, three-dimensional diagram of an automobile, with several of the various mechanical assemblies and systems manufactured by the Company graphically depicted within the automobile. In the center of the inside front cover, the "Dura" logo appears in red.

    The inside back cover of the Prospectus contains a map of the World highlighting the Company's manufacturing and product development locations.


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK AND THE COMPANY'S CONVERTIBLE TRUST PREFERRED SECURITIES, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF CLASS A COMMON STOCK AND THE CONVERTIBLE TRUST PREFERRED SECURITIES ON THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, AND THE RELATED NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" INCLUDES DURA AUTOMOTIVE SYSTEMS, INC. AND ALL OF ITS SUBSIDIARIES, INCLUDING TRIDENT AUTOMOTIVE PLC ("TRIDENT"), AND ITS AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS IS NOT EXERCISED. THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK ARE COLLECTIVELY REFERRED TO HEREIN AS THE "COMMON STOCK."

                                  THE COMPANY

GENERAL

    Dura Automotive Systems, Inc. is a leading designer and manufacturer of driver control systems, cable-related systems and engineered mechanical components for the global automotive industry. The Company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The Company sells its products to the major North American, Japanese and European automotive original equipment manufacturers ("OEMs"). The Company has 38 manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, France, Germany, Mexico, Spain and the United Kingdom and has strategic alliances in India and Japan. On April 30, 1998, the Company acquired Trident (the "Trident Acquisition"), a leading international designer and manufacturer of automotive cables, and an established supplier of lighting products and door handles. The acquisition of Trident, with revenues of approximately $300 million for its last fiscal year, enhances the Company's position as the leading supplier of driver control systems, broadens its product offerings and increases its ability to supply customers on a global basis.

    Since 1993, the Company's revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. During the last four years, the Company has successfully completed nine acquisitions and one joint venture. As a result of these acquisitions and internal growth, the Company's revenues have increased from $129.3 million in 1993 to $828.0 million in 1997 on a pro forma basis, representing a compound annual growth rate of approximately 59%. Over this same period, the Company's operating income margin has improved from 2.8% of revenues to 7.2% of revenues.

    The Company believes that it is the leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables. In addition, as a result of the Trident Acquisition, the Company believes that it is a leading supplier of automotive cables in Europe. The Company is one of the few suppliers to offer integrated parking brake, shifter and latch systems worldwide. These systems, which consist of mechanisms and cables, require significant design and engineering expertise because they are critical to the vehicle's reliability, performance and safety. The Company believes that its customers value its ability to design, manufacture and assemble complete systems.

    The automotive components supply industry is undergoing significant consolidation and globalization as OEMs continue to reduce their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, the Company expects to continue to benefit from these trends.

    On a pro forma basis, approximately 73% of the Company's 1997 revenues were generated from sales to North American OEMs and certain foreign OEMs with manufacturing operations in North America ("Transplants"), with its major customers being Ford, GM, Chrysler, Toyota, Honda and Nissan. The Company manufactures products for many of the most popular car, light truck and sport utility models, including all ten of the top ten selling vehicles in North America for 1997: the Ford Taurus, Explorer, Ranger and F-Series pickups, GM Cavalier and C/K pickup, Dodge Ram pickup, Honda Accord and Civic, and Toyota Camry. As a result of recent acquisitions, approximately 12% of the Company's 1997 pro forma revenues were generated from sales to European OEMs, including Volkswagen, Mercedes, PSA (Peugeot and Citroen), BMW and Renault. The Company is generally the sole supplier of the parts it sells to OEMs and will ordinarily continue to supply parts for a particular model for the life of the model, which usually ranges from three to seven years.

    The Company's business objective is to capitalize on the trends in the automotive supply industry in order to be the leading provider of driver control systems, cable-related systems and engineered mechanical components to OEMs worldwide. The Company's growth strategy focuses on the identification and pursuit of (i) strategic acquisitions, (ii) systems opportunities, (iii) increased customer and platform penetration, and (iv) increased penetration of international markets, including "world car" opportunities.

    The Company has broadened its acquisition scope from the original focus on cable-driven controls to include other highly engineered automotive components. As a result, the Company competes in what it believes to be a $6 billion, highly fragmented market that provides numerous potential acquisition and joint venture opportunities. The Company seeks acquisition and joint venture opportunities that: (i) provide additional product, manufacturing and technical capabilities;
(ii) broaden the Company's geographic coverage and strengthen its ability to supply products on a global basis; (iii) increase the number of models for which the Company supplies products and increase the content supplied for existing models; and (iv) add new customers.

THE TRIDENT ACQUISITION

    Trident is a leading international designer and manufacturer of automotive cables. Trident's products include parking brake and transmission shifter cables, clutch, accelerator and speed control cables, lighting products and door handles. In its last fiscal year, approximately 71% of Trident's total revenues were derived from cables and approximately 29% were derived from lighting products, door handles and other products. The Company believes that, prior to the Trident Acquisition, Trident was one of the largest manufacturers in several markets in which the Company competes, including parking brake cables in North America and manual transmission shift cables in Europe. The Trident Acquisition adds 12 major design and manufacturing facilities located in the United States, Brazil, Canada, France, Germany and the United Kingdom and a strategic alliance in Japan. Trident's customers include the three major North American OEMs as well as Honda, Volkswagen, PSA, Toyota, Renault, Nissan, Mercedes and BMW.

    The Company believes that the Trident Acquisition provides several strategic benefits, including the following:

    INCREASED CUSTOMER PENETRATION. The Trident Acquisition significantly expands the Company's penetration with the North American OEMs, making it the largest supplier of driver control systems and cable-related systems to Ford, GM and Chrysler. The Trident Acquisition more than doubles sales to Honda, Volkswagen and PSA, substantially increases sales to BMW, Mercedes and Renault and adds new customers such as Fiat and Porsche.

    EXPANDED PRODUCT OFFERINGS AND SYSTEMS OPPORTUNITIES. The Trident Acquisition significantly expands the Company's offerings in automotive cables. Trident's expertise in cables, combined with the Company's expertise in mechanisms, will enhance the Company's ability to supply complete systems to Trident's current customers.

    EXPANDED GLOBAL CAPABILITIES. OEMs increasingly demand that their suppliers have global production capabilities. Trident's cable manufacturing facilities in Brazil, Canada, France, Germany and the United Kingdom further enhance the Company's strategic geographic position and its ability to service both international and North American OEMs. The Trident Acquisition doubles the Company's sales generated outside of North America.

    OPERATIONAL EFFICIENCIES. The Trident Acquisition provides the Company with a number of opportunities to reduce costs and improve operational efficiencies. For example, the Company's and Trident's facilities are geographically located in such a way as to allow the Company to optimize its manufacturing, technical and administrative efforts. The increased size of the Company may also improve the Company's ability to negotiate more favorable terms on its supply contracts, as well as achieve other operational cost savings.

    STRONG POSITION TO CAPITALIZE ON EUROPEAN CABLE TRENDS. The Trident Acquisition enhances the Company's ability to benefit from the movement by OEMs in Europe to replace linked rods in manual transmissions with cables. Management estimates that approximately 90% of all automobiles sold in Europe have manual transmissions, of which only 20% utilize manual transmission shifter cable assemblies. The shift from rods to cables is expected to increase due to the benefits of using cable assemblies, including (i) greater design flexibility,
(ii) enhanced performance, (iii) increased durability and (iv) lower weight. As a result of Trident's strong European market share and established manufacturing presence, the Company believes it is well positioned to meet this demand.

OTHER RECENT ACQUISITIONS

    The following summarizes certain other recent acquisitions completed by the
Company:

    - In August 1997, the Company acquired GT Automotive Systems, Inc. ("GT Automotive"), a designer and manufacturer of column-mounted shifter systems and turn signal and tilt lever assemblies. At the time of the acquisition, GT Automotive had annual revenues of approximately $70 million and a substantial share of the North American column-mounted shifter systems market. GT Automotive's strong position in this market, combined with the Company's existing position in console-based shifter systems, resulted in the Company attaining the leading position in the North American shifter market. In addition, the acquisition added Nissan as a customer.

    - In January 1997, the Company acquired the VOFA Group ("VOFA"), a manufacturer of shifter cables, brake cables and other light duty cables for the European automotive and industrial markets. At the time of the acquisition, VOFA had annual revenues of approximately $85 million. The acquisition provided the Company with additional expertise in cables and a strong presence in Europe. In addition, the acquisition added new customers, such as Mercedes, Volkswagen and BMW.

    - In December 1996, the Company acquired KPI Automotive Group ("KPI"), a manufacturer of shifter systems, parking brake mechanisms, brake pedals and underbody tire carriers. At the time of the acquisition, KPI had annual revenues of approximately $95 million. The acquisition added significant market penetration in console-based shifter systems, increased platform content and added a significant new product line in underbody tire carriers.

    In addition, the Company has successfully completed five other strategic acquisitions and one joint venture since the initial public offering ("IPO") of its Class A Common Stock in August 1996.

    The Company was formed in 1990 by an investor group organized by Hidden Creek Industries ("Hidden Creek") to acquire the Dura Automotive Hardware and Mechanical Components divisions (the "Dura Divisions") from Wickes Manufacturing Company ("Wickes"). In August 1994, the Company combined its operations with the automotive parking brake and cable business and light duty cable business (the "Brake and Cable Business") of Alkin Co. ("Alkin"), which significantly expanded the Company's size and capabilities.

                                  THE OFFERING

Class A Common Stock Offered by:
  The Company...............................  3,000,000 shares (1)

  Selling Stockholders......................  1,413,000 shares (2)
    Total...................................  4,413,000 shares
Common Stock to be Outstanding after the
  Offering:

  Class A Common Stock......................  8,592,317 shares

  Class B Common Stock......................  3,246,380 shares
    Total...................................  11,838,697 shares (3)
Use of Proceeds.............................  The net proceeds to be received by the Company from the Offering are expected to be used to
                                              repay indebtedness incurred in connection with
                                              the Trident Acquisition. The Company will not
                                              receive any proceeds from the sale of the
                                              shares by the Selling Stockholders. See "Use
                                              of Proceeds."

Voting Rights...............................  The Company has two classes of outstanding
                                              Common Stock. The Class A Common Stock and
                                              Class B Common Stock are substantially
                                              identical, except with respect to voting power
                                              and conversion rights. Each holder of Class A
                                              Common Stock is entitled to one vote per share
                                              and each holder of Class B Common Stock is
                                              entitled to ten votes per share, on all
                                              matters submitted to a vote of stockholders.
                                              Except as required by law or in the Company's
                                              Amended and Restated Certificate of
                                              Incorporation (the "Restated Certificate"),
                                              holders of the Class A Common Stock and Class
                                              B Common Stock vote together as a single
                                              class. See "Risk Factors--Control by Existing
                                              Stockholders" and "Description of Capital
                                              Stock."

Nasdaq Symbol...............................  DRRA

------------------------

(1) Does not include the Underwriters' over-allotment option granted by the Company for an aggregate of 661,950 shares of Class A Common Stock.

(2) The shares to be sold by the Selling Stockholders currently consist of shares of Class B Common Stock. Such shares will be converted into shares of Class A Common Stock prior to the consummation of the Offering.

(3) Does not include: (i) 515,318 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options as of May 26, 1998; (ii) an aggregate of 1,154,557 shares of Class A Common Stock reserved for issuance under the Company's 1996 Key Employee Stock Option Plan (the "Stock Option Plan"), Employee Discount Stock Purchase Plan (the "Employee Stock Purchase Plan") and the Company's Independent Director Stock Option Plan (the "Director Option Plan"); or (iii) 1,289,000 shares of Class A Common Stock that are issuable upon the conversion of the 7 1/2% Convertible Trust Preferred Securities (the "Trust Preferred Securities") issued by Dura Automotive Capital Trust (the "Dura Trust").

                             SUMMARY FINANCIAL DATA

                                                                                                           THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                            MARCH 31,
                                        ----------------------------------------------------------------  --------------------
                                                                                               PRO FORMA
                                          1993     1994 (1)   1995 (2)   1996 (3)   1997 (4)   1997 (5)     1997       1998
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
  Revenues............................  $ 129,328  $ 189,675  $ 253,726  $ 245,329  $ 449,111  $ 827,961  $ 107,367  $ 125,746
  Gross profit........................     12,717     19,050     34,167     37,519     74,025    137,842     16,582     21,275
  Operating income....................      3,587      7,875     17,560     19,326     37,610     59,704      7,803     10,864
  Net income..........................      1,118      2,580     10,126     10,128     16,642     22,364      3,544      4,576
  Basic earnings per share (7)........  $    0.41  $    0.75  $    2.04  $    1.57  $    1.89  $    1.89  $    0.40  $    0.52
  Diluted earnings per share (7)......  $    0.41  $    0.75  $    2.03  $    1.57  $    1.88  $    1.89  $    0.40  $    0.52
OTHER DATA:
  Depreciation and amortization.......  $   2,409  $   3,725  $   5,578  $   6,079  $  12,303  $  27,036  $   2,905  $   3,067
  Capital expenditures, net...........      2,951      5,406      6,116      6,260     16,242        N/A      1,965      3,733
  EBITDA (8)..........................      5,996     11,600     23,138     25,405     49,913     86,740     10,708     13,931
  Net cash provided by (used in):
    Operating activities..............      3,724     (6,156)    13,138     19,792      8,516        N/A      7,285     (2,142)
    Investing activities..............     (2,951)   (46,878)    11,428    (95,093)   (93,386)       N/A    (20,575)   (22,311)
    Financing activities..............       (787)    53,037    (22,851)    75,236     87,620        N/A     17,650     67,322


                                        PRO FORMA
                                        1998 (6)

STATEMENTS OF OPERATIONS DATA:
  Revenues............................  $ 211,662
  Gross profit........................     37,458
  Operating income....................     17,727
  Net income..........................      7,009
  Basic earnings per share (7)........  $    0.59
  Diluted earnings per share (7)......  $    0.58
OTHER DATA:
  Depreciation and amortization.......  $   6,366
  Capital expenditures, net...........        N/A
  EBITDA (8)..........................     24,093
  Net cash provided by (used in):
    Operating activities..............        N/A
    Investing activities..............        N/A
    Financing activities..............        N/A



                                                                                       AS OF MARCH 31, 1998
                                                                              ---------------------------------------
                                                                                             PRO         PRO FORMA
                                                                               ACTUAL     FORMA (9)   AS ADJUSTED(10)
                                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................................  $ 103,066   $  35,654      $  83,154
  Total assets..............................................................    500,606     762,653        762,653
  Total debt................................................................    194,438     372,800        270,650
  Trust Preferred Securities (11)...........................................     55,250      55,250         55,250
  Total stockholders' investment............................................    105,769     101,269        203,419


------------------------------

(1) In August 1994, the Company acquired the Brake and Cable Business of Alkin. The results of operations of this acquired business have been included in the consolidated financial statements of the Company from August 31, 1994, the date of acquisition.

(2) In April 1995, the Company sold the net assets of its window regulator business (the "Window Regulator Business") to Rockwell International Corporation ("Rockwell"), realizing a pretax gain of approximately $4.2 million. The results of operations of the Window Regulator Business have been included in the consolidated financial statements of the Company through April 2, 1995, the date of divestiture.

(3) Includes the results of operations of (i) the parking brake business acquired from Rockwell (the "Rockwell Parking Brake Business") from October 1, 1996 and (ii) KPI from December 5, 1996, their respective dates of acquisition. The Company issued an aggregate of 3,795,000 shares of its Class A Common Stock in August 1996 in connection with the IPO.

(4) Includes the results of operations of (i) VOFA from January 1, 1997, (ii) the parking brake business (the "Excel Parking Brake Business") of Excel Industries Inc. ("Excel") from May 5, 1997, (iii) GT Automotive from August 29, 1997, and (iv) REOM Industries (Aust) Pty Ltd. ("REOM") from December 12, 1997, their respective dates of acquisition.

(5) The pro forma statement of operations data for the year ended December 31, 1997 give effect to (i) the acquisitions of GT Automotive, Universal Tool & Stamping Co., Inc. ("Universal") and Trident, (ii) the March 1998 issuance and sale of the Trust Preferred Securities and (iii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1997. The results of operations of the Excel Parking Brake Business prior to its acquisition on May 5, 1997 and those of REOM prior to its acquisition on December 12, 1997 have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole. Pro forma operating income and EBITDA for the year ended December 31, 1997 include the effect of non-recurring charges totaling $3.4 million reflected in the operating results of GT Automotive during the period from January 1, 1997 through August 29, 1997 (the date of the acquisition of GT Automotive). These charges included $2.3 million associated with losses to be incurred on certain future contracts and $1.1 million related to one-time increases in certain asset valuation allowances and accrued liabilities. These charges reduced pro forma diluted earnings per share by $0.15.

(6) The pro forma statement of operations data for the three months ended March 31, 1998 give effect to (i) the acquisitions of Universal and Trident, (ii) the March 1998 issuance and sale of the Trust Preferred Securities and (iii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1998.

(7) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the period. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and the Trust Preferred Securities. Pro forma diluted earnings per share for the year ended December 31, 1997 assumes the conversion of the Trust Preferred Securities into approximately 1,289,000 shares of Class A Common Stock.

(8) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based, on the Company's negotiations with its lenders, who have required that the interest payable under the Bank Credit Agreement (as defined below) be based, in part, on the Company's ratio of consolidated funded indebtedness to EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(9) Gives effect to the Trident Acquisition as if it had occurred on March 31, 1998. See "Capitalization."

(10) Gives effect to (i) the Trident Acquisition and (ii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on March 31, 1998. See "Capitalization."

(11) Represents 7 1/2% Convertible Trust Preferred Securities issued by the Dura Automotive Systems Capital Trust in March 1998.

                                  RISK FACTORS

    In analyzing an investment in the Class A Common Stock offered hereby, prospective investors should carefully consider, along with other matters referred to herein, the risks relating to: (i) the Company's reliance on major customers and selected models; (ii) the cyclicality and seasonality of the automotive market; (iii) obtaining new business on new and redesigned models;
(iv) product liability exposure; (v) the possible failure to realize the benefits of the Trident Acquisition; (vi) automotive supply industry consolidation; (vii) the degree to which the Company is leveraged; and (viii) the Company's level of foreign operations. See "Risk Factors."

                                  RISK FACTORS

    THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND INCORPORATED HEREIN BY REFERENCE WILL CONTAIN FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ON ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY AT THE TIME SUCH STATEMENTS WERE MADE. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTENDS" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE COMPANY, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH INCLUDE STATEMENTS RELATING TO, AMONG OTHER THINGS, (I) THE INTEGRATION OF THE OPERATIONS OF RECENTLY ACQUIRED COMPANIES WITH THOSE OF THE COMPANY; (II) THE STRATEGIC BENEFITS OF SUCH ACQUISITIONS; AND (III) THE COMPANY'S ABILITY TO CONTINUE TO IMPLEMENT ITS OPERATING AND GROWTH STRATEGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW, THE MATTERS SET FORTH OR INCORPORATED IN THE PROSPECTUS GENERALLY AND CERTAIN ECONOMIC AND BUSINESS FACTORS, SOME OF WHICH MAY BE BEYOND THE CONTROL OF THE COMPANY. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS WITH THE COMMISSION. IN ANALYZING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS REFERRED TO HEREIN, THE RISK FACTORS DESCRIBED BELOW.

RELIANCE ON MAJOR CUSTOMERS; REQUIRED PRICE REDUCTIONS

    The Company's net sales to Ford, GM and Chrysler represented approximately 31%, 23% and 12%, respectively, of the Company's pro forma revenues in 1997 and approximately 42%, 25% and 7%, respectively, of the Company's actual revenues in 1997. The loss of Ford, GM, Chrysler or any other significant customer could have a material adverse effect on the Company. The contracts the Company has entered into with many of its customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or group of related models sold by any of its major customers could have a material adverse effect on the Company. The Company is involved in claims with Ford involving alleged failures of certain self-adjust parking brakes originally manufactured by the Brake and Cable Business of Alkin. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities incurred by Ford as a result of these claims. As a result of these claims, it is possible that the Company's relationship with Ford could be adversely affected. See "Business--Legal Proceedings."

    There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as the Company. If the Company is unable to generate sufficient production cost savings in the future to offset price reductions, the Company's gross margin could be adversely affected. See "Business--Competition."

INDUSTRY CYCLICALITY AND SEASONALITY

    The automotive market is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the Company's business is somewhat seasonal. The Company typically experiences decreased revenues and operating income during the third calender quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Quarterly Results of Operations and Seasonality."

FAILURE TO OBTAIN BUSINESS RELATED TO NEW AND REDESIGNED MODEL INTRODUCTIONS

    The Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure of the Company to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect the Company.

PRODUCT LIABILITY EXPOSURE

    The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. In late 1994, Ford issued a recall of a series of manual-transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the Brake and Cable Business of Alkin. The Company's share of such costs, which was fully reserved at the time of the acquisition of the Brake and Cable Business from Alkin, has reached the full $6.0 million limit agreed to by the Company and Ford. The Company is also involved in a product recall relating to the same issue with respect to the Mondeo in Europe. The Company has agreed to pay 50% of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million at December 31, 1997. The types of alleged failures that prompted the F-Series recall have also led to a number of claims and lawsuits filed against Ford. To date, two cases have been instituted directly against the Company or Alkin relating to personal injury claims, and Ford has indicated that it has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities incurred by Ford as a result of these claims, and as of December 31, 1997, Ford had tendered its defense of 25 such claims to the Company and Alkin. The Company and Alkin have submitted these claims to their insurance carriers. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that it will continue to be available on terms acceptable to the Company. In November 1996, an insurance carrier of the Company brought a declaratory judgment that its policy did not provide coverage for an allegedly defective parking brake manufactured prior to August 31, 1994. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company's results of operations or financial condition. See "Business--Legal Proceedings."

FAILURE TO REALIZE BENEFITS OF TRIDENT ACQUISITION

    The Company believes the Trident Acquisition will significantly enhance its competitive position and business prospects. There can be no assurance, however, that such benefits will be realized, that the combination of the Company and Trident will be successful, or that the Company will not experience difficulties in integrating the operations of Trident with those of the Company. For example, it is possible that, as a result of the Trident Acquisition, the Company may be in the position of being the sole supplier of certain parts to certain of its customers and, in response, such customers may divert some of their purchases to another supplier in order to maintain an alternate source of supply. The integration of Trident will require the experience and expertise of certain key managers of Trident who are expected to be retained by the Company. There can be no assurance that the Trident managers retained by the Company will remain with the Company for the time period necessary to successfully integrate Trident into the Company. See "Management."

INDUSTRY CONSOLIDATION; RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

    The automotive component supply industry has undergone, and is likely to continue to experience, consolidation, as OEMs seek to reduce costs and reduce their supplier base. The Company intends to actively pursue acquisition targets that will allow the Company to continue to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities or increase model penetration with existing customers. There can be no assurance that the Company will find attractive acquisition candidates or successfully integrate acquired businesses into the Company's existing business. If the expected synergies from such transactions do not materialize or the Company fails to successfully integrate new businesses into its existing businesses, the Company's results of operations could be adversely affected. To the extent that the Company may be considered as an acquisition candidate by a third party, certain provisions in the Restated Certificate and the Amended and Restated By-laws
("By-laws") described below may inhibit a change in control of the Company. See "--Anti-Takeover Effects of Certain Charter, By-law and Statutory Provisions."

SUBSTANTIAL LEVERAGE


    The Company has consolidated indebtedness that is substantial in relation to its stockholders' investment. As of March 31, 1998, the Company had approximately $194.4 million of outstanding debt, $55.3 million of outstanding Trust Preferred Securities and approximately $105.8 million of stockholders' investment. On a pro forma basis, the Company had approximately $270.7 million of outstanding debt, $55.3 million of outstanding Trust Preferred Securities and approximately $203.4 million of stockholders' investment as of March 31, 1998.


    The Company's indebtedness will have several important consequences for the holders of Class A Common Stock, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements (principal and interest) relating to its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures;
(iv) the Company's ability to capitalize on significant business opportunities may be limited; and (v) a portion of the Company's indebtedness will be subject to fluctuations in interest rates. See "Capitalization."

    The Company's ability to satisfy its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Bank Credit Agreement will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will not increase its leverage to meet capital requirements in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

    The Company has significant international operations, specifically in Europe, Canada and Latin America and, therefore, the Company is subject to various political, economic and other uncertainties.

Among other risks, the Company's operations are subject to the risks of taxation policies, foreign exchange restrictions, foreign trade policies and regulations, changing political conditions and governmental regulations. In addition, the Company generates a significant portion of its revenues in currencies other than U.S. dollars. Fluctuations in the exchange rates of these currencies could have an adverse effect on the Company's financial results. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Foreign Currency Transactions," and "Business--Properties."

LABOR ISSUES


    Approximately 2,700 of the Company's employees are unionized (representing approximately 34% of the Company's employees at March 31, 1998 on a pro forma basis). No assurance can be given that the Company will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or the Company's employees. Any of these factors may have an adverse effect on the Company or may limit the Company's flexibility in dealing with its workforce. In addition, many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where the Company's products are included in assembled vehicles. In such an event, the Company's results of operations could be materially adversely affected. GM is currently experiencing a strike at certain of its production facilities due to a labor dispute between GM and the UAW. There can be no assurance that this strike will not have a negative impact on the Company's results of operations. See "Business--Employees."


DEPENDENCE ON KEY PERSONNEL

    The Company's continued success largely will depend on the efforts and abilities of its executive officers and certain other key employees. The Company currently does not have employment agreements with any of its executive officers or other key employees. The Company's operations could be adversely affected if, for any reason, such executive officers or key employees do not remain with the Company. See "Management."

COMPETITION

    The automotive component supply industry is highly competitive. Some of the Company's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies. See "Business--Competition."

TECHNOLOGICAL AND REGULATORY CHANGES

    Changes in legislative, regulatory or industry requirements or competitive technologies may render certain of the Company's products obsolete. The Company's ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. The Company is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. See "Business--Competition" and "--Design and Engineering Support."

IMPACT OF ENVIRONMENTAL REGULATION

    The Company is subject to the requirements of Federal, state, local and foreign environmental and occupational health and safety laws and regulations. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make capital and other expenditures to comply with environmental regulations. If a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination is discovered at any of the Company's current or former properties, the Company may be held liable, and the amount of such liability could be material. The Company is currently addressing environmental contamination matters at its Mancelona and Kentwood, Michigan and Butler, Indiana facilities and at certain of its Canadian facilities. See "Business--Environmental Matters."

CONTROL BY CERTAIN STOCKHOLDERS

    Onex DHC LLC (together with its affiliates, "Onex"), Alkin and certain other stockholders associated with the Company or Hidden Creek beneficially own all of the outstanding shares of Class B Common Stock. Each share of Class B Common Stock has ten votes, as compared to one vote for each share of Class A Common Stock. After giving effect to the Offering, shares of Class B Common Stock owned by such stockholders will represent 79.1% of the combined voting power of the outstanding Common Stock. In addition, all of such stockholders have entered into agreements to vote their shares for the election of directors designated by certain of the existing stockholders. As a result of such stock ownership and voting agreements, these stockholders are able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of Directors, amendments to the Restated Certificate and the By-laws and approval of significant corporate transactions. See "Description of Capital Stock." Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be otherwise beneficial to stockholders. See "Principal and Selling Stockholders."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends on the Class A Common Stock in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, Dura Operating Corp. The payment of dividends by such subsidiary to the Company for the purpose of paying dividends to holders of Class A Common Stock is limited by the terms of the Bank Credit Agreement. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock or the availability of such shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. Upon completion of the Offering, an aggregate of 3.2 million shares of Class B Common Stock convertible into shares of Class A Common Stock will be eligible for sale under Rule 144 under the Securities Act and are subject to certain rights to register such shares under the Securities Act at the Company's expense. In addition, an aggregate of 1.3 million shares of Class A Common Stock has been reserved for issuance upon conversion of the Trust Preferred Securities. See "Principal and Selling Stockholders."

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading price of the Class A Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses, the outlook for the automotive industry as a whole or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Class A Common Stock. See "Market Price of Class A Common Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

    Certain provisions of the Restated Certificate and the By-laws may inhibit changes in control of the Company not approved by the Company's Board of Directors (the "Board"). These provisions include (i) disparate voting rights per share between the Class A Common Stock and the Class B Common Stock, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the By-laws and (vi) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company is also subject to the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

                                  THE COMPANY

    Dura Automotive Systems, Inc. is a holding company whose predecessor was formed by Hidden Creek, Onex, J2R Corporation ("J2R") and certain others for the purpose of acquiring the Dura Divisions from Wickes in November 1990. In August 1994, the Company entered into a transaction that combined the operations of the Company's operating subsidiary, Dura Operating Corp. ("Dura"), with the Brake and Cable Business of Alkin.

    Since August 1994, the Company has completed the following strategic acquisitions and joint venture:

    TRIDENT. In April 1998, a wholly owned subsidiary of the Company acquired Trident, a leading international designer and manufacturer of automotive cables, for approximately $87.5 million. Trident is also an established supplier of lighting products and door handles for the North American automotive industry. At the time of the Trident Acquisition, Trident had annual revenues of approximately $300 million and a substantial share of the North American and European automotive cable markets.

    Trident's various operations and subsidiaries continue to be owned, directly or indirectly, by Trident. The Bank Credit Agreement provides for separate tranches of borrowings to be allocated to Trident, and Trident remains subject to certain restrictions and obligations contained in the Indenture covering the 10% Senior Subordinated Notes due 2005 (the "Trident Notes") issued by Trident in December 1997. Pursuant to the Indenture under which the Trident Notes were issued (the "Trident Notes Indenture"), Dura initiated a change-of-control offer on May 8, 1998 to repurchase all of the outstanding Trident Notes at a cash price of 101% of their aggregate principal amount, plus accrued and unpaid interest thereon. The change-of-control offer will expire on June 22, 1998. Any Trident Notes tendered to Dura will be repurchased using borrowings under the Bank Credit Agreement. The Company has not guaranteed and does not otherwise have any obligations under the Trident Notes.

    UNIVERSAL. In March 1998, the Company acquired Universal, a manufacturer of jacks for the North American automotive industry, for approximately $18.0 million. Universal had 1997 revenues of approximately $37.0 million. Universal's customers include General Motors, Ford and Honda. The acquisition provided the Company with a market presence for jacks in North America and added Honda as a significant new customer.

    REOM. In December 1997, the Company acquired REOM, an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The acquisition added market penetration in parking brakes, added a new product (jacks) and established a presence in the Pacific Rim.

    THIXOTECH. In December 1997, the Company purchased approximately 19% of the outstanding common stock of Thixotech Inc. ("Thixotech") for approximately $0.5 million. The Company also loaned Thixotech an additional $2.8 million pursuant to notes which are convertible into additional common stock of Thixotech at the Company's option. If exercised, the Company could own a majority of Thixotech. Thixotech is currently pursuing the development of an alternative manufacturing technology for component parts.

    GT AUTOMOTIVE. In August 1997, the Company acquired GT Automotive for approximately $45.0 million in cash and assumed indebtedness, plus contingent payments. GT Automotive designs and manufactures column-mounted shifter systems and turn signal and tilt lever assemblies for North American OEMs. At the time of the acquisition, GT Automotive had a substantial share of the North American column-based shifter market. The acquisition of GT Automotive, combined with the Company's existing position in console-based shifter systems, increased the Company's share of the North American shifter market to the leading position. In addition, the acquisition added Nissan as a customer.

    EXCEL. In May 1997, the Company acquired the Excel Parking Brake Business from Excel for approximately $2.9 million. The acquisition increased the Company's penetration of the parking brake market and expanded the Company's relationship with Chrysler.

    VOFA. In January 1997, the Company acquired VOFA for approximately $38.0 million in cash and assumed indebtedness, plus contingent payments. VOFA designs and manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain. The acquisition added new customers, such as Mercedes, Volkswagen and BMW, provided a strong European position and established the Company's cable manufacturing capabilities globally.

    KPI. In December 1996, the Company acquired KPI from Sparton Corporation for approximately $78.8 million. KPI manufactures shifter systems, parking brake mechanisms, brake pedals, and underbody tire carriers for the North American automotive industry from facilities in Indiana and Michigan. The acquisition added significant market penetration in console-based shifter systems, increased platform content and added a significant new product line in underbody tire carriers.

    ROCKWELL PARKING BRAKE BUSINESS. In October 1996, the Company acquired the Rockwell Parking Brake Business for approximately $3.8 million. The parking brake business, which is operated from a facility in Cluses, France, added a manufacturing presence in Europe and PSA (Peugeot and Citroen) and Renault as customers.

    POLLONE. In August 1996, the Company formed a joint venture with Excel to participate equally in the acquisition of a 25.5% interest in Pollone S.A. ("Pollone"), a manufacturer of automotive components and mechanical assemblies headquartered in Sao Paulo, Brazil, for $5 million in total. The joint venture also loaned Pollone an additional $10.5 million pursuant to notes which are convertible into equity of Pollone at the joint venture's option. In January 1998, the joint venture increased its interest in Pollone to 51.0% through the conversion of certain of these notes. This investment provided the Company with a manufacturing presence in Latin America.

    In order to focus on its higher margin products, the Company sold its Window Regulator Business to Rockwell in April 1995 for approximately $18.0 million in cash, resulting in a pretax gain of $4.2 million.

    The principal executive offices of the Company are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 3,000,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $36 1/4 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be $102.2 million ($125.0 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds to repay indebtedness outstanding under the Bank Credit Agreement.


    The Company entered into a replacement agreement (the "Bank Credit Agreement") to its existing bank credit agreement (the "Old Bank Credit Agreement") in connection with the Trident Acquisition, borrowing an aggregate of $283.6 million to repay indebtedness under the Old Bank Credit Agreement and to fund the purchase price in the Trident Acquisition. Proceeds from the Offering will be used to repay indebtedness incurred under the Bank Credit Agreement in connection with the Trident Acquisition. The interest rates on the Company's initial borrowings outstanding under the Bank Credit Agreement as of April 30, 1998 ranged from 4.0% to 8.6%. The Bank Credit Agreement has a five year term. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

    The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time. The Company does not currently have any pending acquisitions that are probable.

    The Company will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                      MARKET PRICE OF CLASS A COMMON STOCK

    The Company's Class A Common Stock is traded on Nasdaq under the symbol "DRRA." The following table sets forth, for the periods indicated, the high and low closing prices for the Class A Common Stock as regularly quoted on Nasdaq. The Class A Common Stock commenced trading on August 14, 1996. Prior thereto, there was no public market for the Class A Common Stock.


                                                                   HIGH        LOW
FISCAL YEAR 1996:
  Third Quarter (commencing August 14, 1996).................... $ 19 3/4    $ 17
  Fourth Quarter................................................   27 3/4      18 3/4
FISCAL YEAR 1997:
  First Quarter................................................. $ 27        $ 23 1/8
  Second Quarter................................................   28 3/4      22 1/2
  Third Quarter.................................................   33 3/8      27
  Fourth Quarter................................................   35 3/8      23 7/8
FISCAL YEAR 1998:
  First Quarter................................................. $ 32 1/2    $ 24 3/8
  Second Quarter (through May 29, 1998).........................   40 1/4      30 3/8



    On May 29, 1998, the last reported sale price of the Class A Common Stock on Nasdaq was $36 1/4 . As of March 31, 1998, there were approximately 100 holders of record of the Class A Common Stock and 18 holders of record of the Class B Common Stock. The Company believes that there are significantly more beneficial owners of its Class A Common Stock.


                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on its Class A Common Stock in the past and currently intends to retain its earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. Any future payment of dividends is within the discretion of the Board and will depend upon, among other factors, the capital requirements, operating results and financial condition of the Company from time to time. In addition, the Company's ability to pay cash dividends on its Class A Common Stock is limited by the terms of its Bank Credit Agreement.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1998: (i) the actual consolidated capitalization of the Company, (ii) the consolidated capitalization of the Company on a pro forma basis giving effect to the Trident Acquisition and
(iii) the pro forma as adjusted capitalization giving effect to the Trident Acquisition and the Offering and the application of the net proceeds therefrom (after deducting the underwriting discounts and commissions and estimated expenses of the Offering) as set forth under "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                  AS OF MARCH 31, 1998
                                                                        -----------------------------------------
                                                                                                     PRO FORMA
                                                                                                    AS ADJUSTED
                                                                          ACTUAL    PRO FORMA (1)       (2)
                                                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................................  $   46,938   $    11,415     $   11,415
                                                                        ----------  -------------  --------------
                                                                        ----------  -------------  --------------
Debt, including current maturities:
  Old Bank Credit Agreement...........................................  $  180,193   $        --     $       --
  Bank Credit Agreement (3):
    Dura revolving credit facility....................................          --       133,255         78,605
    Dura term loan....................................................          --        50,000         50,000
    Dura interim term loan............................................          --        47,500             --
    Trident revolving credit facility.................................          --         2,800          2,800
    Trident term loan.................................................          --        50,000         50,000
    Trident acquisition facility......................................          --            --             --
  Trident Notes (4)...................................................          --        75,000         75,000
  Other...............................................................      14,245        14,245         14,245
                                                                        ----------  -------------  --------------
    Total debt........................................................     194,438       372,800        270,650
                                                                        ----------  -------------  --------------
Trust Preferred Securities (5)........................................      55,250        55,250         55,250
Stockholders' investment:
  Preferred Stock, $1.00 par value per share; 5,000,000 shares
    authorized; none issued or outstanding............................          --            --             --
  Class A Common Stock, $0.01 par value per share; 30,000,000 shares authorized; 4,175,095 shares on an actual and pro forma basis; and
    8,588,095 shares on a pro forma as adjusted basis (6).............          42            42             86
  Class B Common Stock, $0.01 par value per share; 10,000,000 shares authorized; 4,654,380 shares on an actual and pro forma basis; and
    3,246,380 shares on a pro forma as adjusted basis (6).............          46            46             32
  Additional paid-in capital..........................................      63,754        63,754        165,874
  Retained earnings...................................................      45,604        41,104         41,104
  Cumulative translation adjustment...................................      (3,677)       (3,677)        (3,677)
                                                                        ----------  -------------  --------------
    Total stockholders' investment....................................     105,769       101,269        203,419
                                                                        ----------  -------------  --------------
      Total capitalization............................................  $  355,457   $   529,319     $  529,319
                                                                        ----------  -------------  --------------
                                                                        ----------  -------------  --------------


------------------------

(1) Gives effect to the Trident Acquisition.

(2) As adjusted to give effect to the Offering, but assuming no exercise of the Underwriters' over-allotment option. Proceeds are net of the underwriting discounts and commissions and estimated expenses of the Offering.

(3) The Company entered into the Bank Credit Agreement as a replacement to the Old Bank Credit Agreement in connection with the Trident Acquisition, borrowing an aggregate of $283.6 million to repay indebtedness under its Old Bank Credit Agreement and to fund the purchase price in the Trident Acquisition. Proceeds from the Offering will be used to repay indebtedness incurred under the Bank Credit Agreement in connection with the Trident Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(4) Represents 10% Senior Subordinated Notes due 2005 issued by Trident in December 1997. Pursuant to the Trident Notes Indenture, Dura initiated a change-of-control offer on May 8, 1998 to repurchase all of the outstanding Trident Notes at a cash price of 101% of their aggregate principal amount, plus accrued and unpaid interest thereon. The change-of-control offer will expire on June 22, 1998. Any Trident Notes tendered to Dura will be repurchased using borrowings under the Bank Credit Agreement. The Company has not guaranteed and does not otherwise have any obligations under the Trident Notes.

(5) Represents the Trust Preferred Securities issued by Dura Trust in March 1998. The sole assets of the Dura Trust are approximately $56.9 million principal amount of the Company's 7 1/2% Convertible Subordinated Debentures due March 31, 2028 (the "Debentures"), such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by the Company in exchange for the common securities of the Dura Trust. The Company has guaranteed, on a limited and subordinated basis, certain obligations of Dura Trust under the Trust Preferred Securities.

(6) Reflects the conversion of 1,408,000 shares of Class B Common Stock into shares of Class A Common Stock in connection with the shares to be sold by the Selling Stockholders in the Offering.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 gives effect to (i) the acquisitions of Trident, Universal and GT Automotive, (ii) the March 1998 issuance of the Trust Preferred Securities and
(iii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1997. The results of operations of Trident represent Trident's results of operations for its fiscal year ended March 31, 1998. The results of operations of VOFA, which was acquired in January 1997, are already included in the Company's results of operations for the year ended December 31, 1997. The results of operations of the Excel Parking Brake Business prior to its acquisition on May 5, 1997 and those of REOM prior to its acquisition on December 12, 1997 have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole.

    The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 gives effect to (i) the acquisitions of Trident and Universal,
(ii) the March 1998 issuance of the Trust Preferred Securities and (iii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1998. The results of operations for GT Automotive are included in the Company's results of operations for the three months ended March 31, 1998. The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 excludes an extraordinary loss of $4.5 million, net of income taxes, that will be recorded by the Company during the second quarter of 1998 representing the write off of deferred financing fees related to the Old Bank Credit Agreement and the Trident debt.

    The Unaudited Pro Forma Balance Sheet as of March 31, 1998 gives effect to
(i) the Trident Acquisition and (ii) the Offering and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on such date. The historical balance sheet of the Company as of March 31, 1998 already reflects the acquisitions of Universal and GT Automotive and the issuance of the Trust Preferred Securities.

    The unaudited pro forma financial data presented herein are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements, and the accompanying notes, should be read in conjunction with the historical financial statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

    The acquisitions of Trident, Universal and GT Automotive have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of their respective acquisitions. These amounts have been recorded based upon preliminary estimates as of such dates. Further adjustments to the acquired assets and assumed liabilities will be reflected as a change in goodwill.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  HISTORICAL
                                  ---------------------------------------------------------------------------
                                                                                TRIDENT APRIL      TRIDENT
                                                                                   1, 1997      DECEMBER 13,
                                                                                   THROUGH      1997 THROUGH
                                                       GT                        DECEMBER 12,     MARCH 31,     PRO FORMA
                                   COMPANY (1)   AUTOMOTIVE (2)  UNIVERSAL (3)     1997 (4)       1998 (5)     ADJUSTMENTS
Statement of Operations Data:
Revenues........................    $ 449,111      $   40,641      $  40,664      $  211,203      $  86,342     $       --
Cost of sales...................      375,086          37,450         34,376         176,760         71,295         (4,848)(6)
                                  -------------  --------------  -------------  --------------  -------------  ------------
Gross profit....................       74,025           3,191          6,288          34,443         15,047          4,848
Selling, general and
  administrative expenses.......       32,815           2,850          1,345          23,881          8,343         (1,407)(7)
Amortization expense............        3,600             280             --              --          1,267          5,164(8)
                                  -------------  --------------  -------------  --------------  -------------  ------------
Operating income................       37,610              61          4,943          10,562          5,437          1,091
Interest expense, net...........        9,298           1,693             --              52          3,887          9,170(9)
Exchange loss...................           --              --             --             126            922             --
                                  -------------  --------------  -------------  --------------  -------------  ------------
Income (loss) before provision
  for income taxes and minority
  interest......................       28,312          (1,632)         4,943          10,384            628         (8,079)
Provision for income taxes......       11,670            (549)         1,977           4,799            505         (4,406)(10)
Minority interest...............           --              --             --              --             --          2,486(12)
                                  -------------  --------------  -------------  --------------  -------------  ------------
Net income (loss)...............    $  16,642      $   (1,083)     $   2,966      $    5,585      $     123     $   (6,159)
                                  -------------  --------------  -------------  --------------  -------------  ------------
                                  -------------  --------------  -------------  --------------  -------------  ------------
Basic earnings per share........    $    1.89
                                  -------------
                                  -------------
Basic shares outstanding (13)...        8,808
                                  -------------
                                  -------------
Diluted earnings per share(13)..    $    1.88
                                  -------------
                                  -------------
Diluted shares outstanding(13)..        8,869                                                                        1,289
                                  -------------                                                                ------------
                                  -------------                                                                ------------


                                    OFFERING    PRO FORMA AS
                                  ADJUSTMENTS     ADJUSTED
Statement of Operations Data:
Revenues........................   $       --    $  827,961
Cost of sales...................           --       690,119
                                  ------------  ------------
Gross profit....................           --       137,842
Selling, general and
  administrative expenses.......           --        67,827
Amortization expense............           --        10,311
                                  ------------  ------------
Operating income................           --        59,704
Interest expense, net...........       (7,150) 11)      16,950
Exchange loss...................           --         1,048
                                  ------------  ------------
Income (loss) before provision
  for income taxes and minority
  interest......................        7,150        41,706
Provision for income taxes......        2,860 (11      16,856
Minority interest...............           --         2,486
                                  ------------  ------------
Net income (loss)...............   $    4,290    $   22,364
                                  ------------  ------------
                                  ------------  ------------
Basic earnings per share........                 $     1.89
                                                ------------
                                                ------------
Basic shares outstanding (13)...        3,000        11,808
                                  ------------  ------------
                                  ------------  ------------
Diluted earnings per share(13)..                 $     1.89
                                                ------------
                                                ------------
Diluted shares outstanding(13)..        3,000        13,158
                                  ------------  ------------
                                  ------------  ------------


     See accompanying Notes to Unaudited Pro Forma Statement of Operations.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                               HISTORICAL
                                 ---------------------------------------   PRO FORMA    OFFERING     PRO FORMA
                                 COMPANY (1)   UNIVERSAL (3) TRIDENT (5)  ADJUSTMENTS  ADJUSTMENTS  AS ADJUSTED
STATEMENT OF OPERATIONS DATA:
Revenues.......................   $  125,746    $    7,836    $  78,080    $      --    $      --    $ 211,662
Cost of sales..................      104,471         6,593       64,330       (1,190)(6)         --    174,204
                                 ------------  ------------  -----------  -----------  -----------  -----------
Gross profit...................       21,275         1,243       13,750        1,190           --       37,458
Selling, general and
  administrative expenses......        9,160           318        7,551           --           --       17,029
Amortization expense...........        1,251            --          977          474(8)         --       2,702
                                 ------------  ------------  -----------  -----------  -----------  -----------
Operating income...............       10,864           925        5,222          716           --       17,727
Interest expense, net..........        2,938            --        3,430         (500)(9)     (1,788) 11)      4,080
Exchange loss..................           --            --          840           --           --          840
                                 ------------  ------------  -----------  -----------  -----------  -----------
  Income before provision for
    income taxes and minority
    interest...................        7,926           925          952        1,216        1,788       12,807
Provision for income taxes.....        3,274           370          583          235 (10        715 (11      5,177
Minority interest..............           76            --           --          545 (12         --        621
                                 ------------  ------------  -----------  -----------  -----------  -----------
Net income.....................   $    4,576    $      555    $     369    $     436    $   1,073    $   7,009
                                 ------------  ------------  -----------  -----------  -----------  -----------
                                 ------------  ------------  -----------  -----------  -----------  -----------
Basic earnings per share.......   $     0.52                                                         $    0.59
                                 ------------                                                       -----------
                                 ------------                                                       -----------
Basic shares outstanding (13)..        8,826                                                3,000       11,826
                                 ------------                                          -----------  -----------
                                 ------------                                          -----------  -----------
Diluted earnings per
  share (13)...................   $     0.52                                                         $    0.58
                                 ------------                                                       -----------
                                 ------------                                                       -----------
Diluted shares
  outstanding (13).............        9,012                                   1,131        3,000       13,143
                                 ------------                             -----------  -----------  -----------
                                 ------------                             -----------  -----------  -----------


     See accompanying Notes to Unaudited Pro Forma Statement of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(1) Represents the results of operations of the Company for the period presented. For the year ended December 31, 1997 also includes the results of operations of VOFA, the Excel Parking Brake Business, GT Automotive and REOM from the dates of their respective acquisition. For the three months ended March 31, 1998 also includes the results of operations of Universal from its date of acquisition.

(2) For the year ended December 31, 1997, represents the results of operations for GT Automotive from January 1, 1997 through the date of acquisition, August 29, 1997. Operating income and EBITDA for this period include the effect of non-recurring charges totaling $3.4 million, including $2.3 million associated with losses to be incurred on certain future contracts and $1.1 million related to one-time increases in selected asset valuation allowances and accrued liabilities. These charges reduced pro forma diluted earnings per share by $0.15.

(3) For the year ended December 31, 1997, represents the results of operations for Universal for such period. For the three months ended March 31, 1998, represents the results of operations of Universal from January 1, 1998 through the date of acquisition, March 8, 1998.

(4) For the year ended December 31, 1997, represents the results of operations from Trident's predecessor, the FKI Automotive Group (the "FKI Automotive Group") of FKI plc (together with its subsidiaries, "FKI") for the period from April 1, 1997 to December 12, 1997. Trident acquired substantially all the assets and operations of FKI Automotive Group from FKI on December 12, 1997.

(5) For the year ended December 31, 1997, represents the results of operations from Trident for the period from December 13, 1997 to March 31, 1998. Trident was formed on September 19, 1997 and had no operations prior to the acquisition of the FKI Automotive Group on December 12, 1997. For the three months ended March 31, 1998, represents the results of operations of Trident for the period from January 1, 1998 to March 31, 1998.

(6) Reflects the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of Trident, Universal and GT Automotive to their estimated useful lives at the time of their acquisition and from adjustments to value such property, plant and equipment at fair value as of the date of acquisition as follows:

                                                                                THREE MONTHS
                                                               YEAR ENDED        ENDED MARCH
                                                            DECEMBER 31, 1997      31,1998
                                                                      (IN THOUSANDS)
Adjustments:
  Trident.................................................      $   4,627         $   1,157
  Universal...............................................            200                33
  GT Automotive...........................................             21                --
                                                                   ------            ------
                                                                $   4,848         $   1,190
                                                                   ------            ------
                                                                   ------            ------

(7) Reflects adjustments for the period from April 1 to December 12, 1997 to eliminate the corporate charges to the FKI Automotive Group by FKI of $2.3 million, offset by management's estimate of ongoing corporate costs of $0.9 million.

(8) Represents the additional amortization of goodwill for the year ended December 31, 1997 and the three months ended March 31, 1998 arising from the acquisitions of Trident, Universal and GT

    Automotive, net of amortization of goodwill previously recorded by Trident and GT Automotive as follows:

                                                                                THREE MONTHS
                                                               YEAR ENDED      ENDED MARCH 31,
                                                            DECEMBER 31, 1997       1998
                                                                      (IN THOUSANDS)
Amortization of Goodwill:
  Trident.................................................      $   5,492         $   1,373
  Universal...............................................            469                78
  GT Automotive...........................................            750                --
                                                                   ------            ------
                                                                    6,711             1,451
                                                                   ------            ------
Amortization previously recorded by:
  Trident.................................................         (1,267)             (977)
  GT Automotive...........................................           (280)               --
                                                                   ------            ------
                                                                   (1,547)             (977)
                                                                   ------            ------
    Net increase..........................................      $   5,164         $     474
                                                                   ------            ------
                                                                   ------            ------

    Goodwill is amortized on a straight-line basis over a forty-year period.

(9) Represents the change in interest expense for the year ended December 31, 1997 and the three months ended March 31, 1998 arising from indebtedness incurred in connection with the acquisitions of Trident, Universal and GT Automotive, net of the interest expense previously recorded by Trident and GT Automotive, and net of the interest expense reduction arising from the application of the net proceeds of the offering of the Trust Preferred Securities, as follows:

                                                                                THREE MONTHS
                                                               YEAR ENDED       ENDED MARCH
                                                            DECEMBER 31, 1997     31, 1998
                                                                     (IN THOUSANDS)
Interest expense arising from the acquisitions of:
  Trident.................................................      $  15,036        $    3,759
  Universal...............................................          1,300               217
  GT Automotive...........................................          2,147                --
                                                                  -------           -------
                                                                   18,483             3,976
                                                                  -------           -------
Interest expense previously recorded by:
  Trident.................................................         (3,939)           (3,430)
  GT Automotive...........................................         (1,693)               --
                                                                  -------           -------
                                                                   (5,632)           (3,430)
                                                                  -------           -------
Reduction in interest expense as a result of the
  application of the proceeds from the offering of Trust
  Preferred Securities....................................         (3,681)           (1,046)
                                                                  -------           -------
Net increase (decrease)...................................      $   9,170        $     (500)
                                                                  -------           -------
                                                                  -------           -------

(10) Adjusts the provision for income taxes on a pro forma basis to reflect the Company's incremental tax rate of 40.5%.

(11) Represents the reduction in interest expense which results from the application of the net proceeds from the Offering at an assumed interest rate of 7% on the repaid borrowings and the increase in the income tax provision resulting from the reduction in interest expense. See "Use of Proceeds."

(12) Represents dividends, net of income taxes, on the Trust Preferred
    Securities.

(13) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and assumes the conversion of the Trust Preferred Securities into shares of Class A Common Stock.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)


                                                         HISTORICAL
                                                   ----------------------   PRO FORMA                 OFFERING      PRO FORMA
                                                     COMPANY     TRIDENT   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                                   -----------  ---------  ------------  ---------  -------------  -----------

                     ASSETS
Current assets:
  Cash and cash equivalents......................   $  46,938   $  11,415  $ (46,938)(1) $  11,415   $      --      $  11,415
  Accounts receivable, net.......................      89,385      48,875         --       138,260          --        138,260
  Inventories....................................      32,404      18,798         --        51,202          --         51,202
  Other current assets...........................      24,943      10,526         --        35,469          --         35,469
                                                   -----------  ---------  ------------  ---------  -------------  -----------
    Total current assets.........................     193,670      89,614    (46,938)      236,346          --        236,346
Property, plant and equipment, net...............     106,224      64,873         --       171,097          --        171,097
Goodwill, net....................................     177,459      88,945    (39,845)(3)   318,559          --        318,559
                                                                              92,000 (2)
Other assets.....................................      23,253      15,398      5,500 (1)    36,651          --         36,651
                                                                              (7,500)(4)
                                                   -----------  ---------  ------------  ---------  -------------  -----------
                                                    $ 500,606   $ 258,830  $   3,217     $ 762,653   $      --      $ 762,653
                                                   -----------  ---------  ------------  ---------  -------------  -----------
                                                   -----------  ---------  ------------  ---------  -------------  -----------

    LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term
    debt.........................................   $   2,193   $   1,500  $  (1,500)(1) $  49,693   $ (47,500)(5)  $   2,193
                                                                              47,500 (1)
  Accounts payable...............................      45,153      37,018         --        82,171          --         82,171
  Accrued expenses...............................      43,258      28,570     (3,000)(4)    68,828          --         68,828
                                                   -----------  ---------  ------------  ---------  -------------  -----------
    Total current liabilities....................      90,604      67,088     43,000       200,692     (47,500)       153,192
Long-term debt, net of current maturities........     192,245     126,300   (231,493)(1)   323,107     (54,650)(5)    268,457
                                                                             236,055 (1)
Other noncurrent liabilities.....................      56,738      24,427         --        81,165          --         81,165
Minority interests...............................          --       1,170         --         1,170          --          1,170
Redeemable ordinary shares.......................          --         740       (740)(3)        --          --             --
Trust Preferred Securities.......................      55,250          --         --        55,250          --         55,250
                                                   -----------  ---------  ------------  ---------  -------------  -----------
Stockholders' investment:
  Preferred stock................................          --          --         --            --          --             --
  Common Stock, Class A..........................          42          --         --            42          44 (5)         86
  Common Stock, Class B..........................          46          --         --            46         (14)(5)         32
  Sterling ordinary shares.......................          --          85        (85(3)         --          --             --
  U.S. dollar ordinary shares....................          --      16,704    (16,704(3)         --          --             --
  Additional paid-in capital.....................      63,754      23,556    (23,556(3)     63,754     102,120(5)     165,874
  Retained earnings..............................      45,604         123       (123(3)     41,104          --         41,104
                                                                              (4,500(4)
  Cumulative translation adjustment..............      (3,677 )    (1,363)     1,363(3)     (3,677)         --         (3,677 )
                                                   -----------  ---------  ------------  ---------  -------------  -----------
    Total stockholders' investment...............     105,769      39,105    (43,605   )   101,269     102,150        203,419
                                                   -----------  ---------  ------------  ---------  -------------  -----------
                                                   $  500,606   $ 258,830  $   3,217     $ 762,653  $       --     $  762,653
                                                   -----------  ---------  ------------  ---------  -------------  -----------
                                                   -----------  ---------  ------------  ---------  -------------  -----------


          See accompanying Notes to Unaudited Pro Forma Balance Sheet.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

(1) To reflect the financing transactions related to the Trident Acquisition. The Company financed the Trident Acquisition with cash on hand and borrowings under the Bank Credit Agreement. The following is a summary of the sources and uses of funds in connection with the Trident Acquisition:

SOURCES:
Dura revolving credit facility............  $ 133,255
Dura term loan............................     50,000
Trident term loan.........................     50,000

Trident revolving credit facility.........      2,800
                                            ---------
  Total long-term sources.................    236,055
                                            ---------
Dura interim term loan....................     47,500
Dura cash on hand.........................     46,938
                                            ---------
  Total sources...........................  $ 330,493
                                            ---------
                                            ---------


USES:
Purchase equity of Trident................  $  87,500
Transaction costs.........................      4,500
                                            ---------
                                               92,000
Financing fees............................      5,500
                                            ---------
Total purchase price and transaction
  costs...................................     97,500
                                            ---------
Retire Old Bank Credit Agreement..........    180,193
Retire Trident long-term debt.............     51,300
                                            ---------
  Total long-term debt retired............    231,493
                                            ---------
Retire Trident current maturities of
  long-term debt..........................      1,500
                                            ---------
  Total uses..............................  $ 330,493
                                            ---------
                                            ---------

(2) To reflect the incremental goodwill recognized in connection with the Trident Acquisition. The adjustment represents the purchase price of the Trident equity of $87,500 plus transaction costs of $4,500. The goodwill will be amortized on a straight-line basis over a forty-year period.

(3) To eliminate Trident's historical redeemable ordinary shares and stockholders' equity.

(4) Represents the write off of deferred financing fees of $7,500 related to the Old Bank Credit Agreement and the Trident debt, net of income tax benefits of $3,000. The net loss of $4,500 on the write off of the deferred financing fees will be recorded as an extraordinary loss by the Company during the second quarter of 1998.

(5) To reflect the application of the net proceeds of the Offering to the Company and to reflect the conversion of 1,408,000 shares of Class B Common Stock into shares of Class A Common Stock in connection with shares to be sold by the Selling Stockholders in the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

THE COMPANY

    The following table sets forth selected consolidated financial data with respect to the Company for each of the periods indicated. The selected historical financial data for the Company for the years ended December 31, 1993 through 1997 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The data as of and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of the Company's management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere herein.

                                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1993     1994 (1)   1995 (2)   1996 (3)   1997 (4)     1997       1998
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $ 129,328  $ 189,675  $ 253,726  $ 245,329  $ 449,111  $ 107,367  $ 125,746
Cost of sales............................    116,611    170,625    219,559    207,810    375,086     90,785    104,471
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit...........................     12,717     19,050     34,167     37,519     74,025     16,582     21,275
Selling, general and administrative
  expenses...............................      8,643     10,485     15,513     17,157     32,815      7,896      9,160
Amortization expense.....................        487        690      1,094      1,036      3,600        883      1,251
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.......................      3,587      7,875     17,560     19,326     37,610      7,803     10,864
Interest expense, net....................      1,533      3,473      4,822      2,589      9,298      1,896      2,938
Other income (2).........................         --         --     (4,240)        --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes.............      2,054      4,402     16,978     16,737     28,312      5,907      7,926
Provision for income taxes...............        936      1,822      6,852      6,609     11,670      2,363      3,274
Minority interest (5)....................         --         --         --         --         --         --         76
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................  $   1,118  $   2,580  $  10,126  $  10,128  $  16,642  $   3,544  $   4,576
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share (6).............  $    0.41  $    0.75  $    2.04  $    1.57  $    1.89  $    0.40  $    0.52
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings per share (6)...........  $    0.41  $    0.75  $    2.03  $    1.57  $    1.88  $    0.40  $    0.52
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA:
Depreciation and amortization............  $   2,409  $   3,725  $   5,578  $   6,079  $  12,303  $   2,905  $   3,067
Capital expenditures, net................      2,951      5,406      6,116      6,260     16,242      1,965      3,733
EBITDA (7)...............................      5,996     11,600     23,138     25,405     49,913     10,708     13,931
Net cash provided by (used in):
  Operating activities...................      3,724     (6,156)    13,138     19,792      8,516      7,285     (2,142)
  Investing activities...................     (2,951)   (46,878)    11,428    (95,093)   (93,386)   (20,575)   (22,311)
  Financing activities...................       (787)    53,037    (22,851)    75,236     87,620     17,650     67,322

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................  $   3,287  $  18,631  $  13,701  $  27,528  $  50,304  $  42,912  $ 103,066
Total assets.............................     52,823    166,133    140,531    246,129    419,264    304,548    500,606
Total debt...............................     16,792     70,112     46,639     77,376    178,081    115,202    194,438
Total stockholders' investment...........      4,369     17,418     27,683     87,367    101,708     91,043    105,769

------------------------------

(1) In August 1994, the Company acquired the Brake and Cable Business of Alkin. The results of operations of this acquired business have been included in the consolidated financial statements of the Company from August 31, 1994, the date of acquisition.

(2) In April 1995, the Company sold the net assets of its Window Regulator Business to Rockwell, realizing a pretax gain of approximately $4.2 million. The results of operations of the Window Regulator Business have been included in the consolidated financial statements of the Company through April 2, 1995, the date of divestiture.

(3) Includes the results of operations of (i) the Rockwell Parking Brake Business from October 1, 1996, and (ii) KPI from December 5, 1996, their respective dates of acquisition. The Company issued an aggregate of 3,795,000 shares of its Class A Common Stock in August 1996 in connection with the IPO.

(4) Includes the results of operations of (i) VOFA from January 1, 1997, (ii) the Excel Parking Brake Business from May 5, 1997, (iii) GT Automotive from August 29, 1997, and (iv) REOM from December 12, 1997, their respective dates of acquisition.

(5) Represents dividends, net of income taxes, on the Trust Preferred
    Securities.

(6) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and the Trust Preferred Securities. See Note 3 to Notes to Consolidated Financial Statements.

(7) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based on the Company's negotiations with its lenders, who have required that the interest payable under the Bank Credit Agreement be based, in part, on the Company's ratio of consolidated funded indebtedness to EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

TRIDENT AND THE FKI AUTOMOTIVE GROUP

    The following table sets forth selected consolidated financial data with respect to Trident and the FKI Automotive Group for each of the respective periods indicated. The selected historical financial data for each of the periods ended March 31, 1995, 1996 and 1997 have been derived from, and should be read in conjunction with, the consolidated financial statements included elsewhere herein. The audited balance sheet data as of March 31, 1995 and 1996 and the operating data for the period ended March 31, 1995 are included herein but are not presented as part of the consolidated financial statements. The data presented as of and for the periods ended March 31, 1993 and 1994 are derived from the unaudited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the data for such periods. The selected historical consolidated financial data should be read in conjunction with the consolidated financial statements included elsewhere herein.

                                                           FKI AUTOMOTIVE GROUP (1)
                                   ------------------------------------------------------------------------       TRIDENT
                                                                                                             -----------------
                                                   YEAR ENDED MARCH 31,                        APRIL 1       DECEMBER 13, 1997
                                   -----------------------------------------------------         TO                 TO
                                     1993       1994       1995       1996       1997     DECEMBER 12, 1997   MARCH 31, 1998
                                                                     (DOLLARS IN THOUSANDS)
OPERATING DATA:

  Revenues.......................  $ 245,600  $ 257,000  $ 297,139  $ 288,054  $ 297,884      $ 211,203          $  86,342
  Cost of sales..................    226,562    216,452    247,586    239,034    246,810        176,760             71,295
                                   ---------  ---------  ---------  ---------  ---------       --------      -----------------
  Gross profit...................     19,038     40,548     49,553     49,020     51,074         34,443             15,047
  Operating income (loss)........     (3,276)    11,480     14,932     13,943     19,379         10,562              5,437
  Net income (loss)..............  $  (1,781) $   5,495  $   9,684  $   8,201  $  11,757      $   5,585          $     123
OTHER DATA:
  Depreciation and
    amortization.................  $  10,053  $  10,332  $  10,348  $  10,657  $  12,531      $   8,834          $   3,547
  Capital expenditures, net......      6,139      9,677     15,997     15,355     13,323          9,853              7,810
  EBITDA (2).....................      6,777     21,812     25,280     24,600     31,910         19,396              8,984
  Net cash provided by (used in):
    Operating activities.........  $  11,823  $  11,549  $  22,466  $  16,119  $  24,009      $   5,332          $   6,196
    Investing activities.........     (6,139)    (9,677)   (15,696)   (15,204)   (12,855)        (9,636)          (163,276)
    Financing activities.........     (5,684)       (77)    (6,488)      (844)   (11,498)         2,781            168,885
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital................  $  26,621  $  27,636  $  27,417  $  27,805  $  28,150      $  32,368          $  22,526
  Total assets...................    118,446    131,731    145,048    148,284    145,589        141,338            258,830
  Total debt.....................        599        581         --         --         --             --            127,800
  Total stockholders' equity.....     67,436     71,136     78,290     87,119     88,685         92,653             39,105

------------------------------

(1) Trident acquired substantially all the assets and operations of the FKI Automotive Group from FKI on December 12, 1997.

(2) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    The Company ordinarily begins working on products awarded for new or redesigned models two to five years prior to the marketing of such models to the public. During such period, the Company incurs (i) costs related to the design and engineering of such products, (ii) costs related to the production of the tools and dies used to manufacture the new product and (iii) start-up costs associated with the initial production of such product. In general, design and engineering costs are expensed in the period incurred unless they are reimbursed by the customer, in which case they are capitalized and amortized over the life of such product as they are recovered from the customer. Costs incurred in the production of the tools and dies are generally capitalized and reimbursed by the customer prior to production. Start-up costs, which are generally incurred 30 to 60 days immediately prior to and immediately after initial production, are expensed as incurred.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship of certain items to revenues for the periods indicated:

                                                                                                 THREE MONTHS ENDED MARCH
                                                          YEAR ENDED DECEMBER 31,                          31,
                                             --------------------------------------------------  ------------------------
                                                                                     PRO FORMA
                                                1995         1996         1997         1997         1997         1998
Revenues...................................      100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales..............................       86.5         84.7         83.5         83.4         84.6         83.1
                                               -----        -----        -----        -----        -----        -----
  Gross profit.............................       13.5         15.3         16.5         16.6         15.4         16.9
Selling, general and administrative
  expenses.................................        6.1          7.0          7.3          8.2          7.3          7.3
Amortization expense.......................        0.5          0.4          0.8          1.2          0.8          1.0
                                               -----        -----        -----        -----        -----        -----
  Operating income.........................        6.9          7.9          8.4          7.2          7.3          8.6
Interest expense, net......................        1.9          1.1          2.1          2.1          1.8          2.3
Other expense (income).....................       (1.7)           --        --             0.1           --           --
                                                  -----        -----        -----        -----        -----        -----
  Income before provision for income taxes
    and minority interest..................         6.7          6.8          6.3          5.0          5.5          6.3
Provision for income taxes.................         2.7          2.7          2.6          2.0          2.2          2.6
Minority interest..........................          --           --           --          0.3           --          0.1
                                                  -----        -----        -----        -----        -----        -----
  Net income...............................         4.0 %        4.1 %        3.7 %        2.7 %        3.3 %        3.6 %
                                                  -----        -----        -----        -----        -----        -----
                                                  -----        -----        -----        -----        -----        -----


                                              PRO FORMA
                                                1998
Revenues...................................      100.0%
Cost of sales..............................       82.3
                                               -----
  Gross profit.............................       17.7
Selling, general and administrative
  expenses.................................        8.0
Amortization expense.......................        1.3
                                               -----
  Operating income.........................        8.4
Interest expense, net......................        1.9
Other expense (income).....................         0.4
                                                  -----
  Income before provision for income taxes
    and minority interest..................         6.1
Provision for income taxes.................         2.5
Minority interest..........................         0.3
                                                  -----
  Net income...............................         3.3 %
                                                  -----
                                                  -----


COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 TO THREE MONTHS ENDED MARCH 31,
  1997

    REVENUES. Revenues for the three months ended March 31, 1998 increased by $18.3 million, or 17%, to $125.7 million from $107.4 million for the three months ended March 31, 1997. The increase in revenues is primarily the result of the acquisitions of GT Automotive in August 1997, REOM in December 1997 and Universal in March 1998.

    COST OF SALES. Cost of sales for the three months ended March 31, 1998 increased by $13.7 million, or 15%, to $104.5 million from $90.8 million for the three months ended March 31, 1997. Cost of sales as a percentage of revenues for the three months ended March 31, 1998 was 83.1% compared to 84.6% for the three months ended March 31, 1997. The improvement in gross margins is the result of improved profitability at the Company's floor shifter operations, which were acquired in December 1996, due to integration cost savings.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $9.2 million for the three months ended March 31, 1998 compared to $7.9 million for the three months ended March 31, 1997. The increase was due to increased support for worldwide engineering and marketing efforts partially offset by consolidation opportunities at KPI, VOFA and GT Automotive. As a percentage of revenues, selling, general and administrative expenses were 7.3% for each of the three month periods ended March 31, 1998 and 1997.

    INTEREST EXPENSE. Interest expense for the three months ended March 31, 1998 was $2.9 million compared to $1.9 million for the three months ended March 31, 1997. The increase was due principally to borrowings incurred related to the acquisitions of GT Automotive and Universal.

    INCOME TAXES. The effective income tax rate was 41.3% for the three months ended March 31, 1998 and 40.0% for the three months ended March 31, 1997. The effective rates differed from the statutory rates as a result of higher foreign tax rates and the effects of state taxes and non-deductible goodwill amortization.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for 1997 increased by $203.8 million, or 83.1%, to $449.1 million from $245.3 million for 1996. Approximately $179.0 million of the increase relates to the acquisitions of KPI in December 1996, VOFA in January 1997 and GT Automotive in August 1997. The remaining increase is due to increased production on models served by the Company and new program awards.

    COST OF SALES. Cost of sales for 1997 increased by $167.3 million, or 80.5%, to $375.1 million from $207.8 million for 1996. As a percentage of revenues, cost of sales decreased to 83.5% for 1997 from 84.7% for 1996, resulting in an improved gross margin of 16.5% from 15.3% in the preceding year. The higher margins are a result of continued cost reduction efforts, including manufacturing process improvements such as cellular manufacturing, mistake proofing, improved capacity utilization through rationalization and consolidation of facilities and the effects of material cost reductions achieved through the centralization of purchasing efforts and the resulting greater purchasing power.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $15.7 million, or 91.3%, to $32.8 million for 1997 from $17.2 million for 1996. This increase is due to incremental costs from the acquisitions of KPI, VOFA and GT Automotive, engineering costs related to new business and costs associated with the greater involvement in the design, engineering and prototyping of systems for customers. As a percentage of revenues, selling, general and administrative expenses were 7.3% for 1997 compared to 7.0% for 1996.

    INTEREST EXPENSE. Interest expense for 1997 increased by $6.7 million to $9.3 million from $2.6 million for 1996. The increase was due principally to borrowings incurred related to the acquisitions of KPI, VOFA and GT Automotive.

    INCOME TAXES. The effective income tax rate for 1997 was 41.2% for 1997 compared to 39.5% for 1996. The effective rates differed from the statutory rates primarily as a result of an increased proportion of the Company's earnings being derived in higher tax rate jurisdictions, such as Germany and Canada, state taxes and an increase in non-deductible goodwill amortization.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues for 1996 decreased by $8.4 million, or 3.3%, to $245.3 million from $253.7 million for 1995. The decrease was due to the divestiture of the Window Regulator Business to Rockwell in April 1995, which represented a decrease of approximately $14.1 million, and the effects of the 1996 General Motors strikes, which adversely impacted the Company's operations by approximately $4.5 million. These decreases were offset by incremental new business, including the benefits of the Chrysler mini-van tailgate latch replacement program and the effects of the December 1996 acquisition of KPI.

    COST OF SALES. Cost of sales for 1996 decreased by $11.8 million, or 5.4%, to $207.8 million from $219.6 million in 1995. As a percentage of revenues, cost of sales decreased to 84.7% for 1996 from 86.5% for 1995, resulting in an improved gross margin of 15.3% from 13.5% in the preceding year. The improvement in gross margin is a result of (i) the divestiture of the Window Regulator Business, which had lower margins, (ii) the Company's cost reduction efforts, which included the implementation of more flexible cellular manufacturing methods, (iii) the closing of an under-utilized facility, and (iv) improved margins on various replacement business as a result of the Company's advanced engineering process.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.7 million, or 11.0%, to $17.2 million for 1996 from $15.5 million for 1995. As a percentage of revenues, selling, general and administrative expenses increased to 7.0% for 1996 from 6.1% for 1995, primarily as a result of the increased costs incurred in providing a greater level of design and engineering services to customers and the increased expenses related to the KPI acquisition.

    INTEREST EXPENSE. Interest expense for 1996 decreased by $2.2 million, or 45.8%, to $2.6 million from $4.8 million for 1995. The decrease was primarily due to the repayment of debt with the net proceeds from the sale of the Window Regulator Business in April 1995 and the 1996 IPO.

    INCOME TAXES. The effective income tax rate for 1996 was 39.5% compared to 40.4% for 1995. The effective rates were higher than Federal statutory rates primarily as a result of state income taxes and nondeductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

    On August 14, 1996, the Company completed the IPO of 3,795,000 shares of its Class A Common Stock at a price of $14.50 per share. The Company realized net proceeds of approximately $50.0 million from such offering.

    On March 20, 1998, Dura Trust issued the Trust Preferred Securities with an aggregate liquidation preference amount of $55.3 million. The sole assets of the Dura Trust are approximately $56.9 million principal amount of the Company's Debentures, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by the Company in exchange for the common securities of the Dura Trust. The Company has guaranteed, on a limited and subordinated basis, certain obligations of Dura Trust under the Trust Preferred Securities.

    The Company's principal source of funds has been, and is anticipated to continue to be, its cash flows from operations. During 1997, the Company generated $30.5 million from operations, before the effects of changes in working capital, compared to $19.5 million in 1996. The cash generated from operations combined with borrowings under the Company's Bank Credit Agreement were used to fund capital expenditures of $16.2 million, to provide working capital and to finance the acquisitions of KPI, VOFA and GT Automotive.

    The Company entered into the Bank Credit Agreement in connection with the Trident Acquisition, borrowing an aggregate of $283.6 million to repay indebtedness under the Old Bank Credit Agreement and to fund the purchase price in the Trident Acquisition. Proceeds from the Offering will be used to repay indebtedness incurred under the Bank Credit Agreement.

    The Bank Credit Agreement provides for borrowings of up to $402.5 million, consisting of (i) a revolving credit facility allocated to the Company's principal operating subsidiary, Dura of $200.0 million (the "Dura Revolver"),
(ii) a term loan facility allocated to Dura of $50.0 million (the "Dura Term Loan"), (iii) a twelve month interim credit facility of $47.5 million to be repaid from the proceeds of an equity offering (the "Interim Facility"), (iv) a revolving credit facility allocated to Trident of $25.0 million (the "Trident Revolver"), (v) a term loan facility allocated to Trident of $50.0 million (the "Trident Term Loan") and (vi) an acquisition facility allocated to Trident of $30.0 million (the "Trident Acquisition Facility"). The Bank Credit Agreement has a term of five years and the facilities bear interest at (i) the higher of the U.S. Federal Funds rate plus 0.5% or lender's reference rate or
(ii) at a Eurocurrency rate, plus a margin ranging from 0.0% to 2.5%, depending on the Company's ratio of consolidated funded indebtedness to EBITDA.

    The Bank Credit Agreement provides the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equal to $100.0 million. As of March 31, 1998 on a pro forma basis, the Company had outstanding borrowings under the Bank Credit Agreement of approximately $283.6 million (of which approximately $5.6 million were denominated in Canadian dollars and approximately $3.8 million were denominated in Deutsche Marks). The Bank Credit Agreement requires the Company to pay a facility fee on the commitment amount ranging from 0.2% to 0.5%, depending on the Company's consolidated ratio of total funded indebtedness to EBITDA, and contains various restrictive covenants, which, among other things, require the Company to maintain certain financial ratios, including minimum liquidity, interest coverage and net worth. The Bank Credit Agreement contains customary events of default, including cross defaults among the different facilities. The interest rate on the Company's initial borrowings outstanding under the Bank Credit Agreement as of April 30, 1998 ranged from 4.0% to 8.6%.

    Borrowings under the Dura Revolver, the Dura Term Loan and the Interim Facility are guaranteed by, and secured by substantially all the assets of, the Company, Dura and, to the extent such guarantee or security does not result in material adverse tax consequences and to the extent permitted by law, all of Dura's material subsidiaries (other than Trident and its subsidiaries). Borrowings under the Trident Revolver, the Trident Term Loan and the Trident Acquisition Facility are, to the extent such guarantee or security does not result in material adverse tax consequences and to the extent permitted by law, guaranteed by, and secured by substantially all of the assets of, the Company, Dura, Trident and their material subsidiaries.

    In December 1997, Trident issued $75 million aggregate principal amount of the Trident Notes. The Trident Notes bear interest, payable semiannually, at 10% and become due in December 2005. Pursuant to the Trident Notes Indenture, Dura initiated a change-of-control offer on May 8, 1998 to repurchase all of the outstanding Trident Notes at a cash price of 101% of their aggregate principal amount, plus accrued and unpaid interest thereon. The change-of-control offer will expire on June 22, 1998. Any Trident Notes tendered to Dura will be repurchased using borrowings under the Bank Credit Agreement. The Company has not guaranteed and does not otherwise have any obligations under the Trident Notes.

    The Company estimates that it will fund approximately $27.0 million in capital expenditures in 1998, including capital expenditures relating to Trident. These capital expenditures will be used primarily for the purchase of machinery and equipment to support new business awards, as well as to finance continued cost reduction efforts.

    The Company believes that funds available under its Bank Credit Agreement, together with funds generated by the Company's operations, will provide the Company with sufficient liquidity and capital resources for working capital, capital expenditures and other needs over the next twelve months. However, any significant acquisitions may require additional debt or equity financing. The Company believes additional financing will be available from bank lenders, through the issuance of public or private debt securities or through the additional public offerings of equity securities.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

    The Company typically experiences decreased revenues and operating income during the third calendar quarter of each year due to production shutdowns at OEMs for model changeovers and vacations.

EFFECTS OF INFLATION

    Inflation potentially affects the Company in two principal ways. First, a portion of the Company's debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact material purchases, labor and other costs. In many cases, the Company has limited ability to pass through inflation-related cost increases due to the competitive nature of the markets that the Company serves. In the past few years, however, inflation has not been a significant factor for the Company.

FOREIGN CURRENCY TRANSACTIONS

    A significant portion of the Company's revenues during the year ended December 31, 1997 and the three months ended March 31, 1998 were derived from manufacturing operations in Europe, Latin America and Canada. The results of operations and the financial position of the Company's operations in these countries are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in such countries are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

    A significant portion of the Company's assets at March 31, 1998 are based in its foreign operations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of stockholders' investment. Accordingly, the Company's consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

    The Company's strategy for management of currency risk relies primarily upon conducting its operations in such countries' respective currency and the Company may, from time to time, engage in hedging programs intended to reduce its exposure to currency fluctuations.

YEAR 2000

    The Company is in the process of replacing and upgrading its computer systems, which, among other things, will accommodate the year 2000. The Company currently expects its computer systems to be fully operational prior to the year 2000 so as not to adversely affect its operations. During 1998 and 1999, the Company expects to incur costs of approximately $1.5 million and $2.5 million, respectively, to make these replacements and upgrades, including costs relating to Trident. Failure of the Company to make required modifications on a timely basis or the inability of other companies with which the Company does business to complete their year 2000 modifications on a timely basis, could adversely affect the Company's operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises standards for disclosures about pension and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997. This standard expands or modifies disclosure and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows.

                                    BUSINESS

GENERAL

    Dura Automotive Systems, Inc. is a leading designer and manufacturer of driver control systems, cable-related systems and engineered mechanical components for the global automotive industry. The Company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The Company sells its products to the major North American, Japanese and European automotive OEMs. The Company has 38 manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, France, Germany, Mexico, Spain and the United Kingdom and has strategic alliances in India and Japan. On April 30, 1998, the Company acquired Trident, a leading international designer and manufacturer of automotive cables, and an established supplier of lighting products and door handles. The acquisition of Trident, with revenues of approximately $300 million for its latest fiscal year, enhances the Company's position as the leading supplier of driver control systems, broadens its product offerings and increases its ability to supply customers on a global basis.

    Since 1993, the Company's revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. During the last four years, the Company has successfully completed nine acquisitions and one joint venture. As a result of these acquisitions and internal growth, the Company's revenues have increased from $129.3 million in 1993 to $828.0 million in 1997 on a pro forma basis, representing a compound annual growth rate of approximately 59%. Over this same period, the Company's operating income margin has improved from 2.8% of revenues to 7.2% of revenues.

    The Company believes that it is the leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables. In addition, as a result of the Trident Acquisition, the Company believes that it is a leading supplier of automotive cables in Europe. The Company is now one of the few suppliers to offer integrated parking brake, shifter and latch systems worldwide. These systems, which consist of mechanisms and cables, require significant design and engineering expertise because they are critical to the vehicle's reliability, performance and safety. The Company believes that its customers value its ability to design, manufacture and assemble complete systems.

    The automotive components supply industry is undergoing significant consolidation and globalization as OEMs continue to reduce their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, the Company expects to continue to benefit from these trends.

    On a pro forma basis, approximately 73% of the Company's 1997 revenues were generated from sales to North American OEMs and Transplants with its major customers being Ford, GM, Chrysler, Toyota, Honda and Nissan. The Company manufactures products for many of the most popular car, light truck and sport utility models, including all ten of the top ten selling vehicles in North America for 1997: the Ford Taurus, Explorer, Ranger and F-Series pickups, GM Cavalier and C/K pickup, Dodge Ram pickup, Honda Accord and Civic, and Toyota Camry. As a result of recent acquisitions, approximately 12% of the Company's 1997 pro forma revenues were generated from sales to European OEMs, including Volkswagen, Mercedes, PSA (Peugeot and Citroen), BMW and Renault. The Company is generally the sole supplier of the parts it sells to OEMs and will ordinarily continue to supply parts for a particular model for the life of the model, which usually ranges from three to seven years.

    The Company's business objective is to capitalize on the trends in the automotive supply industry in order to be the leading provider of driver control systems, cable-related systems and engineered mechanical components to OEMs worldwide. The Company's growth strategy focuses on the identification and pursuit of (i) strategic acquisitions, (ii) systems opportunities, (iii) increased customer and platform penetration, and (iv) increased penetration of international markets, including "world car" opportunities.

    The Company has broadened its acquisition scope from the original focus on cable-driven controls to include other highly engineered automotive components. As a result, the Company competes in what it believes to be a $6 billion, highly fragmented market that provides numerous potential acquisition and joint venture opportunities. The Company seeks acquisition and joint venture opportunities that: (i) provide additional product, manufacturing and technical capabilities;
(ii) broaden the Company's geographic coverage and strengthen its ability to supply products on a global basis; (iii) increase the number of models for which the Company supplies products and increase the content supplied for existing models; and (iv) add new customers.

INDUSTRY TRENDS

    The Company's performance and growth is directly related to certain trends within the automotive market, including the consolidation of the component supply industry, the growth of system sourcing and the increase in global sourcing.

    SUPPLIER CONSOLIDATION. During the 1990s, OEMs have continued to reduce their supplier base in certain product segments, including mechanical assemblies, awarding sole-source contracts to full-service suppliers. As a result, OEMs currently work with a smaller number of full-service suppliers each of which supplies a greater proportion of the total vehicle. These requirements can best be met by suppliers with sufficient size, geographic scope and financial resources to meet such demands. For full-service suppliers such as the Company, this new environment provides an opportunity to grow by obtaining business previously provided by other non full-service suppliers and by acquiring suppliers that further enhance product, manufacturing and service capabilities. OEMs rigorously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, quality and condition of facilities and overall management. Suppliers that obtain superior ratings are considered for sourcing new business; those that do not generally continue their existing contracts, but normally do not receive additional business. Although these new supplier policies have already resulted in significant consolidation of component suppliers in certain segments, the Company believes that opportunities exist for further consolidation within the Company's segment. This is particularly true in Europe, which has many suppliers in this segment, many with relatively small market shares.

    SYSTEM SOURCING. OEMs increasingly seek suppliers capable of manufacturing complete systems of a vehicle rather than suppliers who only produce the separate parts that comprise a system. By outsourcing complete systems, OEMs are able to reduce their costs associated with the design and integration of different components and improve quality by enabling their suppliers to assemble and test major portions of the vehicle prior to beginning production. The Company has capitalized on this trend by designing its mechanisms and cable systems to function together and by providing cable and mechanism designs that are integrated into the design of the entire vehicle.

    GLOBAL SOURCING. Regions such as Asia, Latin America and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. OEMs are positioning themselves to reach these emerging markets in a cost-effective manner by seeking to design and produce "world cars" which can be designed in one vehicle center but produced and sold in many different geographic markets, thereby allowing OEMs to reduce design costs and take full advantage of low-cost manufacturing locations. OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets.

    The Company has 17 manufacturing facilities located in Australia, Brazil, Canada, France, Mexico, Germany, Spain and the United Kingdom. In addition, the Company has formed, or is in the process of forming, strategic alliances with other suppliers throughout the world. These strategic alliances, which range from investments in other manufacturers to informal understandings, should not only give the Company access to new geographic markets and customers, but also the capability of offering complementary products. The Company also has five technical centers located at its facilities in Europe and it has relocated technical personnel resources to locations in which OEMs will develop "world cars." By participating in the design of these vehicles and through implementation of manufacturing processes near the international facilities of the OEMs, the Company believes it can continue to expand on its international presence.

THE TRIDENT ACQUISITION

    Trident is a leading international designer and manufacturer of automotive cables. Trident's products include parking brake and transmission shifter cables, clutch, accelerator and speed control cables, lighting products and door handles. In its last fiscal year, approximately 71% of Trident's total revenues were derived from cables and approximately 29% were derived from lighting products, door handles and other products. The Company believes that, prior to the Trident Acquisition, Trident was one of the largest manufacturers in several markets in which the Company competes, including parking brake cables in North America and manual transmission shift cables in Europe. The Trident Acquisition adds 12 major design and manufacturing facilities located in the United States, Brazil, Canada, France, Germany and the United Kingdom and a strategic alliance in Japan. Trident's customers include the three major North American OEMs as well as Honda, Volkswagen, PSA, Toyota, Renault, Nissan, Mercedes and BMW.

    The Company believes that the Trident Acquisition provides several strategic benefits, including the following:

    INCREASED CUSTOMER PENETRATION. The Trident Acquisition significantly expands the Company's penetration with the North American OEMs, making it the largest supplier of driver control systems and cable-related systems to Ford, GM and Chrysler. The Trident Acquisition more than doubles sales to Honda, Volkswagen and PSA, substantially increases sales to BMW, Mercedes and Renault and adds new customers such as Fiat and Porsche.

    EXPANDED PRODUCT OFFERINGS AND MODULAR OPPORTUNITIES. The Trident Acquisition significantly expands the Company's offerings in automotive cables. Trident's expertise in cables, combined with the Company's expertise in mechanisms, will enhance the Company's ability to supply complete systems to Trident's current customers.

    EXPANDED GLOBAL CAPABILITIES. OEMs increasingly demand that their suppliers have global production capabilities. Trident's cable manufacturing facilities in Brazil, Canada, France, Germany and the United Kingdom further enhance the Company strategic geographic position and its ability to service both international and North American OEMs. The Trident Acquisition doubles the Company's sales generated outside of North America.

    OPERATIONAL EFFICIENCIES. The Trident Acquisition provides the Company with a number of opportunities to reduce costs and improve operational efficiencies. For example, the Company's and Trident's facilities are geographically located in such a way as to allow the Company to optimize its manufacturing, technical and administrative efforts. The increased size of the Company may also improve the Company's ability to negotiate more favorable terms on its purchasing and supply contracts, as well as achieve other operational cost savings.

    STRONG POSITION TO CAPITALIZE ON EUROPEAN CABLE TRENDS. The Trident Acquisition enhances the Company's ability to benefit from the movement by OEM's in Europe to replace linked rods in manual transmissions with cables. Management estimates that approximately 90% of all automobiles sold in

Europe have manual transmissions, of which only 20% utilize manual transmission shifter cable assemblies. The shift from rods to cables is expected to increase due to the benefits of using cable assemblies, including (i) greater design flexibility, (ii) enhanced performance, (iii) increased durability and (iv) lower weight. As a result of Trident's strong European market share and established manufacturing presence, the Company believes it is well positioned to meet this demand.

STRATEGY

    The Company's business objective is to capitalize on the consolidation, globalization and system/ modular sourcing trends in the automotive supply industry in order to be the leading provider of driver control systems, cables and engineered mechanical components to OEMs worldwide. Key elements of the Company's operating and growth strategies are outlined below:

OPERATING STRATEGY

    FULL-SERVICE DESIGN AND ENGINEERING CAPABILITIES. The Company has maintained a technological advantage through its investment in product development and advanced engineering. The Company works with OEMs throughout the product development process from concept vehicle and prototype development through the design and implementation of manufacturing processes. The Company's computer-aided design systems are compatible with its major customers, enabling the Company to communicate design developments with customer engineers throughout the design and development stage.

    EFFICIENT MANUFACTURING/CONTINUOUS IMPROVEMENT PROGRAMS. The Company continues to implement strategic initiatives designed to improve product quality and reduce manufacturing costs through, among other things, the introduction of cellular manufacturing methods, consolidation of manufacturing facilities, improvement in inventory management and reduction of scrap. Manufacturing flexibility enables the Company's facilities to produce modules and systems in a cost-effective manner and strengthens the Company's ability to meet the just-in-time and in-line sequence delivery schedules of many of its customers. In addition, the Company utilizes the Dura Operating System, which is a common set of key metrics used in all facilities, to measure actual performance in comparison to standards and goals.

    STRONG CUSTOMER RELATIONSHIPS. The Company has developed strong customer relationships with over 20 OEMs based on its long history of high-quality manufacturing and full system customer support. Significant investment in design and engineering capabilities drive new product development, lower costs and provide the capabilities necessary to produce complete systems. Access to and relationships with OEMs' engineering and purchasing personnel allow the Company to identify business opportunities and react to customer needs in the early stages of vehicle design and give it a competitive advantage in securing new business.

    DECENTRALIZED, PARTICIPATORY CULTURE. The Company's decentralized approach to managing its manufacturing facilities encourages decision making and employee participation in areas such as manufacturing processes and customer service. This "team" approach enhances communication of strategic direction and goals while facilitating a greater success rate in reaching and exceeding its objectives and fosters a unified culture. The Company provides equity incentives to managers and salaried and hourly employees through grants under the Company's stock option plan and participation in the employee stock purchase plan.

GROWTH STRATEGY

    STRATEGIC ACQUISITIONS. Since August 1994, the Company has successfully completed nine strategic acquisitions and one joint venture. The Company seeks to make acquisitions that: (i) provide additional product, manufacturing and technical capabilities; (ii) broaden the Company's geographic coverage and strengthen its ability to supply products on a global basis; (iii) increase the number of models for which the Company supplies products and increase the content level on existing models; and (iv) add new customers.

The Company competes in what it believes to be a $6 billion, highly fragmented market that provides numerous potential acquisition and joint venture opportunities.

    FOCUS ON HIGHER VALUE-ADDED SYSTEMS. OEMs continue to seek suppliers capable of manufacturing complete systems for a vehicle rather than suppliers that produce only the component parts which comprise a system. Systems manufacturing offers OEMs the opportunity for significant cost savings and improved product quality and consistency. By capitalizing on the Company's existing product portfolio and through the combination of multifunctional mechanical and cable products, the Company intends to continue to expand its capabilities to provide additional integrated systems.

    INCREASE PLATFORM AND CUSTOMER PENETRATION. The Company's strategy is to increase volume by adding new customers and to strengthen existing customer relationships by broadening its range of products through internal development efforts and acquisitions. During 1997, the Company established important new customer relationships with Mercedes, Volkswagen and BMW through the acquisition of VOFA. While maintaining its strong relationships with Ford and GM, the Company has also successfully increased its participation in the supply of its other customers' model lines. For example, during 1991, the Company participated in only a limited number of Toyota's production models. By 1997, the Company had established a supply relationship that covers a full range of Toyota vehicles, including two models manufactured in Japan. The Company has also increased the sales content on popular vehicle platforms such as Ford's Taurus/Sable and Escort, Chrysler's mini-van and Grand Cherokee, Dodge Ram and Dakota pickups, by providing additional products which were developed by the Company or added to its product line through acquisition.

    EXPAND PENETRATION OF INTERNATIONAL MARKETS. In 1997, over 70% of total worldwide passenger vehicle production occurred outside North America. To meet OEMs' increasing preference for suppliers with global capabilities, the Company has expanded its manufacturing operations into new geographic markets through strategic acquisitions and a joint venture. Consistent with this strategy, the Company believes that the VOFA (Germany and Spain), Rockwell Parking Brake Business (France), REOM (Australia) and Trident (United Kingdom, France, Brazil, Germany) acquisitions as well as the Pollone (Brazil) joint venture will expand its ability to serve its customers globally. The Company believes that increased international sales will allow the Company to mitigate the effects of cyclical downturns in a given geographic region and further diversify the Company's OEM customer base. In addition, the Company believes that its increased international presence will provide a competitive advantage in the pursuit of certain "world car" supply opportunities.

PRODUCTS

    The Company's product offerings include: automotive cables (such as parking brake, shifter, throttle, oil level, hood release, and fuel door); parking brake mechanisms (foot and hand operated); transmission shifter mechanisms (manual and automatic console-based and column-mounted); latches (primary, secondary, and combination hood, deck lid and tail gate); and other engineered mechanical components (such as underbody tire carriers, jacks, brake, clutch and accelerator pedals, and turn signal and tilt lever assemblies). The Company also designs and manufactures cables for the industrial, marine, defense and aerospace markets. The Company manufactures lighting products and door handles. The Company believes that it is a leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables. In addition, as a result of the Trident Acquisition, the Company believes that it is a leading supplier of automotive cables in Europe. The Company offers individual components as well as integrated parking brake, shifter and latch systems, which consist of mechanisms and cables.

    The following table sets forth the approximate composition by product category of the Company's revenues for the last three fiscal years and for 1997 on a pro forma basis:

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                                                               PRO FORMA
PRODUCT CATEGORY                                         1995         1996         1997          1997
Automotive cables...................................          29%          39%          44%           48%
Parking brake mechanisms............................          57           39           26            14
Transmission shifter mechanisms.....................           3            4           13            14
Jacks...............................................          --           --           --             5
Automotive lighting products........................          --           --           --             4
Latches.............................................           9           12            5             2
Other body hardware.................................           2            6           12            13
                                                             ---          ---          ---           ---
    Total...........................................         100%         100%         100%          100%
                                                             ---          ---          ---           ---
                                                             ---          ---          ---           ---

CUSTOMERS AND MARKETING

    The North American automotive market is dominated by Ford, GM and Chrysler, with Japanese and foreign manufacturers accounting for approximately 20% of the market. In North America, the Company supplies its products primarily to Ford, GM, Chrysler, Toyota and Honda. As a result of recent acquisitions, the Company added Mercedes, Volkswagen, BMW, Renault and PSA as new customers in 1997.

    The following is a summary of the Company's customers that accounted for a significant portion of consolidated revenues in the last three fiscal years and for 1997 on a pro forma basis:

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                                                               PRO FORMA
CUSTOMER                                                 1995         1996         1997          1997
Ford................................................          52%          49%          42%           31%
GM..................................................          35           36           25            23
Chrysler............................................           6            8            7            12
Volkswagen..........................................          --           --            4             5
Toyota..............................................           5            5            4             4
Mercedes............................................          --           --            4             2
BMW.................................................          --           --            3             2
Honda...............................................          --           --           --             2
PSA (Peugeot and Citroen)...........................          --           --           --             2
Renault.............................................          --           --           --             1
Nissan..............................................          --           --           --             1
Other...............................................           2            2           11            15
                                                             ---          ---          ---           ---
    Total...........................................         100%         100%         100%          100%
                                                             ---          ---          ---           ---
                                                             ---          ---          ---           ---

    The Company's customers award contracts for a particular car platform, which may include more than one car model. Such contracts range from one year to the life of the models, which is generally three to seven years, and do not require the purchase by the customer of any minimum number of parts. The Company also competes for new business to supply parts for successor models and therefore is subject to the risk that the OEM will not select the Company to produce parts on a successor model. Because the Company supplies parts for a broad cross-section of both new and mature models, its reliance on any particular model is minimized. The Company manufactures products for many of the most popular car, light truck, sport utility and mini-van models in North America and Europe. Although not comprehensive, the following table presents an overview of the major models for which the Company has orders to supply products on current or new model vehicles:

CUSTOMER                         CAR MODELS*               TRUCK AND VAN MODELS*
Ford..................  Continental/Town Car,          Aerostar, AUTOEUROPA MPV,
                        Contour/ Mystique/MONDEO,      Bronco, Econoline, ESCORT
                        Cougar, Thunderbird, Crown     VAN, Expedition/Navigator,
                        Victoria/ Grand Marquis,       F-Series,
                        Escort/Tracer, FIESTA,         Navajo/Explorer/Mountaineer,
                        Mark/Mark VIII, Mazda 626,     PAMPA, Ranger, TRANSIT,
                        Mustang, Ka, Taurus/Sable      Villager, Windstar

GM....................  Achieva/Grand Am, ASTRA,       Blazer/Jimmy/Bravada, C/K
                        Aurora/Riviera/Park Avenue,    Pickup/Tahoe/Sierra/Yukon,
                        Beretta, Century, Concours,    Silhouette/TransSport/Venture,
                        CORSA, Corvette,               CORSA PICKUP, D-20, D-40,
                        Deville/Seville/ Eldorado,     D-60, Express, P-Truck
                        Firebird/Camaro, KADETT,       Chassis, Postal, S-10
                        Lumina/Monte Carlo/            Pickup/Sonoma, Safari/ Astro,
                        Regal/Intrigue,                Savana, Silhouette/
                        Malibu/Cutlass/ Grand Prix,    TransSport/Venture,
                        Olds 88/Bonneville/ LeSabre,   Silverado, Suburban, UPS
                        Omega, Saturn, Innovate,
                        Skylark, Sunfire/ Cavalier,
                        VECTRA

Chrysler..............  Breeze, Cirrus, Intrepid/      Caravan/Voyager/Town &
                        Concorde/LHS/300M, Neon,       Country, Cherokee/Grand
                        Prowler, Sebring JX Viper,     Cherokee, Dakota/Durango,
                        Stratus                        EUROSTAR, Grand Wagoneer,
                                                       RamVan & Pickup, Wrangler

Toyota................  Avalon, Camry, Carina,         Sienna, Toyota Pickup
                        COROLLA, LEXUS, PRIZM, SOLARA

Mercedes..............  A, C, E, M AND S CLASS,        L-608 D, L709E, LS 1935, SKN,
                        CABRIO                         SPRINTER

Volkswagen/Audi.......  A4, A8, GOL, GOLF, LUPO,       BUS, KOMBI, SAVEIRO,
                        PARATI, PASSAT, POLO,          TRANSPORTER
                        QUANTUM, SANTANA, SUB-POLO

BMW...................  3, 5, 7 AND 8 SERIES           --

Citroen...............  EVASION, SAXO, XSARA, XANTIA,  BERLINGO, JUMPER
                        XM, ZX

Fiat S.P.A............  ULYSSE                         --

Honda.................  Accord, Acura, Civic           --

Nissan................  MICRA, PRIMERA                 --

Peugeot...............  106, 306, 406, 605, 806        EXPERT, PARTNER

Porsche AG............  968, 986, 996                  --
Renault...............  CLIO, ESPACE, LAGUNA, MEGANE,  KANGOO, MASTER
                        SAFRANE, TWINGO

Rover Group Limited...  METRO, ROVER 800               --

SEAT, S.A.............  AROSA, CORDOBA, IBIZA, TOLEDO  --

------------------------

* Models manufactured outside of North America are italicized.

    Most of the parts the Company produces have a lead time of two to five years from product development to production. Although not comprehensive, the following table presents an overview of the major models for which the Company has been awarded new business (i.e., parts not currently supplied by the Company):

MODEL YEAR                                     MODEL*
1999..........  GM CORSA parking brake and door cables
                GM Innovate shifter system
                GM Lumina/Monte Carlo/Regal/Intrigue jack
                GM C/K pickup hood latch
                Chrysler Grand Cherokee parking brake system and shifter and hood release cables
                PEUGEOT T1 parking brake
                Cami Sidekick shifter
                BMW E53 hood and door cables
2000..........  GM Impala/Monte Carlo shifter
                GM Deville hood latch
                GM Bonneville/LeSabre/Antares hood latch
                PEUGEOT Z8 parking brake
                FORD TRANSIT parking brake system
                Toyota Avalon 900T accelerator pedal
2001..........  Ford Explorer shifter
                Ford Lincoln LS seat release cable, parking brake and hood latch systems
                Ford U204 SUV window latch and hood release cable
                Toyota 887T SUV accelerator pedal

------------------------

* Models manufactured outside of North America are italicized.

DESIGN AND ENGINEERING SUPPORT

    The Company believes that engineering service and support are key factors in successfully obtaining new business. The Company utilizes program management with customer-dedicated program teams, which have full design, development, test and commercial issues under the operational control of a single manager. In addition, cross-functional teams are established for each new program to ensure efficient product development from program conception through product launch. The advanced technology development group focuses on enhancing product and process technology.

    The Company has nine Technical Centers, four in Michigan, two in Germany, one in the United Kingdom and two in France. A separate Advanced Technology Group has been established to maintain the Company's position as a technology leader. The Advanced Technology Group has developed many innovative features in the Company's products, including many features which were developed in conjunction with the Company's customers. The Company utilizes Computer Aided Design ("CAD") in the design process, which enables the Company to share data files with its customers via compatible systems during the design stage, thereby improving function, fit and performance within the total vehicle. The Company also utilizes CAD links with its manufacturing engineers to enhance manufacturability and quality of the designs early in the development process.

    The Company has more than 360 patents granted or in the application process. The patents granted expire over several years beginning in June 1998. Although the Company believes that, taken together, the patents are significant, the loss or expiration of any particular patent would not be material to the Company.

MANUFACTURING

    The Company uses a number of different manufacturing processes. The Company utilizes flexible manufacturing cells in both the mechanism and cable assembly processes. Manufacturing cells are clusters of individual manufacturing operations and work stations grouped in a cylindrical configuration, with the operators placed centrally within the configuration. This provides flexibility by allowing efficient changes to the number of operations each operator performs. When compared to the more traditional, less flexible assembly line process, cell manufacturing allows the Company to maintain its product output consistent with its customers' requirements and reduce the level of inventory. In addition, the Company utilizes high volume production lines for final assembly of its automotive lighting and door handle products.

    Mechanical assemblies consist of between five and 50 individual components, which are attached to form an integrated mechanism. The Company's assembly operations are performed on either dedicated, high-volume, automated assembly machines or on low capital-intensive, flexible, cell-oriented assembly units capable of low or high volume production runs. The assembly operations construct the final product through hot or cold forging machines, plastic injection molding, welding, staking and riveting the component parts. A large portion of the component parts are purchased from outside suppliers to the Company. However, the Company manufactures its own stampings, a process which consists of passing sheet metal through dies in a stamping press to form the metal into three-dimensional parts. The Company produces stamped parts using single-stage and progressive dies in presses, which range in size from 150 to 600 tons. Through cell teams, which stress employee involvement, the Company's processes are continuously upgraded to increase flexibility, improve operating safety and minimize changeover times of the dies.

    Cables are manufactured using a variety of processes, including plastic injection molding, extrusion, wire flattening, spring making and zinc diecasting. Wire is purchased from outside suppliers and then formed into contra-twisted layers on tubular stranders and bunching machines to produce up to 19-wire stranded cable. Corrosion resistance is provided by a proprietary, ceramic coating applied during the stranding process. The cable then is plastic-coated by an extrusion process to provide a smooth, low coefficient surface that results in high efficiency and durability. Conduit is then produced by flattening and coiling wire, which is then extruded with a protective coating. Proprietary strand and conduit cutting machines enable efficient processing. Assembly operations are arranged in cells to minimize inventory, improve quality, reduce scrap, improve productivity and enhance employee involvement. The cables are assembled with various attachments and end fittings that allow the customer to install the cables to the appropriate mating mechanisms.

    Headlamps and tail lamp housings are manufactured through injection molding of a variety of resins on molding machines of various sizes and types. The interior of the housings are then coated and at times vacuum metalized to obtain the proper reflective qualities. Lenses are added to the housings on a semi-automated production line. Handles are either molded on-site from various resins or die cast at a separate third-party location. Certain of the components are then passed through a nine-stage washer system, painted a variety of body colors and finally cured. The handles are then assembled and tested on a highly automated production line.

    The Company utilizes frequent communication meetings at all levels of manufacturing to provide training and instruction as well as to assure a cohesive, focused effort toward common goals. The Company encourages employee involvement in all production activity and views such involvement as a key element in the success of the Company. The Company also aggressively pursues involvement from its suppliers, which is necessary to assure a consistent flow of raw materials and components on a timely basis with consistently high quality. The Company utilizes the component suppliers where practical in the design and prototype stages of the new product development to facilitate the most comprehensive, state-of-the-art designs available. The Company has made substantial investments in manufacturing technology and product design capability to support its products, including modern manufacturing equipment, fineblanking, sophisticated computer-aided design systems and highly-trained engineering personnel. These advanced capabilities have helped to further reduce scrap rates, ensure superior product quality and increase efficiency.

    The automotive industry has adopted a quality rating system known as QS-9000, a rigorous inspection of a supplier's facilities and operating systems performed by independent certified auditors. Certification and on-going maintenance of certification is mandatory for future supply consideration. The Company has received QS-9000 certification at all of its facilities, except the facilities associated with the Rockwell Parking Brake Business, which is scheduled for certification in 1998, the Kentwood facility and the Blytheville facility.

    The Company's plants have been recognized by its customers with various awards, such as the Chrysler Gold Pentastar Award, GM Target for Excellence, Nummi Delivery Performance Award, Isuzu Quality Achievement Award, and Calsonic Supplier of the Year Award. The Company has also received an "A" rating at Peugeot and Renault. The Company has received Ford Q-1 certification at all facilities shipping current model Ford products.

COMPETITION

    The Company principally competes for new business at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before marketing of such models to the public. Once a producer has been designated to supply parts for a new program an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for the Company's products include product quality and reliability, cost, timely delivery, technical expertise and development capability, new product innovation and customer service. The Company operates in a highly competitive environment. The number of the Company's competitors has decreased due to the supplier consolidation resulting from changing OEM policies. The Company's primary competitors in mechanisms are Adwest Incorporated, Scharwaechter GmbH & Co., Teleflex Incorporated ("Teleflex"), Ficosa International, S.A., Ventra Group, Inc., and Aries Industries. The Company's primary competitors in cables are Teleflex Incorporated, Ficosa International, S.A. and Nippon Cable System Inc.

SUPPLIERS AND RAW MATERIALS

    The principal raw materials used by the Company include (i) coil steel and resin in mechanism production, (ii) metal wire and resin in cable production,
(iii) resins and lighting components in automotive lighting production and (iv) resins, paints and die cast zinc components in door handle production. The types of steel the Company purchases include hot and cold rolled, galvanized, organically coated and aluminized steel. In general, the wire used by the Company is produced from steel with many of the same characteristics with the exception that it has a higher carbon content. The Company utilizes plastic resin to produce the protective coating for its cables and production of shifter components, as well as its automotive lighting and door handle products. The Company employs just-in-time manufacturing and sourcing systems enabling it to meet customer requirements for faster deliveries while minimizing its need to carry significant inventory levels. The Company has not experienced any significant shortages of raw materials and normally does not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules.

    The Company typically negotiates blanket purchase orders or 12-month supply agreements with integrated steel suppliers, mini-mills and service centers that have demonstrated timely delivery, quality steel and competitive prices. These relationships allow the Company to order precise quantities and types of steel for delivery on short notice, thereby permitting the Company to maintain low inventories. In addition, the Company occasionally may "spot buy" steel from service centers to meet customer demand, engineering changes or new part tool trials.

    Other raw materials purchased by the Company include dies, fasteners, springs, rivets and rubber products, all of which are available from numerous sources.

EMPLOYEES

    As of March 31, 1998, on a pro forma basis, the Company had approximately 7,850 employees, approximately 1,600 of whom are salaried and the balance of whom are paid on an hourly basis.

    Approximately 2,700 employees located at the Company's facilities are currently covered by collective bargaining agreements as follows:

LOCATION               COLLECTIVE BARGAINING AGREEMENT             EXPIRATION
Australia.........  Australian Metals Workers               No term
Canada............  CAW                                     December 1998; June 1999;
                                                            September 1999
Germany...........  IG-Metall                               December 1998
                    Confederacion de Trabajadores de        Annually
Mexico............  Mexico
Spain.............  Comisiones Oberera                      December 1999
United States.....  UAW                                     December 2000

    In addition, the Company's employees in Brazil and the United Kingdom are covered by collective bargaining agreements, both of which have recently expired. The Company is currently negotiating new collective bargaining agreements at these locations.

    Although management believes that the Company's relationship with its union employees at these facilities is good, there can be no assurance that the Company will be able to negotiate new agreements on favorable terms. In the event the Company is unsuccessful in negotiating new agreements, these facilities could be subject to work stoppages, which would have a material adverse effect on the operations of the Company.

PROPERTIES

    The following table provides information regarding the Company's principal facilities. The Company believes that the productive capacity and utilization of its facilities are sufficient to allow the Company to conduct its operations in accordance with its business strategy. All of the owned facilities are subject to liens under the Company's Bank Credit Agreement.

                                            SQUARE      TYPE OF
LOCATION                                    FOOTAGE    INTEREST     DESCRIPTION OF USE
Kentwood, Michigan......................     750,000   Leased     Manufacturing

Stratford, Ontario, Canada (1)..........     250,000   Owned      Manufacturing

Barcelona, Spain........................     179,000   Owned      Manufacturing

Mancelona, Michigan.....................     167,000   Owned      Manufacturing

Moberly, Missouri.......................     165,000   Owned      Manufacturing

Butler, Indiana.........................     162,000   Owned      Manufacturing

Fremont, Michigan.......................     160,000   Owned      Manufacturing

Daun, Germany...........................     140,000   Owned      Manufacturing

East Jordan, Michigan...................     135,000   Owned      Manufacturing

Gehren, Germany.........................     129,000   Owned      Manufacturing

Le Mans, France.........................     120,000   Leased     Manufacturing

                                            SQUARE      TYPE OF
LOCATION                                    FOOTAGE    INTEREST     DESCRIPTION OF USE
Dusseldorf, Germany.....................     113,000   Leased     Manufacturing/Product
                                                                  Development

Sao Paulo, Brazil.......................     108,000   Leased     Manufacturing

Stourport-on-Severn, United Kingdom.....     100,000   Owned      Manufacturing

Blytheville, Arkansas...................     100,000   Owned      Manufacturing

Spring Lake, Michigan...................      95,000   Owned      Manufacturing

White Cloud, Michigan (2)...............      94,000   Leased     Manufacturing

Hannibal, Missouri (South)..............      90,000   Owned      Manufacturing

Stourport-on-Severn, United Kingdom.....      85,000   Owned      Manufacturing

Windsor, Ontario, Canada (2                   84,000   Owned      Manufacturing
locations)..............................

Livonia, Michigan.......................      84,000   Owned      Manufacturing

Milan, Tennessee........................      78,000   Owned      Manufacturing

Melbourne, Australia....................      77,500   Leased     Manufacturing

Milan, Tennessee........................      74,000   Owned      Manufacturing

Hartford City, Indiana..................      70,000   Owned      Manufacturing

Brownstown, Indiana.....................      68,000   Owned      Manufacturing

Brantford, Ontario, Canada..............      66,000   Owned      Manufacturing

Rochester Hills, Michigan...............      65,000   Leased     Product Development/
                                                                  Operating Headquarters

Hannibal, Missouri (North)..............      64,000   Owned      Manufacturing

Gladwin, Michigan.......................      60,000   Owned      Manufacturing

Brookfield, Missouri....................      51,000   Owned      Manufacturing

Aumenau, Germany........................      49,000   Owned      Manufacturing

Grand Haven, Michigan (2)...............      48,000   Leased     Product Development

Matamoros, Mexico.......................      42,000   Owned      Manufacturing

Warren, Michigan (2)....................      40,000   Leased     Manufacturing

Wixom, Michigan.........................      20,000   Leased     Trident North American
                                                                  Sales, Engineering
                                                                  Center and Executive
                                                                  Offices

Evry, France............................      12,000   Leased     Sales and Engineering

Cluses, France..........................      10,000   Leased     Manufacturing

Vaux le Penil, France...................       9,000   Leased     Manufacturing

Lechlade, United Kingdom................       7,700   Owned      Warehouse

Minneapolis, Minnesota..................       5,700   Leased     Corporate Headquarters

------------------------

(1) The facility consists of approximately 100,000 square feet occupied by the Company for its production facilities, approximately 65,400 square feet leased to unaffiliated third parties and approximately 84,600 square feet of space available for use by the Company which is currently used for warehousing or storage or is vacant.

(2) Manufacturing at these facilities will be consolidated into the Fremont, Michigan facility in 1998.

    Management believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current manufacturing needs.

LEGAL PROCEEDINGS

    The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any Company-designed products prove to be defective, the Company may be required to participate in a recall involving such products.

    In late 1994, Ford issued a recall of a series of manual transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the Brake and Cable Business. Ford had received several reports that the brakes failed. Pursuant to a letter agreement entered into in connection with the acquisition of the Brake and Cable Business, the Company agreed to reimburse Ford for up to $6.0 million of Ford's costs of the recall. The Company has reimbursed Ford for the full amount under this agreement. The Company is also involved in a product recall relating to the same issue with respect to the Ford Mondeo in Europe. The Company has agreed to pay 50% of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million as of December 31, 1997.

    The type of alleged failures that prompted the F-Series recalls have also led to a number of claims and lawsuits filed against Ford and, in certain instances, against the Company and/or Alkin. The Company may be subject to claims brought directly against the Company by injured occupants of Ford vehicles and to claims for contribution or indemnification asserted by Ford. The agreement relating to the acquisition of the Brake and Cable Business provided that the Company is liable for claims arising out of accidents that take place on or after August 31, 1994 and that the Company will be liable for other claims only to the extent any losses by Alkin relating to such claims are not paid by Alkin's insurance policies (either because they are not over the deductible amount, because Alkin's policy limits have been exceeded or because they are not covered by Alkin's insurance policies for other reasons). Two cases were brought directly against the Company or Alkin relating to personal injury claims, and Ford has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. The claims that purport to seek recovery for personal injury allegedly as a result of the recall condition, with several exceptions, have generally involved relatively minor injuries, suffered principally while occupants were trying to stop or jump out of rolling vehicles. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities arising out of these claims. The Company disputes this position. As of December 31, 1997, Ford had tendered its defense of 25 such claims to the Company and Alkin, and indicated that it would look to the Company and Alkin for indemnification were Ford ultimately found to be liable and required to make any payments relating to such claims. The Company and Alkin have submitted these claims to their insurance carriers. The Company has attempted to work with Ford to address the claims arising from the self-adjust parking brakes originally manufactured by the Brake and Cable Business and does not believe that these claims have adversely affected its business relationship with Ford.

    From time to time, in the ordinary course of its business, the Company receives notice from a customer that a product may not be properly functioning. For example, in November 1995, the Company was notified by Chrysler that it had received reports of a number of parking brake failures in manual transmission vehicles, particularly in Europe. Chrysler has notified the Company that as many as 60,000 vehicles may be affected. The Company is working with Chrysler to resolve this matter and does not believe the ultimate cost of resolution will have a material effect on the Company's results of operations and financial position. In addition, Chrysler has alleged that KPI produced mini-van brake pedals with improper pedal pad reinforcements, resulting in some failures as a consequence of pedal pads bending. It is possible that Chrysler could seek contribution from the Company for costs it incurs if recalls were undertaken for these or similar matters or for costs associated with possible repairs.

    In June 1996, the Company was served with a complaint alleging a wrongful death as the result of injuries purportedly caused by a defectively designed rear latch on a Chrysler mini-van. Chrysler and two other suppliers to Chrysler were also named as defendants in the complaint. The lawsuit was referred to the Company's insurance carrier. Chrysler agreed to assume the defense of, and to indemnify the Company with respect to, this claim as long as the plaintiffs do not make any claim alleging a manufacturing defect as it relates to the Company. The plaintiffs have not made such an allegation and the Company was dismissed from the claim. A second claim was served on the Company in February 1998 containing similar allegations. Chrysler has agreed to provide similar defense and indemnification with respect to such claim.

    In early November 1996, the Company was served with a lawsuit brought by affiliates of AIG, the Company's excess insurance carrier, in Toronto, Canada seeking a declaratory judgment that the umbrella and excess liability policies that it had issued to Onex do not provide coverage in connection with allegedly defective self-adjust parking brakes manufactured by Alkin prior to August 31, 1994. The AIG policies at issue provided (a) the first layer of excess coverage (beyond the Company's $3 million primary policy per year) for claims arising from August 31, 1994 to April 1, 1996 in the amount of $20 million per year, and
(b) an additional layer of excess coverage at $33 to $53 million per year. In principal part, the AIG affiliates claim that the policies do not provide coverage with respect to products manufactured prior to August 31, 1994 or liabilities assumed by the Company pursuant to purchase agreements. The AIG affiliates also claim that the policies should be voided with respect to self-adjust parking brake claims for inadequate disclosure at the time the policies were applied for. The Company and Onex dispute the allegations of the Ontario lawsuit and have filed a counterclaim against the AIG affiliates for breach of contract.

    The Company believes it maintains adequate insurance, including product liability coverage, to cover the claims described above. The Company has also established reserves in amounts it believes adequate to cover any adverse judgments. However, any adverse judgment in excess of its insurance coverage and such reserves could result in a material adverse effect on the Company.

    In February 1998, the Company was contacted by an attorney for the Lemelson Medical, Education & Research Foundation Limited Partnership (the "Foundation"), alleging that the Company's operations implicate the fields of machine vision, gauging, location analysis, flaw detection, verification and recognition in a manner that allegedly infringes the Foundation's patents. Attorneys for the Foundation have threatened to initiate litigation against the Company unless the Company agrees to pay royalty fees pursuant to a negotiated license agreement. The Company's investigation of this matter is still in its preliminary stages.

    The Company has received notice from an attorney representing Teleflex alleging that a shifter cable manufactured by VOFA infringes a U.S. patent held by Teleflex. The Company is currently in the process of investigating this matter and believes, based on the information available at this time, that this matter will not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

DURA AUTOMOTIVE


    The Company is subject to the requirements of Federal, state, local and foreign environmental and occupational health and safety laws and regulations. There can be no assurance that the Company is at all times in complete compliance with all such requirements. Although the Company has made and will continue to make capital and other expenditures to comply with environmental requirements, the Company does not expect to incur material capital expenditures for environmental controls in 1998 or 1999. Certain of the Company's operations generate hazardous substances and waste. If a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination is discovered at any of the Company's current or former properties, the

Company may be held liable for remediation costs and expenses, and the amount of such liability could be material.


    In 1995, the Michigan Department of Environmental Quality ("MDEQ") requested that Wickes and the Company investigate environmental conditions at the Company's Mancelona facility and at an adjacent property retained by Wickes. The investigations have detected trichloroethylene ("TCE") in groundwater at the Mancelona facility and offsite locations. The Company does not believe it used TCE since it acquired the Mancelona facility, although TCE may have been used by prior operators. The Company has arranged and paid for the sampling of a number of offsite residential drinking water wells and for the replacement of wells found to contain TCE above drinking water standards. In March 1998, a ski resort in the vicinity wrote to the Company asserting that the Company is liable for the cost of installing a water supply system allegedly necessary because of possible TCE contamination in the groundwater. The Company is seeking a negotiated resolution of the ski resort's potential claims. The Company may incur additional costs to further investigate, monitor or remediate the contamination, or to provide additional alternative drinking water supplies.



    In 1993, the Company received requests for information pursuant to CERCLA from the U.S. Environmental Protection Agency ("EPA") with respect to two landfill sites located in Toledo, Ohio. In 1994, the Company received a notice of potential liability under CERCLA from the EPA with respect to one of the sites. The Company responded to the requests and notice by explaining to the EPA that it had no involvement with these sites, which ceased operations prior to the formation of the Company in 1990. In October 1996, the Company received notice that a motion had been filed to add the Company as a defendant in a suit by the City of Toledo involving one of the sites. The complaint was never served on the Company. In January 1998, the City of Toledo moved to file an amended complaint which no longer named the Company as a defendant. The Company expects no further involvement in the litigation. In April 1998, the Company received correspondence from Lucas County, Ohio alleging that the Company is one of more than 60 entities with potential liability under CERCLA with respect to the King Road Landfill in Lucas County. The Company believes that the King Road Landfill ceased operations prior to the formation of the Company in 1990. Accordingly, the Company intends to deny all liability with respect to this matter.


    In connection with the Company's acquisition of certain assets from Wickes in 1990, and subject to a $750,000 threshold (which has been reached) up to a $2.5 million cap, Wickes agreed to indemnify the Company for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition. The Company and Wickes subsequently agreed that the Company had provided Wickes with timely and adequate notice with respect to certain matters (including the matters described in the immediately preceding paragraphs) and that, subject to the limitations set forth in the agreement, those matters are covered by the Wickes indemnification. There can be no assurance, however, that all costs associated with such matters will ultimately be reimbursed by Wickes or that such costs will not exceed the indemnification cap. The Company does not currently believe that any liability associated with the foregoing matters will have a material adverse effect on the Company.

    In December 1996, the Company acquired the stock of KPI from Sparton Corporation ("Sparton"). In connection with the acquisition, the subsidiaries of Sparton retained their liability under CERCLA with respect to certain waste disposal sites, subject to indemnification by Sparton for liability in excess of a $1 million aggregate threshold amount, up to a $15 million aggregate cap. Of these sites, the sites as to which the subsidiaries' liability has not yet been resolved through a settlement are the Third Site in Zionsville, Indiana and the Northeast Gravel Site in Grand Rapids, Michigan. Based upon estimates provided by Sparton, the cost to resolve the liability of the acquired subsidiaries at the Sparton-related sites is not currently expected to be material to the Company.

    In January 1997, the Company acquired the stock of VOFA. The sellers agreed to indemnify the Company for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition up to a $10 million aggregate cap. The sellers gave notice to the Company of potential environmental liabilities at the Dusseldorf facility that, subject to the limitations set forth in the agreement, should be covered by the indemnification. There can be no assurance, however, that all costs associated with such matters will ultimately be reimbursed by the sellers. The Company does not currently believe that any liability associated with the foregoing matters will be material to the Company.

    In August 1997, the Company acquired GT Automotive. In connection with the acquisition, a clean up report was commissioned to determine whether hazardous materials or hazardous substances were present in the soil, surface water or ground water at the Brantford and Windsor, Ontario facilities. The Company believes that the cost of any environmental remediation with respect to this matter will not be material to the Company.

    In March 1998, the Company acquired Universal. Universal is in the process of addressing certain environmental concerns, including the remediation of trichlorethylene contamination at or near its Butler, Indiana facility. The sellers in the Universal acquisition have agreed to indemnify the Company for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition of Universal, including the present remediation efforts. There can be no assurance, however, that all costs associated with such matters will ultimately be reimbursed by the sellers in the Universal acquisition. The Company does not currently believe that any liability associated with such matters will be material to the Company.

TRIDENT

    In connection with the acquisition of Trident from FKI (the "FKI Acquisition"), Phase I environmental assessments were performed at Trident's major facilities. The Phase I environmental assessments performed at the Kentwood, Michigan facility leased by Trident from FKI, indicated that this facility has chromium contamination of soil and groundwater, that is believed to have resulted from leakage from plastic plating operations in the 1970s. FKI has been performing remediation of chromium contamination in site groundwater under the supervision of the MDEQ and is proposing to install an expanded and upgraded groundwater containment system at the Kentwood facility. Remedial activities associated with the chromium contamination have been ongoing for approximately 15 years, and it is anticipated that such activities will continue in the near future.


    Under the terms of the Kentwood lease, FKI will be responsible for capital expenditures for certain agreed improvements to the groundwater containment system and Trident will pay the annual costs of operating and monitoring that system. In addition, the Kentwood lease provides that FKI will be solely responsible for the costs of remediation for any contamination by all hazardous substances that FKI caused. Trident, in turn, will be solely responsible for the costs of remediation for any contamination by all hazardous substances that it causes subsequent to the FKI Acquisition. However, if it cannot be determined whether FKI or Trident caused such contamination, Trident and FKI will jointly share such remediation costs as follows: (i) during the first five years of the Kentwood lease, Trident will pay 20% of such costs and (ii) such percentage will increase to 38% in the sixth year, 41% in the seventh year, 44% in the eighth year, 47% in the ninth year and 50% in the tenth and any subsequent year of the Kentwood lease. The Kentwood lease provides that Trident's remediation responsibility for such joint remedial efforts will be capped at $3.0 million for the first seven and one-half years and $5.0 million for the balance of the lease term. Under the lease, FKI is responsible for such joint remediation costs in excess of these caps.



    With the exception of the Kentwood facility, the Phase I environmental assessments conducted in connection with the FKI Acquisition did not reveal environmental matters involving actual liabilities that Trident believes are reasonably likely to be material to the Company. Under the terms of the FKI Acquisition agreement, in addition to the indemnification and other provisions contained in the Kentwood lease, FKI has agreed to indemnify Trident for any liabilities related to pre-closing disposal of hazardous materials at certain identified off-site locations by the Kentwood facility and for certain potential environmental liabilities at the Stratford, Ontario, Canada facility.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Directors and executive officers of the Company as of May 26, 1998:


NAME                             AGE                PRINCIPAL POSITION(S)
S. A. (Tony) Johnson.......          58   Chairman and Director
J. Richard Jones...........          56   Vice Chairman and Director
                                          President, Chief Executive Officer and
Karl F. Storrie............          60   Director
David R. Bovee.............          48   Vice President
Joe A. Bubenzer............          46   Senior Vice President
Stephen E. K. Graham.......          40   Vice President and Chief Financial Officer
Robert R. Hibbs............          36   Vice President and Director
John J. Knappenberger......          51   Vice President
Milton D. Kniss............          50   Vice President
Scott D. Rued..............          41   Vice President
Robert E. Brooker, Jr......          61   Director
W. H. Clement..............          70   Director
Jack K. Edwards............          53   Director
John C. Jorgensen..........          60   Director
James L. O'Loughlin........          52   Director
Robert J. Orscheln.........          45   Director
William L. (Barry)
  Orscheln.................          47   Director
Eric J. Rosen..............          37   Director


    S. A. (TONY) JOHNSON has served as Chairman and a Director of the Company since November 1990. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek, a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to the Company. Mr. Johnson is also the President of J2R. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 to August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc., a manufacturer of engineered metal stampings and assemblies for the automotive industry.

    J. RICHARD JONES has served as Vice Chairman and a Director of the Company since May 1998. Prior to the Trident Acquisition, Mr. Jones served as Group President and Chief Executive Officer of Trident's predecessor from June 1992 until December 1997 and as Chairman, Chief Executive Officer and Director of Trident from December 1997 until April 1998. From 1988 to June 1992, he served as President and Chief Operating Officer of the Process Automation Group of FKI (formerly known as the Process Control Group of FKI). In 1990, while serving in such capacity, he assumed the responsibility for the reorganization of the FKI Automotive Group. Prior thereto, Mr. Jones was Division President of Bristol Babcock, Inc., a process control company involved in the design and manufacture of telemetry equipment for the gas and water industry, and held a variety of positions in engineering, vehicular systems and operational management for the Varity Corporation.

    KARL F. STORRIE has served as President, Chief Executive Officer and a Director of the Company since March 1991. Prior to joining the Company and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

    DAVID R. BOVEE has served as Vice President of the Company since November 1990 and Chief Financial Officer of the Company from November 1990 to May 1997. Mr. Bovee also serves as Assistant Secretary for the Company. Prior to joining the Company, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.

    JOE A. BUBENZER has had responsibility for European operations since June 1997. From October 1993 to May 1997, Mr. Bubenzer served as Vice President Sales/Engineering and was named Senior Vice President in 1995. Prior to joining the Company in October 1993, Mr. Bubenzer filled various executive positions with ITT Automotive, a supplier of components to the automotive industry, where he worked for six years, and, prior to such time, at GM, where he worked for 14 years.

    STEPHEN E. K. GRAHAM has served as Vice President and Chief Financial Officer since joining the Company in June 1997. From 1996 to May 1997, Mr. Graham was Chief Financial Officer of Cambridge Industries, Inc., a North American supplier of components to the automotive industry. From 1994 to 1996, Mr. Graham was Chief Financial Officer of Truck Components, Inc., a supplier of components to the automotive and heavy truck industry. From 1989 to 1994, Mr. Graham held several positions with Magna International, Inc., an automotive components supplier.

    ROBERT R. HIBBS has served as a Director of the Company since August 1994 and as Vice President since November 1990. Mr. Hibbs, a stockholder of J2R, has also served as Vice President-Corporate Development of Hidden Creek since January 1994 and as its Director from April 1990 through December 1993. Prior thereto, Mr. Hibbs worked in the corporate finance area with Drexel Burnham Lambert, an investment banking firm, in New York from 1988 to 1990.

    JOHN J. KNAPPENBERGER has served as Vice President of Quality and Materials of the Company since December 1995. Mr. Knappenberger assumed the responsibility for sales and engineering in June 1997. Prior to joining the Company, Mr. Knappenberger was Director of Quality for Carrier Corporation's North American Operations, manufacturers of heating and air conditioning systems, from February 1992. From 1985 to 1991, Mr. Knappenberger was employed by TRW Inc., a supplier of components to the automotive industry, beginning as Director of Quality in 1985 for the Steering and Suspension Division and becoming Vice President, Quality for the Automotive Sector in 1990.

    MILTON D. KNISS has served as Vice President of Operations of the Company since January 1994. From April 1991 until January 1994, Mr. Kniss served as Director of Michigan Operations for the Company. Mr. Kniss joined the predecessor in 1981 as a Divisional Purchasing Manager, served as Plant Manager of East Jordan, Michigan from 1982 until 1986, and Plant Manager of Gordonsville, Tennessee until 1991.

    SCOTT D. RUED has served as Vice President of the Company since November 1990. Mr. Rued, a stockholder of J2R, has also served as Executive Vice President and Chief Financial Officer of Hidden Creek since January 1994 and served as its Vice President Finance and Corporate Development from June 1989 through 1993. Mr. Rued has served as Vice President, Corporate Development and a director of Tower Automotive, Inc. since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 to August 1995. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate.

    ROBERT E. BROOKER, JR. has served as a Director of the Company since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

    W. H. CLEMENT has served as a Director of the Company since 1993. Mr. Clement serves as a consultant to Hidden Creek. From 1975 until May 1994, Mr. Clement served as Chief Executive Officer or as President of Automotive Industries Holding, Inc. and its predecessor. Mr. Clement is also a director of F&M National Corporation, a bank holding company, and Tower Automotive, Inc.

    JACK K. EDWARDS has served as a Director of the Company since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President-- Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

    JOHN C. JORGENSEN has served as a Director of the Company since May 1998. Mr. Jorgensen has served as President of Ortech Co. since March 1992, Senior Vice President of Manufacturing for Orscheln Management Co. since April 1996 and Executive Vice President of Orscheln Products L.L.C. since March 1992. Prior to 1992, Mr. Jorgensen was responsible for the operations at Orscheln Co. Manufacturing.

    JAMES L. O'LOUGHLIN has served as a Director of the Company since August 1994. Mr. O'Loughlin has also served as Vice President and General Counsel to Orscheln Management Co. since December 1987 and was named Senior Vice President in October 1995.

    ROBERT J. ORSCHELN has served as a Director of the Company since May 1998. Mr. Orscheln has served as President of Orbseal Holding Co. since its founding in 1983. During the past two years, the holding company was reorganized and Mr. Orscheln also became President of Orbseal L.L.C., Orbseal-Australia L.L.C., Orbseal-Europe I L.L.C. and DeNovus L.L.C.

    WILLIAM L. (BARRY) ORSCHELN has served as a Director of the Company since August 1994. Mr. Orscheln has also served as President of Alkin (and its predecessors) since March 1994, as President of Orscheln Farm and Home since September 1995, as President of Orscheln Properties Co., L.L.C., since October 1994 and as President of Orscheln Management Co. since December 1987. Mr. Orscheln has served as a director of UMB Bank, a bank holding company, since July 1989 and as a director of Orscheln Management Co. since 1987.

    ERIC J. ROSEN has served as a Director of the Company since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Tower Automotive, Inc.

    The Company currently has twelve Directors. Each Director is elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. Executive officers of the Company are duly elected by the Board to serve until their respective successors are elected and qualified. There are no family relationships between any of the Directors or executive officers of the Company except that Messrs. Robert and Barry Orscheln are brothers.

    Certain of the Company's existing stockholders have entered into agreements pursuant to which such stockholders have agreed to vote their shares of the Company's voting stock for the election of directors designated by certain of the existing stockholders. See "Principal and Selling Stockholders--Stockholders Agreement."

    There are three Committees of the Board: the Executive Committee, the Compensation Committee and the Audit Committee. The Executive Committee, which is currently composed of Messrs. Johnson, Storrie and Barry Orscheln, exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Compensation Committee, which is currently composed of Messrs. Clement, Brooker and Edwards, reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Company and grants all options to purchase Class A Common Stock of the Company. The Audit Committee is currently composed of Messrs. Hibbs, O'Loughlin and Rosen. Among other duties, the Audit Committee reviews the internal and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Company does not have a nominating committee.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The table below sets forth certain information regarding the equity ownership of the Company as of May 26, 1998 by (i) each person or entity known to the Company who beneficially owns five percent or more of a class of Common Stock of the Company, (ii) each Director and Named Executive Officer and (iii) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                              PRIOR TO THE OFFERING           NUMBER            AFTER THE OFFERING
                                        ----------------------------------      OF      ----------------------------------
                                         NUMBER      NUMBER      PERCENT     CLASS A     NUMBER      NUMBER      PERCENT
                                           OF          OF          OF         SHARES       OF          OF          OF
DIRECTORS, OFFICERS AND 5%               CLASS A    CLASS B      VOTING      OFFERED     CLASS A    CLASS B      VOTING
  STOCKHOLDERS                           SHARES      SHARES       POWER       HEREBY     SHARES      SHARES       POWER
Onex DHC LLC (1)(2)...................         --   2,501,990       49.3%      500,000         --   1,893,990       46.1%
Alkin Co. (2)(3)......................         --   2,166,810       42.7       800,000         --   1,366,810       33.3
J2R Corporation (2)(4)................         --     408,211        8.1       100,000         --     308,211        7.5
S. A. Johnson (2)(4)..................         --     417,879        8.2       100,000         --     317,879        7.7
Karl F. Storrie (2)(5)................     44,400     115,531        2.4         5,000     39,400     115,531        2.9
David R. Bovee (2)....................      2,500      31,308       *               --      2,500      31,308       *
Joe A. Bubenzer (2)...................      3,900      35,814       *            8,000      3,900      27,814       *
Stephen E. K. Graham..................         --          --         --            --         --          --          --
Robert R. Hibbs (2)(6)................         --     416,160         8.2      100,000         --     316,160         7.7
John J. Knappenberger.................     30,959          --      *                --     30,959          --      *
Milton D. Kniss (2)...................      2,550       8,961      *                --      2,550       8,961      *
Robert E. Brooker, Jr.................     22,500          --      *                --     22,500          --      *
W. H. Clement (2).....................      2,000          --      *                --      2,000          --      *
Jack K. Edwards.......................      2,500          --      *                --      2,500          --      *
John C. Jorgenson (2)(3)..............         --   2,166,810        42.7      800,000         --   1,366,810        33.3
James L. O'Loughlin (2)(3)............         --   2,166,810        42.7      800,000         --   1,366,810        33.3
Robert J. Orscheln (2)(3).............         --   2,166,810        42.7      800,000         --   1,366,810        33.3
William L. Orscheln (2)(3)............         --   2,166,810        42.7      800,000         --   1,366,810        33.3
Eric J. Rosen (1)(2)..................      5,000   2,501,990        49.3      500,000      5,000   1,893,990        46.1
Scott D. Rued (2)(7)..................         --     412,109         8.1      100,000         --     312,109         7.6
American Express Company (8)..........    920,114          --         1.8           --    920,114          --         2.2
Dresdner RCM Global Investors LLC
  (9).................................    396,500          --      *                --    396,500          --      *
The TCW Group, Inc. (10)..............    366,000          --      *                --    366,000          --      *
State of Wisconsin Investment Board
  (11)................................    237,000          --      *                --    237,000          --      *
Frontier Capital Management Company,
  Inc. (12)...........................    216,700          --      *                --    216,700          --      *
The Northwestern Mutual Life Insurance
  Company (13)........................    206,900          --      *                --    206,900          --      *
All Directors and Officers as a group
  (18 persons)........................    116,309   4,583,063        90.6    1,413,000    111,309   3,175,063        77.6


------------------------

*   Less than one percent.

(1) Reflects shares of Class B Common Stock held by Onex DHC LLC prior to the Offering, which has shared voting power over 2,501,990 shares of Class B Common Stock (see footnote (2)) and sole dispositive power over 1,794,913 shares of Class B Common Stock. Mr. Rosen, a Director of the Company, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Class B Common Stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

(2) Onex, J2R, Messrs. Johnson, Storrie, Bovee, Bubenzer, Hibbs, Kniss, Clement, Rosen and Rued and certain of the Company's other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of Class B Common Stock in the same manner as Onex votes its shares on all matters presented to the Company's stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 49.3% of the Common Stock. All of the holders of the Company's Class B Common Stock, including Alkin, have entered into an agreement providing for the election of the Board. As a result, such stockholders collectively have voting control over 91.8% of the Common Stock. Following the completion of the Offering, such stockholders will retain approximately 79.1% of the voting power.

(3) Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin in connection with the Company's acquisition of the Brake and Cable Business from Alkin. Alkin has granted Mr. O'Loughlin options to acquire 13,218 shares of the Class B Common Stock owned by Alkin. Messrs. Jorgenson, O'Loughlin and Robert and William Orscheln are officers of Alkin and, other than Messrs. Robert and William Orscheln, each disclaims beneficial ownership of the shares owned by Alkin other than the shares subject to outstanding options. The address for Alkin is 2000 U.S. Highway 63 South, Moberly, Missouri 65270, and the address of each such individual is c/o Alkin at the same address.

(4) Includes 408,211 shares owned by J2R, of which Mr. Johnson is President, and 9,668 shares owned by Mr. Johnson. Mr. Johnson disclaims beneficial ownership of the shares owned by J2R in which he does not have a pecuniary interest. The 100,000 shares listed as being offered by such stockholder are being sold by J2R. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(5) Includes 1,400 shares owned by Mr. Storrie's wife. Mr. Storrie disclaims beneficial ownership of such shares.

(6) Includes 408,211 shares owned by J2R, of which Mr. Hibbs is a stockholder, and 7,949 shares owned by Mr. Hibbs. Mr. Hibbs disclaims beneficial ownership of the shares owned by J2R in which he does not have a pecuniary interest. The 100,000 shares listed as being offered by such stockholder are being sold by J2R. The address for Mr. Hibbs is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(7) Includes 408,211 shares owned by J2R, of which Mr. Rued is a stockholder, and 3,898 shares owned by Mr. Rued. Mr. Rued disclaims beneficial ownership of the shares owned by J2R in which he does not have a pecuniary interest. The 100,000 shares listed as being offered by such stockholder are being sold by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.


(8) American Express Company ("AEC") and American Express Financial Corporation ("AEFC") each reported as of April 30, 1998 shared dispositive power with respect to 920,114 shares of Class A Common Stock, representing 22.0% of the outstanding shares of Class A Common Stock. IDS Discovery Fund Inc. reported as of April 30, 1998 shared dispositive power with respect to 600,000 shares of Class A Common Stock, representing 14.4% of the outstanding shares of Class A Common Stock. The address for AEC is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for AEFC and IDS Discovery Fund Inc. is IDS Tower 10, Minneapolis, Minnesota 55440.

(9) Dresdner RCM Global Investors LLC, RCM Limited L.P. and RCM General Corporation each reported as of December 31, 1997 sole voting power with respect to 354,600 shares of Class A Common Stock and sole dispositive power with respect to 396,500 shares of Class A Common Stock, representing 8.5% and 9.5%, respectively, of the outstanding shares of Class A Common Stock. The address for these entities is Four Embarcadero Center, Suite 2900, San Francisco, California 94111.

(10) The TCW Group, Inc. ("TCW") and Robert Day each reported as of December 31, 1997 sole voting and dispositive power with respect to 366,000 shares of Class A Common Stock, representing 7.2% of the outstanding shares of Class A Common Stock. The address for TCW is 865 South Figueroa Street, Los Angeles, California 90017 and the address for Robert Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

(11) State of Wisconsin Investment Board ("SWIB") reported as of December 31, 1997 sole voting and dispositive power with respect to 237,000 shares of Class A Common Stock, representing 5.7% of the outstanding shares of Class A Common Stock. The address for SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

(12) As of December 31, 1997, represents 5.2% of the outstanding shares of Class A Common Stock. The address for Frontier Capital Management Company, Inc. is 99 Summer Street, Boston, Massachusetts 02110.

(13) The Northwestern Mutual Life Insurance Company ("NWMI") reported as of December 31, 1997 shared voting and dispositive power with respect to 206,900 shares of Class A Common Stock, representing 5.0% of the outstanding shares of Class A Common Stock. The address for NWMI is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. NWMI indirectly owns a majority of the outstanding capital stock of Robert W. Baird & Co. Incorporated.

STOCKHOLDERS AGREEMENT

    On August 31, 1994, the Company, Onex, J2R, Alkin and certain individuals named therein (including members of the Company's management) entered into a Stockholders Agreement (as amended, the "Stockholders Agreement"). The Stockholders Agreement requires all the parties thereto to vote their shares of Common Stock and take any other action necessary to ensure the Board will be comprised of eleven persons, seven of whom, including the two independent directors, shall be designated by Onex, J2R and certain stockholders affiliated with Hidden Creek (collectively, the "MC Stockholders") and four of whom shall be designated by Alkin (the "Alkin Stockholders"). The voting provision terminates automatically when the Alkin Stockholders cease to own at least 10% of the outstanding Common Stock. The Stockholders Agreement also contains provisions granting the parties thereto certain tag-along rights allowing them to sell their shares in certain private sales of Common Stock initiated by the other parties to the Stockholders Agreement. The Stockholders Agreement also provides that the affirmative vote of two-thirds of the Board is required to issue any Preferred Stock (as defined below) of the Company. The Stockholders Agreement also binds subsequent transferees who have acquired their shares in private sales from the parties to the Stockholders Agreement. Subject to certain exemptions, each of Alkin, Onex, J2R and the MC Stockholders have agreed not to compete with the business of the Company for a period of five years after the date of the original Stockholders Agreement and Onex, J2R, the MC Stockholders and the Company have agreed not to compete with the business of Alkin during that period. J2R, Onex and Messrs. Johnson, Rued and Hibbs have also entered into an agreement requiring the parties to vote their shares of Common Stock as directed by Onex, and providing Onex with certain first offer rights in connection with private sales of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    The total amount of authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of March 31, 1998, 4,175,095 shares of Class A Common Stock, 4,654,380 shares of Class B Common Stock and no shares of Preferred Stock were issued and outstanding. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

    The Restated Certificate and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

CLASS A COMMON STOCK

    All of the outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock to be issued by the Company in connection with the Offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Class A Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. See "Dividend Policy." The shares of Class A Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Class A Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise required by law or the Restated Certificate, the Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders, including the election of Directors.

    The Class A Common Stock is traded on Nasdaq under the symbol "DRRA."

CLASS B COMMON STOCK

    The issued and outstanding shares of Class B Common Stock generally have identical rights to those of the Class A Common Stock except with respect to voting power and conversion rights. Each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Class A Common Stock. Class B Common Stock is convertible at the option of the holder, and mandatorily convertible upon any transfer thereof (except to affiliates) and at any time that the MC Stockholders and their affiliates, in the aggregate, do not beneficially own at least 10% of the total outstanding shares of Class A Common Stock, into Class A Common Stock on a share-for-share basis. The Class B Common Stock is not registered under the Securities Act and is not listed for trading on any national securities exchange or on Nasdaq.

PREFERRED STOCK

    The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Class A Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Class A Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Class A Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock. The Stockholders Agreement provides that the affirmative vote of two-thirds of the Board is required to issue any Preferred Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board or the President of the Company, or pursuant to a resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

    The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

    Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of Directors or otherwise attempting to obtain control of the Company.

    The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of Directors will be required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments. In addition, the Class B Common Stock has ten votes, as compared to one vote for each share of Class A Common Stock, on all matters, including the election of Directors, to come before the stockholders. By virtue of such stock ownership, the holders of the Class B Common Stock will be able to control the vote on all matters submitted to a vote of the holders of Class A Common Stock, including the election of Directors, amendments to the Restated Certificate and By-laws and approval of significant corporate transactions. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. See "Risk Factors--Control by Certain Stockholders."

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate provides that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company has entered into indemnification agreements with its current Directors and executive officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Class A Common Stock is Firstar Trust Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among the Company, Dura, the Selling Stockholders and the Underwriters named below (the "Underwriting Agreement"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Robert W. Baird & Co. Incorporated, PaineWebber Incorporated and Piper Jaffray Inc. (together, the "Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Class A Common Stock set forth opposite their names below:

                                                                          NUMBER OF SHARES OF
UNDERWRITER                                                              CLASS A COMMON STOCK
Donaldson, Lufkin & Jenrette Securities Corporation....................
Robert W. Baird & Co. Incorporated.....................................
PaineWebber Incorporated...............................................
Piper Jaffray Inc......................................................

                                                                               ----------
    Total..............................................................         4,413,000
                                                                               ----------
                                                                               ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of the Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of the Class A Common Stock if any are taken.

    The Company has been advised that the Underwriters propose to offer the shares of the Class A Common Stock in part directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price less a concession not in excess of
$    per share; that the Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share on sales to other dealers; and that
after the public offering, the public offering price and other selling terms may be changed by the Underwriters. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 661,950 additional shares of Class A Common Stock at the price to the public less underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sales of Class A Common Stock offered hereby. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number of other shares to be purchased by that Underwriter bears to the total number of shares set forth on the cover page of this Prospectus.

    The Company, its Directors and executive officers and the Selling Stockholders have agreed with the Underwriters not to offer, sell, contract to sell, grant any other option to purchase or otherwise dispose of any shares of the Class A Common Stock or any securities convertible into or exercisable for, or warrants, rights or options to acquire, shares of Class A Common Stock for a period of 90 days without the prior written consent of DLJ, other than sales of Class A Common Stock under the Underwriting Agreement, the issuance of shares of Class A Common Stock upon the exercise of outstanding options and certain transfers to affiliates.

    The Company, Dura and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in respect thereof.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock or the Trust Preferred Securities. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase shares of Class A Common Stock or the Trust Preferred Securities in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Class A Common Stock or the Trust Preferred Securities in the open market to stabilize the price of the Class A Common Stock or the Trust Preferred Securities. These activities may stabilize or maintain the market price of the Class A Common Stock or the Trust Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

    The Underwriters and dealers may engage in passive market making transactions in the Class A Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Class A Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at anytime.

    The Underwriters have performed investment banking services for the Company in the past for which they has received customary compensation.

                                 LEGAL MATTERS

    Certain legal matters for the Company will be passed upon by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Gardner, Carton & Douglas, Chicago, Illinois.

                                    EXPERTS

    The audited financial statements included in the Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any agreement or other documents are not necessarily complete; with respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

    The Company is subject to the information requirements of the Exchange Act (Commission File No. 0-21139), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statements, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such material can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DURA AUTOMOTIVE SYSTEMS, INC., 4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402, TELEPHONE (612) 342-2311.

    The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Proxy Statement dated April 6, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; (iv) the Company's Current Report on Form 8-K dated September 2, 1997, as amended by its Current Report on Form 8-K/A dated November 11, 1997; (v) the Company's Current Report on Form 8-K dated May 14, 1998; and (vi) the description of the Company's Class A Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
Report of Independent Public Accountants...................................................................        F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................        F-3
Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997.................        F-4
Consolidated Statements of Stockholders' Investment for the years ended December 31, 1995, 1996 and 1997...        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
Condensed Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998 (Unaudited)...............       F-23
Condensed Consolidated Statements of Operations for the three months ended March 31, 1997 and 1998
  (Unaudited)..............................................................................................       F-24
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1998
  (Unaudited)..............................................................................................       F-25
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................       F-26
TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES
Report of Independent Public Accountants...................................................................       F-31
Consolidated Balance Sheet as of March 31, 1998............................................................       F-32
Consolidated Statement of Operations for the period from inception (September 19, 1997) to March 31,
  1998.....................................................................................................       F-33
Consolidated Statement of Shareholders' Equity for the period from inception (September 19, 1997) to March
  31, 1998.................................................................................................       F-34
Consolidated Statement of Cash Flows for the period from inception (September 19, 1997) to March 31,
  1998.....................................................................................................       F-35
Notes to Consolidated Financial Statements.................................................................       F-36

FKI AUTOMOTIVE GROUP
Reports of Independent Public Accountants..................................................................       F-48
Statement of Net Assets to be Sold as of March 31, 1997....................................................       F-50
Statements of Operations to be Sold for the years ended March 31, 1996 and 1997 and for the period from
  April 1 to December 12, 1997.............................................................................       F-51
Statements of Cash Flows from Operations to be Sold for the years ended March 31, 1996 and 1997 and for the
  period from April 1 to December 12, 1997.................................................................       F-52
Notes to Statements of Net Assets and Operations to be Sold................................................       F-53

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dura Automotive Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Dura Automotive Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dura Automotive Systems, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 30, 1998

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                      ASSETS

Current Assets:
  Cash and cash equivalents...............................................................  $    1,667  $    4,148
  Accounts receivable.....................................................................      49,490      79,032
  Inventories.............................................................................      18,093      30,301
  Other current assets....................................................................      14,678      24,800
                                                                                            ----------  ----------
      Total current assets................................................................      83,928     138,281
                                                                                            ----------  ----------
Property, Plant and Equipment:
  Land and buildings......................................................................      16,926      44,553
  Machinery and equipment.................................................................      42,800      73,892
  Construction in progress................................................................       2,811       6,616
  Less-accumulated depreciation...........................................................     (15,190)    (23,523)
                                                                                            ----------  ----------
      Net property, plant and equipment...................................................      47,347     101,538
                                                                                            ----------  ----------
Goodwill, net of accumulated amortization of $2,415 and $5,653............................     103,885     160,063
Other Assets, net of accumulated amortiztion of $556 and $918.............................      10,969      19,382
                                                                                            ----------  ----------
                                                                                            $  246,129  $  419,264
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                     LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Accounts payable........................................................................  $   30,230  $   49,153
  Accrued liabilities.....................................................................      26,090      36,583
  Current maturities of long-term debt....................................................          80       2,241
                                                                                            ----------  ----------
      Total current liabilities...........................................................      56,400      87,977
Long-Term Debt, net of current maturities.................................................      77,376     178,081
Other Noncurrent Liabilities..............................................................      24,986      51,498
                                                                                            ----------  ----------
Commitments and Contingencies (Notes 3, 8, 9 and 10)

Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; none issued or
    outstanding...........................................................................          --          --
  Common stock, Class A; par value $.01; 30,000,000 shares authorized; 3,795,000 and
    4,161,657 shares issued and outstanding...............................................          38          42
  Common stock, Class B; par value $.01; 10,000,000 shares authorized; 4,998,254 and
    4,654,380 shares issued and outstanding...............................................          50          46
  Additional paid-in capital..............................................................      62,893      63,402
  Retained earnings.......................................................................      24,386      41,028
  Cumulative translation adjustment.......................................................          --      (2,810)
                                                                                            ----------  ----------
      Total stockholders' investment......................................................      87,367     101,708
                                                                                            ----------  ----------
                                                                                            $  246,129  $  419,264
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
Revenues.....................................................................  $  253,726  $  245,329  $  449,111

Cost of sales................................................................     219,559     207,810     375,086
                                                                               ----------  ----------  ----------

      Gross profit...........................................................      34,167      37,519      74,025

Selling, general and administrative expenses.................................      15,513      17,157      32,815

Amortization expense.........................................................       1,094       1,036       3,600
                                                                               ----------  ----------  ----------

      Operating income.......................................................      17,560      19,326      37,610

Interest expense.............................................................       4,822       2,589       9,298

Gain on sale of window regulator business....................................       4,240          --          --
                                                                               ----------  ----------  ----------

      Income before income taxes.............................................      16,978      16,737      28,312

Provision for income taxes...................................................       6,852       6,609      11,670
                                                                               ----------  ----------  ----------

      Net income.............................................................  $   10,126  $   10,128  $   16,642
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Basic earnings per share (Note 3)............................................  $     2.04  $     1.57  $     1.89
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Diluted earnings per share (Note 3)..........................................  $     2.03  $     1.57  $     1.88
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               COMMON STOCK
                                             ------------------------------------------------
                                                     CLASS A                  CLASS B          ADDITIONAL              CUMULATIVE
                                             -----------------------  -----------------------    PAID-IN    RETAINED   TRANSLATION
                                               SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL    EARNINGS   ADJUSTMENT
BALANCE, December 31, 1994.................          --   $      --    4,904,186   $      49    $  13,237   $   4,132   $      --
  Repurchase of common stock, net..........          --          --      (46,204)         --         (136)         --          --
  Issuance of common stock.................          --          --      149,325           1          274          --          --
  Net income...............................          --          --           --          --           --      10,126          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

BALANCE, December 31, 1995.................          --          --    5,007,307          50       13,375      14,258          --
  Initial public offering of common stock,
    net....................................   3,795,000          38           --          --       49,537          --          --
  Repurchase of common stock, net..........          --          --       (9,053)         --          (19)         --          --
  Net income...............................          --          --           --          --           --      10,128          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

BALANCE, December 31, 1996.................   3,795,000          38    4,998,254          50       62,893      24,386          --
  Sale of stock under Employee Stock
    Discount Purchase Plan.................      16,922          --           --          --          383          --          --
  Exercise of options......................       5,861          --           --          --           85          --          --
  Collection of common stock subscriptions
    receivable.............................          --          --           --          --           41          --          --
  Conversion from Class B to Class A.......     343,874           4     (343,874)         (4)          --          --          --
  Change in cumulative translation
    adjustment.............................          --          --           --          --           --          --      (2,810)
  Net income...............................          --          --           --          --           --      16,642          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------
BALANCE, December 31, 1997.................   4,161,657   $      42    4,654,380   $      46    $  63,402   $  41,028   $  (2,810)
                                             ----------         ---   ----------         ---   -----------  ---------  -----------
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1995         1996        1997
OPERATING ACTIVITIES:
  Net income...............................................................  $    10,126  $   10,128  $    16,642
  Adjustments required to reconcile net income to net cash provided by operating activities--
      Depreciation and amortization........................................        5,578       6,079       12,303
      Deferred income tax provision........................................        5,067       3,331        1,521
      Gain on sale of window regulator business............................       (4,240)         --           --
      Change in other operating items:
        Accounts receivable................................................       11,772      (2,248)     (12,841)
        Inventories........................................................        2,167         458        2,512
        Other current assets...............................................       (1,405)      3,038       (7,803)
        Accounts payable and accrued liabilities...........................      (15,927)       (994)       3,479
        Other assets and liabilities.......................................           --          --       (7,297)
                                                                             -----------  ----------  -----------
          Net cash provided by operating activities........................       13,138      19,792        8,516
                                                                             -----------  ----------  -----------

INVESTING ACTIVITIES:
  Capital expenditures, net................................................       (6,116)     (6,260)     (16,242)
  Acquisitions, net........................................................           --     (83,850)     (70,481)
  Net proceeds from sale of window regulator business......................       18,006          --           --
  Investments in joint ventures and other..................................         (462)     (4,983)      (6,663)
                                                                             -----------  ----------  -----------
        Net cash provided by (used in) investing activities................       11,428     (95,093)     (93,386)
                                                                             -----------  ----------  -----------

FINANCING ACTIVITIES:
  Borrowings under revolving credit facility...............................       95,500     145,500      267,987
  Repayments of revolving credit facility..................................     (105,750)    (68,500)    (174,869)
  Repayments of debt.......................................................      (12,740)    (51,320)      (6,008)
  Stock offering proceeds, net.............................................           --      49,575           --
  Sale (repurchase) of common stock, net...................................          139         (19)         510
                                                                             -----------  ----------  -----------
        Net cash provided by (used in) financing activities................      (22,851)     75,236       87,620
                                                                             -----------  ----------  -----------

EFFECT OF EXCHANGE RATE ON CASH............................................           --          --         (269)
                                                                             -----------  ----------  -----------
  NET CHANGE IN CASH AND CASH EQUIVALENTS..................................        1,715         (65)       2,481
CASH AND CASH EQUIVALENTS, beginning of period.............................           17       1,732        1,667
                                                                             -----------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of period...................................  $     1,732  $    1,667  $     4,148
                                                                             -----------  ----------  -----------
                                                                             -----------  ----------  -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest...............................................................  $     4,822  $    3,195  $     8,715
                                                                             -----------  ----------  -----------
                                                                             -----------  ----------  -----------
    Income taxes...........................................................  $     2,285  $    2,087  $     5,589
                                                                             -----------  ----------  -----------
                                                                             -----------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION:

    Dura Automotive Systems, Inc. (the Company) and subsidiaries design and manufacture driver control systems, engineered mechanical components and cable-related systems for the global automotive industry. The Company has manufacturing facilities located in Indiana, Michigan, Missouri, Australia, Canada, France, Germany, Mexico and Spain, and in Brazil through its joint venture interest in Pollone S.A. (See Note 4).

2.  SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  FISCAL YEAR:

    The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company uses December 31 as its fiscal year-end.

  CASH EQUIVALENTS:

    Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

  INVENTORIES:

    Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

    Inventories consisted of the following (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1996       1997
Raw materials.............................................................  $   9,384  $  15,562
Work in process...........................................................      4,767      9,126
Finished goods............................................................      3,942      5,613
                                                                            ---------  ---------
                                                                            $  18,093  $  30,301
                                                                            ---------  ---------
                                                                            ---------  ---------

  OTHER CURRENT ASSETS:

    Other current assets consisted of the following (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1996       1997
Excess of cost over billings on uncompleted tooling projects..............  $   7,541  $  12,603
Deferred income taxes.....................................................      6,067      9,350
Prepaid expenses..........................................................      1,070      2,847
                                                                            ---------  ---------
                                                                            $  14,678  $  24,800
                                                                            ---------  ---------
                                                                            ---------  ---------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecast losses on incomplete projects are recognized currently.

  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

Buildings.....................................................      30 years
                                                                     3 to 20
Machinery and equipment.......................................         years

    Accelerated depreciation methods are used for tax reporting purposes.

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

  OTHER ASSETS:

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of transaction costs incurred related to the acquisitions and are being amortized over five to seven years.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

    Certain tooling and design costs related to previously proven product designs are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related tool. Amounts capitalized and included in other assets were $2.9 million at December 31, 1996 and $4.2 million at December 31, 1997. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently. Research and development and start-up costs, which are not material, are expensed as incurred.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  ACCRUED LIABILITIES:

    Accrued liabilities consisted of the following (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1997
Compensation and benefits...................................................................  $   9,663  $  17,170
Medical insurance...........................................................................      5,641      7,012
Other.......................................................................................     10,786     12,401
                                                                                              ---------  ---------
                                                                                              $  26,090  $  36,583
                                                                                              ---------  ---------
                                                                                              ---------  ---------

  OTHER NONCURRENT LIABILITIES:

    Other noncurrent liabilities consisted of the following (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1997
Plant closure and consolidation costs.......................................................  $   5,205  $  23,724
Legal and environmental.....................................................................      8,477      7,496
Post-retirement medical benefits............................................................      6,097      7,188
Other.......................................................................................      5,207     13,090
                                                                                              ---------  ---------
                                                                                              $  24,986  $  51,498
                                                                                              ---------  ---------
                                                                                              ---------  ---------

  REVENUE RECOGNITION AND SALES COMMITMENTS:

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to 7 years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable.

  INCOME TAXES:

    The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

  COMMON STOCK:

    The holder of each share of Class A common stock outstanding is entitled to one vote per share and the holder of each share of Class B common stock outstanding is entitled to ten votes per share.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  STOCK OPTIONS:

    The Company accounts for stock options under the provisions of Accounting Principles Board Opinion (APB) No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of Statement of Financial Accounting Standards
(SFAS) No. 123 are included in Note 3.

  USE OF ESTIMATES:

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

  RECLASSIFICATIONS:

    Certain amounts previously reported in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation. The reclassifications had no effect on previously reported net income or stockholders' investment.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

    During June 1997, the Financial Accounting Standards Board released SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in 1998 and is currently analyzing the impact it will have on the disclosures in the financial statements.

    During June 1997, the Financial Accounting Standards Board released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3.  STOCKHOLDERS' INVESTMENT:

  INITIAL PUBLIC OFFERING OF CLASS A COMMON STOCK:

    On August 14, 1996, the Company completed an initial public offering of 3,795,000 shares of its Class A common stock at $14.50 per share (the "Offering"). The Company received net proceeds of approximately $50 million from the Offering. Net proceeds from the Offering were used to repay certain

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3.  STOCKHOLDERS' INVESTMENT: (CONTINUED)
outstanding indebtedness. Immediately prior to the completion of the Offering, the Company's board of directors and stockholders approved an Amended and Restated Certificate of Incorporation and a recapitalization pursuant to which the outstanding shares of the Company's Class A, B and C common stock were exchanged for 4,998,254 shares in the aggregate of the Company's new Class B common stock (out of a total of 10,000,000 shares of Class B common stock authorized for issuance under the Amended and Restated Certificate of Incorporation). Immediately after the consummation of the recapitalization and the Offering, the Company had 8,793,254 shares of common stock outstanding. In addition, the Company has options outstanding to purchase 32,045 shares of Class B common stock at an exercise price of $1.45 per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the earliest period presented.

  EARNINGS PER SHARE:

    Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method as follows (in thousands, except per share data):

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
Net income...................................................  $  10,126  $  10,128  $  16,642
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Weighted average number of Class A common shares
  outstanding................................................         --      1,434      3,907
Weighted average number of Class B common shares
  outstanding................................................      4,967      5,000      4,901
Dilutive effect of outstanding stock options after
  application of the treasury stock method...................         22         28         61
                                                               ---------  ---------  ---------
Diluted shares outstanding...................................      4,989      6,462      8,869
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Basic earnings per share.....................................  $    2.04  $    1.57  $    1.89
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Diluted earnings per share...................................  $    2.03  $    1.57  $    1.88
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The Company adopted SFAS No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's reported earnings per share (EPS) for 1995 and 1996 have been restated as follows:

                                                                                 1995       1996
Primary EPS as reported......................................................  $    2.03  $    1.57
Effect of SFAS No. 128.......................................................       0.01         --
                                                                               ---------  ---------
Basic EPS as restated........................................................  $    2.04  $    1.57
                                                                               ---------  ---------
                                                                               ---------  ---------
Fully diluted EPS as reported................................................  $    2.03  $    1.57
Effect of SFAS No. 128.......................................................         --         --
                                                                               ---------  ---------
Diluted EPS as restated......................................................  $    2.03  $    1.57
                                                                               ---------  ---------
                                                                               ---------  ---------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3.  STOCKHOLDERS' INVESTMENT: (CONTINUED)
  STOCK OPTION PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the 1996 Key Employee Stock Option Plan (the "Stock Option Plan"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options to Employee Participants covering up to 600,000 shares of Class A common stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                                                                WEIGHTED
                                                                     SHARES                      AVERAGE
                                                                      UNDER       EXERCISE      EXERCISE
                                                                     OPTION        PRICES         PRICE
Outstanding, December 31, 1995....................................         --  $           --   $      --
  Granted.........................................................    108,134           14.50       14.50
  Granted.........................................................     76,100           20.75       20.75
  Granted.........................................................      3,500           23.50       23.50
                                                                    ---------  --------------  -----------
Outstanding, December 31, 1996....................................    187,734     14.50-23.50       17.20
  Granted.........................................................     20,000           28.00       28.00
  Granted.........................................................     80,000           24.50       24.50
  Granted.........................................................     44,300           25.75       25.75
  Exercised.......................................................     (5,861)    14.50-20.75       14.61
  Forfeited.......................................................     (9,500)          20.75       20.75
                                                                    ---------  --------------  -----------
Outstanding, December 31, 1997....................................    316,673  $  14.50-28.00   $   20.86
                                                                    ---------  --------------  -----------
                                                                    ---------  --------------  -----------

    Of the outstanding options at December 31, 1997, options covering 89,798 shares are currently exercisable with a weighted average exercise price of $16.84 per share.

    The weighted average fair value of options granted during 1996 was $8.92 and during 1997 was $14.05.

    As of December 31, 1997, the outstanding stock options granted in 1996 have a remaining contractual life of 9 years and the outstanding stock options granted in 1997 have a remaining contractual life of 10 years.

  INDEPENDENT DIRECTOR STOCK OPTION PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Class A common stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least 100 percent of the fair value of the Class A common stock at the time the option is issued. Such option grants vest six months from the date of grant. As of December 31, 1997, the Company had granted options under the Director Option Plan to acquire 21,000 shares of the Company's Class A common stock at an exercise price of $24.50 to $25.50 per share. As of December 31, 1997, 5,000 of these options were exercisable.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3.  STOCKHOLDERS' INVESTMENT: (CONTINUED)
  EMPLOYEE STOCK DISCOUNT PURCHASE PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") which provides for the sale of up to 500,000 shares of the Company's Class A common stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Class A common stock at the date of purchase, as defined. No shares of Class A common stock were issued to employees pursuant to this plan during the year ended December 31, 1996 and 16,922 shares of Class A common stock were issued during the year ended December 31, 1997. The weighted average fair value of shares sold in 1997 was $22.63.

  STOCK-BASED COMPENSATION PLANS:

    As discussed above, the Company has two stock option plans, the Stock Option Plan and the Director Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined as allowed under SFAS No. 123 the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995       1996       1997
Net income..................................     As Reported  $  10,126  $  10,128  $  16,642
                                                   Pro Forma  $  10,126  $  10,093  $  16,504
Basic earnings per share....................     As Reported  $    2.04  $    1.57  $    1.89
                                                   Pro Forma  $    2.04  $    1.57  $    1.87
Diluted earnings per share..................     As Reported  $    2.03  $    1.57  $    1.88
                                                   Pro Forma  $    2.03  $    1.56  $    1.86

    The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1996 and 1997.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.1% to 6.6% in 1996 and 5.7% to 6.5% in 1997; expected life of seven years for 1996 and 1997; expected volatility of 19%, 24% and 28% in 1996 and 38% and 45% in 1997.

  DIVIDENDS:

    The Company has not declared or paid any cash dividends in the past. As discussed in Note 5, the Company's debt agreement restricts the amount of dividends the Company can declare or pay. As of December 31, 1997, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  ACQUISITIONS AND DIVESTITURE:

    In August 1996, the Company formed a joint venture with Excel Industries, Inc. (Excel) to participate equally in the acquisition of a 26 percent interest in Pollone S.A. (Pollone), a manufacturer of automotive components and mechanical assemblies headquartered in Brazil, for $5 million in total. The Company has accounted for its portion of this investment using the cost method of accounting. The joint venture has also loaned Pollone an additional $10.5 million pursuant to notes which bear interest at approximately 7% and mature from August 1998 through August 2000. Certain of these notes are convertible into equity of Pollone, at the joint venture's option. The investment and the notes are included in other assets in the accompanying consolidated balance sheets.

    In October 1996, the Company acquired the parking brake business of Rockwell Light Vehicle Systems France S.A. (the French Operations). The aggregate purchase price was approximately $3.75 million. The parking brake business is operated from a facility in Cluses, France. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    In December 1996, the Company acquired all of the outstanding common stock of KPI Automotive Group (KPI) from Sparton Corporation for approximately $78.8 million in cash. KPI manufactures shifter systems, parking brake mechanisms, brake pedals, underbody spare tire carriers and airbag components for the North American automotive industry from facilities in Indiana and Michigan. The acquisition was financed with proceeds from borrowings under the Company's revolving credit facility.

    In January 1997, the Company acquired all of the outstanding common stock of the VOFA Group (VOFA) for approximately $38 million in cash and assumed indebtedness. The cash portion of the purchase price was financed with borrowings under the Company's bank credit agreement. The Company will also make additional payments of up to approximately $6 million if certain operating targets are achieved by VOFA in the first three years following the acquisition. VOFA manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain.

    In May 1997, the Company acquired the automotive parking brake business from Excel for approximately $2.9 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    In August 1997, the Company acquired GT Automotive Systems, Inc. (GT Automotive), headquartered in Livonia, Michigan. GT Automotive has manufacturing facilities in Livonia and Warren, Michigan and Windsor and Brantford, Ontario, Canada, with annual revenues of approximately $70 million. Initial consideration for the acquisition of GT Automotive was $45 million in cash and assumed indebtedness. The Company will also make additional payments of up to $15 million if certain operating targets are achieved by GT Automotive in the first two years following the acquisition. The acquisition was financed with proceeds from borrowings under the Company's bank credit agreement, as amended.

    In December 1997, the Company acquired all of the outstanding common stock of REOM Industries, an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    The acquisitions of the French Operations, KPI, VOFA, the Excel parking brake business and GT Automotive have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  ACQUISITIONS AND DIVESTITURE: (CONTINUED)
The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed of the Excel parking brake business and GT Automotive have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded included approximately $13.6 million for costs associated with the shutdown and consolidation of certain acquired facilities and $16.6 million for severance and related costs. At December 31, 1997 liabilities for approximately $11.6 million for facility related costs and $14.9 million in severance costs remain on the consolidated balance sheet. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acqusition.

    On April 2, 1995, the Company sold the net assets of its window regulator business to Rockwell International Corporation for approximately $18 million in cash, resulting in a pretax gain of approximately $4.2 million. The results of operations of the window regulator business have been included in the accompanying consolidated financial statements through April 2, 1995, the date of divestiture.

    Following are unaudited consolidated pro forma results of operations for the year ended December 31, 1997 giving effect to the acquisition of GT Automotive as if it were completed at the beginning of the period (in thousands, except per share data):

                                                                                PRO FORMA FOR
                                                                                THE YEAR ENDED
                                                                                DEC. 31, 1997
Revenues......................................................................    $  489,752
                                                                                --------------
                                                                                --------------
Net income....................................................................    $   14,830
                                                                                --------------
                                                                                --------------
Basic earnings per share......................................................    $     1.68
                                                                                --------------
                                                                                --------------
Diluted earnings per share....................................................    $     1.67
                                                                                --------------
                                                                                --------------

    The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  DEBT:

    Debt consisted of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996        1997
Revolving credit facility, due August 2002, interest at the lender's prevailing reference rate plus .5% or the Eurocurrency rate plus .5%, at the discretion of the Company (6.06% to 8.25% at December 31, 1996
 and 3.94% to 8.5% at December 31, 1997)...............................  $  77,000  $  165,158
Other..................................................................        456      15,164
                                                                         ---------  ----------
                                                                            77,456     180,322
                                                                         ---------  ----------
Less--Current maturities...............................................        (80)     (2,241)
                                                                         ---------  ----------
                                                                         $  77,376  $  178,081
                                                                         ---------  ----------
                                                                         ---------  ----------

    Future maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

1998..............................................................  $   2,241
1999..............................................................      5,006
2000..............................................................      2,004
2001..............................................................      1,156
2002..............................................................    169,915
                                                                    ---------
                                                                    $ 180,322
                                                                    ---------
                                                                    ---------

    The Company's bank credit agreement, as amended, consists of a revolving credit facility with a committed amount of $200 million and is collateralized by substantially all assets of the Company. The agreement also provides the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equivalent to $50 million ($30 million sub-limit for Deutsche Marks). As of December 31, 1997, $158.8 million of borrowings outstanding under the revolving credit facility are denominated in U.S. dollars, $2.8 million of borrowings are denominated in Canadian dollars and $3.6 million of borrowings are denominated in Deutsche Marks. The bank credit agreement requires the Company to pay a facility fee on the commitment amount of .25% and contains various restrictive covenants, which, among other matters, require the Company to maintain certain financial ratios, including minimum liquidity and interest coverage. The bank credit agreement also limits additional indebtedness, investments, rental obligations and cash dividends. The Company was in compliance with all such covenants at December 31, 1997. In addition, the Company has outstanding letters of credit in the amount of approximately $3 million expiring through July 2000.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES:

    The provision for income taxes consisted of the following (in thousands):

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1995       1996       1997
Current.........................................................  $   1,785  $   3,278  $  10,149
Deferred........................................................      5,067      3,331      1,521
                                                                  ---------  ---------  ---------
  Total.........................................................  $   6,852  $   6,609  $  11,670
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1995       1996       1997
Federal provision at statutory rates............................  $   5,898  $   5,858  $   9,909
State taxes, net of federal benefit.............................        685        652        990
Foreign provision in excess of US tax rate......................         --         --        444
Amortization of non-deductible goodwill.........................        255        224        440
Foreign sales corporation benefit...............................         --       (192)      (260)
Other, net......................................................         14         67        147
                                                                  ---------  ---------  ---------
  Total.........................................................  $   6,852  $   6,609  $  11,670
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    A summary of deferred tax assets (liabilities) is as follows (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1997
Accrued legal and insurance costs........................................  $   5,306  $   6,150
Accrued plant closure and consolidation costs............................      1,332      5,560
Depreciation and property basis differences..............................     (3,539)    (4,100)
Deferred design costs....................................................     (1,251)    (1,480)
Inventory valuation adjustments..........................................        307      1,330
Postretirement benefit obligations.......................................      1,247      1,280
Accrued compensation cost................................................        798      1,230
Other reserves and accruals not deductible for tax purposes..............      1,867        568
Canadian net operating loss carryforwards................................         --      1,475
Valuation allowance......................................................         --     (1,475)
                                                                           ---------  ---------
Net deferred income tax asset............................................  $   6,067  $  10,538
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance was established for the Canadian net operating losses acquired in connection with the acquisition of GT Automotive as their realization is not assured.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. MAJOR CUSTOMERS:

    The Company sells its products directly to automobile manufacturers. Following is a summary of customers that accounted for a significant portion of consolidated revenues for each of the three years in the period ended December 31, 1997:

                                                                       YEARS ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1995       1996       1997
Ford..............................................................        52%        49%        42%
GM................................................................        35%        36%        25%
Chrysler..........................................................         6%         8%         7%

    As of December 31, 1996 and 1997, receivables from these customers represented 89 percent and 71 percent of total accounts receivable.

8. EMPLOYEE BENEFIT PLANS:

  PENSION PLANS:

    The Company sponsors two defined benefit pension plans which cover certain hourly and salary employees. The Company's policy is to make annual contributions to the plans to fund the normal cost and the unfunded frozen initial liability over 11.5 years. The salaried employee related plan was curtailed during 1996. The Company agreed to provide certain additional benefits to a defined group of individuals who were included in the salaried employee plan under a separate defined contribution plan, and has accrued the present value of such benefits. The net effect of the curtailment and the provision for benefits under the separate defined contribution plan was not material.

    Net pension expense consisted of the following (in thousands):

                                                                         YEARS ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1995       1996       1997
Service cost-benefits earned during the year........................  $     413  $     236  $     185
Interest cost on projected benefit obligation.......................        277        243        252
Return on plan assets...............................................       (150)      (237)      (232)
Net amortization and deferral.......................................         26         65         42
                                                                      ---------  ---------  ---------
  Net pension expense...............................................  $     566  $     307  $     247
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    Pursuant to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company has recorded deferred pension costs of $194,000, $393,000 and $347,000 at December 31, 1995, 1996 and 1997,
respectively, related to the minimum pension liability, which are classified as other assets in the accompanying consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The funded status of the Company's plans is as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
Actuarial present value of:
  Vested benefit obligation................................................  $   2,825  $   3,491
                                                                             ---------  ---------
                                                                             ---------  ---------
  Accumulated benefit obligation...........................................  $   3,393  $   4,157
                                                                             ---------  ---------
                                                                             ---------  ---------
  Projected benefit obligation.............................................  $   3,393  $   4,157
Plan assets at fair value..................................................      2,732      3,206
                                                                             ---------  ---------
  Projected benefit obligation in excess of plan assets....................        661        951
Unrecognized net loss......................................................        (31)      (527)
Prior service cost.........................................................       (393)      (347)
Adjustment to recognize minimum liability..................................        660        874
                                                                             ---------  ---------
  Accrued pension costs....................................................  $     897  $     951
                                                                             ---------  ---------
                                                                             ---------  ---------

    The accumulated and projected benefit obligations were determined using an assumed discount rate of 7.5 percent for the years ended December 31, 1996 and 1997. The assumed long-term rate of return on assets was 8.0 percent at December 31, 1996 and 1997. Plan assets consist principally of common stock, fixed income securities and guaranteed investment contracts.

  RETIREMENT SAVINGS PLANS:

    The Company sponsors employee retirement savings plans which allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Such employer contributions totaled $976,000, $1.6 million and $2.2 million during fiscal 1995, 1996 and 1997.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. EMPLOYEE BENEFIT PLANS: (CONTINUED)

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

    The Company has various postretirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligations under these plans.

    Net periodic postretirement benefit cost is as follows (in thousands):

                                                                                 YEARS ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1995       1996       1997
Service cost-benefits earned during the year................................  $      74  $      84  $     101
Interest cost on projected benefit obligation...............................        679        558        433
Net amortization and deferral...............................................        124        127        (97)
                                                                              ---------  ---------  ---------
  Net periodic postretirement benefit cost..................................  $     877  $     769  $     437
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    The funded status of the Company's plans is as follows (in thousands):

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1996       1997
Accumulated benefit obligation.......................................................  $   4,544  $   5,755
Plan assets at fair value............................................................         --         --
                                                                                       ---------  ---------
  Projected benefit obligation in excess of plan assets..............................      4,544      5,755
Prior service cost...................................................................         97         89
Unrecognized net gain................................................................      1,456      1,344
                                                                                       ---------  ---------
  Accrued postretirement benefits....................................................  $   6,097  $   7,188
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    For measurement purposes, a 7 percent annual rate of increase for the healthcare cost trend was assumed for 1997. The rate was assumed to decrease 1 percent annually to 5 percent and remain level thereafter. Increasing the assumed healthcare cost trend assumption by one percentage point would increase the accumulated postretirement benefit obligation by approximately $510,000 and the net periodic postretirement expense by approximately $89,000 for the year ended December 31, 1997.

9.  COMMITMENTS AND CONTINGENCIES:

  ALKIN SERVICE AND SUPPLY AGREEMENTS:

    In connection with the 1994 acquisition of Alkin Co. (Alkin), the Company entered into agreements with Alkin whereby the Company receives services related to data processing, payroll and personnel administration, and other administrative matters. Amounts paid under these service agreements were $1.8 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1996 and 1997. Future minimum commitments under the service agreements are approximately $80,000 in 1998. In addition, the Company and Alkin have mutually agreed to supply each other's operations with certain items necessary for the manufacture of their products. These supply agreements are for periods of up to five years and are at terms which the Company believes are no less favorable than could be obtained from an independent party.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
  LEASES:

    The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1997 under these operating leases are as follows (in thousands):

YEAR                                                                AMOUNT
1998.............................................................  $   1,306
1999.............................................................        930
2000.............................................................        631
2001.............................................................        471
2002.............................................................        353
Thereafter.......................................................        869
                                                                   ---------
                                                                   $   4,560
                                                                   ---------
                                                                   ---------

  LITIGATION:

    The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company.

10.  RELATED PARTY TRANSACTIONS:

    The Company paid fees to Hidden Creek Industries (HCI), an affiliate of the Company, of approximately $250,000 in 1995 in connection with the divestiture, $750,000 in 1996 in connection with the acquisitions and the Offering and $850,000 in 1997 in connection with the acquisitions of VOFA and GT Automotive. In addition, under the terms of a management agreement, which was terminated in August 1996, the Company paid HCI monthly management fees for certain administrative services. Total management fees of approximately $733,000 for the year ended December 31, 1995 and $881,000 for the year ended December 31, 1996 are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 4 for discussion of acquisitions and divestiture.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a condensed summary of actual quarterly results of operations for 1996 and 1997 (in thousands, except per share amounts):

                                                                                                 BASIC       DILUTED
                                                             GROSS     OPERATING      NET      EARNINGS     EARNINGS
                                                REVENUES    PROFIT      INCOME      INCOME     PER SHARE    PER SHARE
1996:
  First......................................  $   59,303  $   7,732   $   3,336   $   1,347   $    0.27    $    0.27
  Second.....................................      68,054     10,952       6,822       3,607        0.72         0.72
  Third......................................      57,130      7,552       3,250       1,746        0.25         0.25
  Fourth.....................................      60,842     11,283       5,918       3,428        0.39         0.39
                                               ----------  ---------  -----------  ---------       -----        -----
                                               $  245,329  $  37,519   $  19,326   $  10,128   $    1.57    $    1.57
                                               ----------  ---------  -----------  ---------       -----        -----
                                               ----------  ---------  -----------  ---------       -----        -----
1997:
  First......................................  $  107,367  $  16,582   $   7,803   $   3,544   $    0.40    $    0.40
  Second.....................................     115,350     19,239      10,769       5,100        0.58         0.58
  Third......................................     101,862     15,449       6,920       2,657        0.30         0.30
  Fourth.....................................     124,532     22,755      12,118       5,341        0.61         0.60
                                               ----------  ---------  -----------  ---------       -----        -----
                                               $  449,111  $  74,025   $  37,610   $  16,642   $    1.89    $    1.88
                                               ----------  ---------  -----------  ---------       -----        -----
                                               ----------  ---------  -----------  ---------       -----        -----

    The sum of per share amounts for the quarters does not necessarily equal the total for the year due to the timing of the Offering and its effects on the computation of weighted average number of shares outstanding.

12.  ACQUISITION AND OFFERINGS (UNAUDITED):

  ACQUISITION:

    In April 1998, a wholly owned subsidiary of the Company acquired Trident, a leading international designer and manufacturer of automotive cables, for approximately $87.5 million in cash and assumed indebtedness. Trident had annual revenues of approximately $300 million at the time of the acquisition. The acquisition was financed with proceeds from borrowings under a new bank credit agreement.

  CONVERTIBLE TRUST PREFERRED SECURITIES OFFERING:

    In March 1998, Dura Automotive Systems Capital Trust, a wholly owned statutory business trust of the Company, completed the offering of $55.3 million of its 7 1/2% Convertible Trust Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $52.6 million. The Preferred Securities are redeemable, in whole or part, on or after March 31, 2001, and all Preferred Securities must be redeemed no later than March 31, 2028. The Preferred Securities are convertible, at the option of the holder, into Class A common stock of the Company at a rate of 0.5831 shares of Class A common stock for each Preferred Security, which is equivalent to a conversion price of $42 7/8 per share. The net proceeds of the offering were used to repay outstanding indebtedness during April 1998.

  PUBLIC OFFERING:

    On May 21, 1998, the Company's board of directors approved the filing of a Form S-3 Registration Statement with the Securities and Exchange Commission for the sale of up to 3,661,950 shares of the Company's Class A common stock to the public (the "Offering"). In addition, certain stockholders of the Company are selling up to 1,413,000 shares of Class A common stock in the Offering. The Company intends to use the net proceeds of the Offering to repay certain outstanding indebtedness.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                                                        DECEMBER 31,
                                                                                            1997       MARCH 31,
                                                                                                         1998
                                                                                                      (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $    4,148    $  46,938
  Accounts receivable.................................................................       79,032       89,385
  Inventories.........................................................................       30,301       32,404
  Other current assets................................................................       24,800       24,943
                                                                                        ------------  -----------
    Total current assets..............................................................      138,281      193,670
Property, plant and equipment, net....................................................      101,538      106,224
Goodwill, net.........................................................................      160,063      177,459
Other assets, net.....................................................................       19,382       23,253
                                                                                        ------------  -----------
                                                                                         $  419,264    $ 500,606
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                       LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities:
  Current maturities of long-term debt................................................   $    2,241    $   2,193
  Accounts payable....................................................................       49,153       45,153
  Accrued liabilities.................................................................       36,583       43,258
                                                                                        ------------  -----------
    Total current liabilities.........................................................       87,977       90,604
Long-term debt, net of current maturities.............................................      178,081      192,245
Other noncurrent liabilities..........................................................       51,498       56,738
Mandatorily redeemable convertible trust preferred securities.........................           --       55,250
                                                                                        ------------  -----------
Stockholders' investment:
  Preferred stock.....................................................................           --           --
  Common stock--Class A...............................................................           42           42
  Common stock--Class B...............................................................           46           46
  Additional paid-in capital..........................................................       63,402       63,754
  Retained earnings...................................................................       41,028       45,604
  Cumulative translation adjustment...................................................       (2,810)      (3,677)
                                                                                        ------------  -----------
    Total stockholders' investment....................................................      101,708      105,769
                                                                                        ------------  -----------
                                                                                         $  419,264    $ 500,606
                                                                                        ------------  -----------
                                                                                        ------------  -----------

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS--UNAUDITED)

                                                                                      THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                    ----------------------
                                                                                       1997        1998
Revenues..........................................................................  $  107,367  $  125,746
Cost of sales.....................................................................      90,785     104,471
                                                                                    ----------  ----------
  Gross profit....................................................................      16,582      21,275
Selling, general and administrative expenses......................................       7,896       9,160
Amortization expense..............................................................         883       1,251
                                                                                    ----------  ----------
  Operating income................................................................       7,803      10,864
Interest expense, net.............................................................       1,896       2,938
                                                                                    ----------  ----------
  Income before provision for income taxes and minority interest..................       5,907       7,926
Provision for income taxes........................................................       2,363       3,274
Minority interest.................................................................          --          76
                                                                                    ----------  ----------
  Net income......................................................................  $    3,544  $    4,576
                                                                                    ----------  ----------
                                                                                    ----------  ----------
Basic earnings per share..........................................................  $     0.40  $     0.52
                                                                                    ----------  ----------
                                                                                    ----------  ----------
Basic shares outstanding..........................................................       8,801       8,826
                                                                                    ----------  ----------
                                                                                    ----------  ----------
Diluted earnings per share........................................................  $     0.40  $     0.52
                                                                                    ----------  ----------
                                                                                    ----------  ----------
Diluted shares outstanding........................................................       8,856       9,012
                                                                                    ----------  ----------
                                                                                    ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (AMOUNTS IN THOUSANDS--UNAUDITED)

                                                                                       THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                     ----------------------
                                                                                        1997        1998
OPERATING ACTIVITIES:
  Net income.......................................................................  $    3,544  $    4,576
  Adjustments to reconcile net income to net cash provided by (used in) operating activities--
    Depreciation and amortization..................................................       2,905       3,067
    Changes in other operating items...............................................         836      (9,785)
                                                                                     ----------  ----------
    Net cash provided by (used in) operating activities............................       7,285      (2,142)
                                                                                     ----------  ----------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired...............................................     (18,610)    (18,578)
  Capital expenditures, net........................................................      (1,965)     (3,733)
                                                                                     ----------  ----------
    Net cash used in investing activities..........................................     (20,575)    (22,311)
                                                                                     ----------  ----------
FINANCING ACTIVITIES:
  Proceeds from borrowings.........................................................      81,542      67,903
  Repayment of debt................................................................     (64,018)    (53,403)
  Proceeds from issuance of common stock...........................................          --         256
  Proceeds from issuance of preferred securities...................................          --      52,566
  Other............................................................................         126          --
                                                                                     ----------  ----------
    Net cash provided by financing activities......................................      17,650      67,322
                                                                                     ----------  ----------
EFFECT OF EXCHANGE RATE ON CASH....................................................          --         (79)
                                                                                     ----------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........................................       4,360      42,790
CASH AND CASH EQUIVALENTS:
  Beginning of period..............................................................       1,667       4,148
                                                                                     ----------  ----------
  End of period....................................................................  $    6,027  $   46,938
                                                                                     ----------  ----------
                                                                                     ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. The accompanying condensed consolidated financial statements have been prepared by Dura Automotive Systems, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company's 1997 Annual Report to Stockholders.

    Revenues and operating results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2.  Inventories consisted of the following (in thousands):

                                                      DECEMBER 31,   MARCH 31,
                                                          1997         1998
Raw materials.......................................   $   15,562    $  17,224
Work in process.....................................        9,126       10,052
Finished goods......................................        5,613        5,128
                                                      ------------  -----------
                                                       $   30,301    $  32,404
                                                      ------------  -----------
                                                      ------------  -----------

3. On March 20, 1998, Dura Automotive Systems Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $55.3 million of its 7 1/2% Convertible Trust Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $52.6 million. The Preferred Securities are redeemable, in whole or part, on or after March 31, 2001 and all Preferred Securities must be redeemed no later than March 31, 2028. The Preferred Securities are convertible, at the option of the holder, into Class A common stock of the Company at a rate of 0.5831 shares of Class A common stock for each Preferred Security, which is equivalent to a conversion price of $42 7/8 per share. The net proceeds of the offering were used to repay outstanding indebtedness during April 1998.

    No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 7 1/2% Convertible Subordinated Debentures due March 31, 2028 issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

4. Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the quarter. Diluted earnings per share include (i) the effects of outstanding stock options using the treasury stock method and (ii) the

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES conversion of the Preferred Securities from their date of issuance on March 20, 1998 as follows (in thousands, except per share data):

                                                              THREE MONTHS ENDED MARCH
                                                                        31,
                                                              ------------------------
                                                                  1997         1998
Net income..................................................   $    3,544   $    4,576
Interest expense on mandatorily redeemable convertible
  preferred securities, net of tax..........................           --           76
                                                              ------------  ----------
Net income applicable to common stockholders-- diluted......   $    3,544   $    4,652
                                                              ------------  ----------
                                                              ------------  ----------
Weighted average number of Class A common shares
  outstanding...............................................        3,814        4,172
Weighted average number of Class B common shares
  outstanding...............................................        4,987        4,654
Dilutive effect of outstanding stock options after
  application of the treasury stock method..................           55           28
Dilutive effect of mandatorily redeemable convertible
  preferred securities, assuming conversion.................           --          158
                                                              ------------  ----------
Diluted shares outstanding..................................        8,856        9,012
                                                              ------------  ----------
                                                              ------------  ----------
Basic earnings per share....................................   $     0.40   $     0.52
                                                              ------------  ----------
                                                              ------------  ----------
Diluted earnings per share..................................   $     0.40   $     0.52
                                                              ------------  ----------
                                                              ------------  ----------

5.  Long-term debt consisted of the following (in thousands):

                                                              DECEMBER 31,  MARCH 31,
                                                                  1997         1998
Revolving credit facility...................................   $  165,158   $  180,193
Other.......................................................       15,164       14,245
                                                              ------------  ----------
                                                                  180,322      194,438
Less-current maturities.....................................       (2,241)      (2,193)
                                                              ------------  ----------
  Total long-term debt......................................   $  178,081   $  192,245
                                                              ------------  ----------
                                                              ------------  ----------

    As of March 31, 1998, the Company's bank credit agreement, as amended, consisted of a revolving credit facility with a committed amount of $200 million, was collateralized by substantially all assets of the Company and interest accrued at the lender's prevailing reference rate plus 0.5% or the Eurocurrency rate plus 0.5%, at the discretion of the Company. The agreement also provided the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equivalent to $50 million ($30 million sub-limit for Deutsche Marks). As of March 31, 1998, $170.8 million of borrowings outstanding under the revolving credit facility were denominated in U.S. dollars, $5.6 million of borrowings were denominated in Canadian dollars and $3.8 million of borrowings were denominated in Deutsche Marks. The bank credit agreement required the Company to pay a facility fee on the commitment amount of 0.25% and contained various restrictive covenants, which, among other matters, required the Company to maintain certain financial ratios, including minimum liquidity and interest coverage. The bank credit agreement also limited additional indebtedness, investments, rental obligations and cash dividends. The Company was in compliance with all

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES such covenants at March 31, 1998. In addition, the Company had outstanding letters of credit in the amount of approximately $3.0 million expiring through July 2000.

    In connection with the acquisition of Trident Automotive plc ("Trident") discussed below, the Company entered into a new $402.5 million secured credit facility. The facility provides for revolving credit facilities of $225 million, term loans of $100 million, an acquisition facility of $30 million and a twelve month interim loan of $47.5 million. The interim loan must be repaid with the proceeds of an equity offering or a debt offering that is junior in priority to the credit facility. The remaining facilities have terms of five years and bear interest at the lender's reference rate or Eurocurrency rate. The credit facilities contain various restrictive covenants which limit additional indebtedness, investments, rental obligations and cash dividends. The credit facilities also require the Company to maintain certain financial ratios including minimum liquidity and interest coverage. Borrowings are collateralized by the assets of the Company.

6. In May 1997, the Company acquired the automotive parking brake business from Excel Industries Inc. for approximately $2.9 million. The pro forma effects of this transaction are not material to the Company's results of operations for the three months ended March 31, 1997.

    In August 1997, the Company acquired GT Automotive Systems, Inc. ("GT Automotive"), for approximately $45.0 million in cash and assumed indebtedness, plus contingent payments. GT Automotive designs and manufactures column-mounted shifter systems and turn signal and tilt lever assemblies for North American OEMs.

    In December 1997, the Company purchased approximately 19% of the outstanding common stock of Thixotech Inc. ("Thixotech") for approximately $0.5 million. The Company also loaned Thixotech an additional $2.8 million pursuant to notes which are convertible into additional common stock of Thixotech at the Company's option. If exercised, the Company could own a majority of Thixotech.

    In December 1997, the Company acquired REOM Industries (Aust) Pty Ltd. ("REOM"), an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The pro forma effects of this transaction are not material to the Company's results of operations for the three months ended March 31, 1997.

    In March 1998, the Company acquired Universal Tool & Stamping Co., Inc. ("Universal"), a manufacturer of jacks for the North American automotive industry, for approximately $18.0 million.

    In April 1998, the Company completed its acquisition of Trident. Trident had revenues of approximately $300.0 million in 1997, of which 69 percent was derived from sales of cable assemblies, principally to the automotive OEM market, and the balance from door handle assemblies, lighting and other products. Approximately 68 percent of Trident's revenues were generated in North America, 27 percent in Europe and the remainder in Latin America. Trident's operations are headquartered in Michigan with manufacturing and technical facilities in Michigan, Tennessee, Arkansas, Canada, the United Kingdom, Germany, France and Brazil. Pursuant to the terms of the agreement, the Company acquired all of the outstanding equity interests of Trident for total consideration of $87.5 million in cash. In addition, the Company assumed $75.0 million of Trident's outstanding 10% Senior Subordinated Notes due 2005. The Company also repaid Trident's outstanding senior indebtedness of approximately $53.0 million.

    The acquisition of Trident has been accounted for as a purchase and, accordingly, Trident's assets and liabilities have been recorded at fair values as of the acquisition date. Following is an unaudited pro forma balance sheet of, based on a preliminary allocation of the purchase price, as if the acquisition of

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

    Trident and the new credit facility described above had been completed on March 31, 1998 (in thousands):

ASSETS
Current assets............................................  $ 236,346
Property, plant and equipment, net........................    171,097
Other assets, net.........................................    355,210
                                                            ---------
                                                            $ 762,653
                                                            ---------
                                                            ---------

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities.......................................  $ 200,692
Long-term debt, net of current maturities.................    323,107
Other noncurrent liabilities..............................     82,335
Preferred Securities......................................     55,250
Stockholders' investment..................................    101,269
                                                            ---------
                                                            $ 762,653
                                                            ---------
                                                            ---------

    The following unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 1997 give effect to the acquisitions of GT Automotive, Universal and Trident and the offering of the Preferred Securities as if they had occurred at the beginning of the period. The following unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 1998 give effect to the acquisitions of Universal and Trident and the offering of the Preferred Securities as if they had occurred at the beginning of the period. The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had occurred at such dates or to project the results of future operations (in thousands, except per share data):

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                      ----------------------
                                                         1997        1998
Revenues............................................  $  212,348  $  211,662
                                                      ----------  ----------
                                                      ----------  ----------
Operating income....................................  $   16,470  $   17,727
                                                      ----------  ----------
                                                      ----------  ----------
Net income..........................................  $    5,690  $    5,936
                                                      ----------  ----------
                                                      ----------  ----------
Basic earnings per share............................  $     0.65  $     0.67
                                                      ----------  ----------
                                                      ----------  ----------
Diluted earnings per share..........................  $     0.62  $     0.65
                                                      ----------  ----------
                                                      ----------  ----------

7. Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. Comprehensive income was approximately $3.5 million for the three months ended March 31, 1997 and approximately $3.7 million for the three months ended March 31, 1998.

8. During February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES after December 31, 1997. SFAS No. 132 revises certain of the disclosure requirements, but does not change the measurement or recognition of those plans. SFAS No. 132 superceded SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The adoption of SFAS No. 132 will result in revised and additional disclosures, but will have no effect on the financial position, results of operations, or liquidity of the Company.

9.  Supplemental cash flow information (in thousands):

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                      ----------------------
                                                         1997        1998
Cash paid for--
  Interest..........................................  $    1,273  $    3,032
  Income taxes......................................         275       2,410

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trident Automotive plc:

    We have audited the accompanying consolidated balance sheet of Trident Automotive plc (a company registered under the laws of England) and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (September 19, 1997) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trident Automotive plc and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the period from inception (September 19, 1997) to March 31, 1998 in conformity with generally accepted accounting principles.

Grand Rapids, Michigan,
May 22, 1998

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                 (IN THOUSANDS)

Current Assets:
  Cash and cash equivalents.......................................................  $  11,415
  Accounts receivable, less allowance for doubtful accounts of $1,745.............     48,875
  Inventories.....................................................................     18,798
  Other current assets............................................................     10,526
                                                                                    ---------
    Total current assets..........................................................     89,614
                                                                                    ---------
Other Assets:
  Property and equipment, net.....................................................     64,873
  Goodwill........................................................................     88,945
  Deferred financing costs........................................................      6,426
  Other assets....................................................................      8,972
                                                                                    ---------
    Total assets..................................................................  $ 258,830
                                                                                    ---------
                                                                                    ---------
Current Liabilities:
  Current portion of long-term debt...............................................  $   1,500
  Accounts payable................................................................     37,018
  Accrued expenses................................................................     28,570
                                                                                    ---------
    Total current liabilities.....................................................     67,088
                                                                                    ---------
Noncurrent Liabilities:
  Long-term debt, less current portion above......................................    126,300
  Accrued pension and other postretirement liabilities............................     12,891
  Other noncurrent liabilities....................................................     11,536
                                                                                    ---------
    Total liabilities.............................................................    217,815
                                                                                    ---------
Commitments and Contingencies.....................................................
Minority Interests in Subsidiary Company..........................................      1,170
                                                                                    ---------
Redeemable U.S. Dollar Ordinary Shares;
  $1.00 par value; 296,000 shares issued and outstanding; valued at redemption
  value                                                                                   740
                                                                                    ---------
Shareholders' Equity:
  Common --
    Sterling ordinary shares; $1.70 par value; 50,000 shares issued and
     outstanding..................................................................         85
    U.S. Dollar ordinary shares; $1.00 par value; 25,000,000 shares authorized;
      16,704,000 shares issued and outstanding....................................     16,704
Additional paid-in-capital........................................................     23,556
Retained earnings.................................................................        123
Cumulative translation adjustment.................................................     (1,363)
                                                                                    ---------
      Total shareholders' equity..................................................     39,105
                                                                                    ---------
      Total liabilities and shareholders' equity..................................  $ 258,830
                                                                                    ---------
                                                                                    ---------

The accompanying notes are an integral part of this consolidated balance sheet.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

      FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1997) TO MARCH 31, 1998

                             (AMOUNTS IN THOUSANDS)

Net sales..........................................................................  $  86,342
Cost of sales......................................................................     71,295
                                                                                     ---------
  Gross profit.....................................................................     15,047
Selling, general and administrative expenses.......................................      8,343
Amortization expense...............................................................      1,267
                                                                                     ---------
  Operating income.................................................................      5,437
Interest expense...................................................................      4,092
Interest income....................................................................       (205)
Unrealized exchange loss...........................................................        922
                                                                                     ---------
  Income before provision for income taxes.........................................        628
Provision for income taxes.........................................................        505
                                                                                     ---------
  Net income.......................................................................  $     123
                                                                                     ---------
                                                                                     ---------

  The accompanying notes are an integral part of this consolidated statement.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

      FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1997) TO MARCH 31, 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 COMMON STOCK
                               ------------------------------------------------
                                STERLING                 U.S. DOLLAR             ADDITIONAL                CUMULATIVE
                                ORDINARY                  ORDINARY                PAID-IN-     RETAINED    TRANSLATION
                                 SHARES       DOLLARS      SHARES      DOLLARS     CAPITAL     EARNINGS    ADJUSTMENT
Initial capitalization of
  Trident Automotive plc.....      50,000    $      85           --   $      --   $      --    $      --    $      --
Issuance of U.S. Dollar
  ordinary shares............          --           --   16,704,000      16,704      23,556           --           --
Net income...................          --           --           --          --          --          123           --
Change in cumulative
  translation adjustment.....          --           --           --          --          --           --       (1,363)
                               -----------         ---   -----------  ---------  -----------       -----   -----------
Balance at March 31, 1998....      50,000    $      85   16,704,000   $  16,704   $  23,556    $     123    $  (1,363)
                               -----------         ---   -----------  ---------  -----------       -----   -----------
                               -----------         ---   -----------  ---------  -----------       -----   -----------


                                   TOTAL
                               SHAREHOLDERS'
                                  EQUITY
Initial capitalization of
  Trident Automotive plc.....    $      85
Issuance of U.S. Dollar
  ordinary shares............       40,260
Net income...................          123
Change in cumulative
  translation adjustment.....       (1,363)
                               -------------
Balance at March 31, 1998....    $  39,105
                               -------------
                               -------------

  The accompanying notes are an integral part of this consolidated statement.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (SEPTEMBER 19, 1997) TO MARCH 31, 1998

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................  $     123
    Adjustments to reconcile net income to net cash provided by operating activities--
      Depreciation and amortization...............................................      3,547
      Unrealized exchange loss....................................................        922
      Minority interests..........................................................        (24)
    Decrease (increase) in assets:
      Accounts receivable.........................................................      1,806
      Inventories.................................................................      2,052
      Other current assets........................................................     (2,658)
      Other assets................................................................       (938)
    (Decrease) increase in liabilities:
      Accounts payable............................................................      9,231
      Accrued expenses............................................................    (10,915)
      Other noncurrent liabilities................................................      3,068
                                                                                    ---------
      Net cash provided by operating activities...................................      6,214
                                                                                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Predecessor, net of cash acquired...................................   (155,490)
  Purchase of property and equipment..............................................     (7,810)
  Proceeds from sale of property and equipment....................................         24
                                                                                    ---------
      Net cash used in investing activities.......................................   (163,276)
                                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt........................................    125,000
  Proceeds from borrowings on revolving credit facility...........................      7,763
  Payments on revolving credit facility...........................................     (4,963)
  Receipt of capital from Investor Group..........................................     42,585
  Equity fees paid to affiliates of Investor Group................................     (1,500)
                                                                                    ---------
      Net cash provided by financing activities...................................    168,885
                                                                                    ---------
      Effect of exchange rate changes on cash.....................................       (408)
                                                                                    ---------
      Net increase in cash and cash equivalents...................................     11,415
Cash and Cash Equivalents, beginning of period....................................         --
                                                                                    ---------
Cash and Cash Equivalents, end of period..........................................  $  11,415
                                                                                    ---------
                                                                                    ---------

  The accompanying notes are an integral part of this consolidated statement.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

    On April 30, 1998, Trident Automotive plc (the "Company") was acquired by Dura Automotive systems (UK), Ltd. ("Dura Ltd"), a wholly-owned subsidiary of Dura Automotive Systems, Inc. ("Dura") (the "Dura Acquisiton"). See notes 6 and 11 for information related to this transaction.

    The accompanying consolidated financial statements include the accounts of the Company, a public limited company organized under the laws of England, and its majority-owned subsidiaries. The Company and its subsidiaries were formed on September 19, 1997 to acquire the net assets of the FKI Automotive Group (the "FKI Acquisition") from FKI plc ("FKI"). On December 12, 1997, the Company completed the FKI Acquisition at a cost of approximately $162.2 million plus fees and expenses of approximately $13.8 million. The FKI Acquisition was financed through the issuance of $75.0 million of 10% Senior Subordinated Notes due 2005, $42.6 million in equity contributions from an investor group and borrowings under the Company's new $105.0 million secured credit facility (the "New Credit Facility"). Two affiliates of one of the investors received fees totaling $0.6 million each for assistance in financing the transaction. In addition, certain affiliates of the investor group received private equity fees totalling $1.5 million and the Company paid an affiliate of one of the investors $0.9 million for advisory services related to the acquisition.

    The Company designs and manufactures cable assemblies for the global automotive industry. Cable assemblies are sold primarily to original equipment manufacturers ("OEMs"). The Company also designs and manufactures lighting products and door handle assemblies which are sold to automotive OEM's and automotive suppliers in the United States and Canada. The Company has eight design and manufacturing facilities in the United States, Canada, the United Kingdom, France, Germany and Brazil. Accounting records are maintained in local currencies and converted to U.S. dollars in accordance with United States Generally Accepted Accounting Principles. The Company is a holding company, with a fiscal year end of March 31, that conducts all of its operations through its subsidiaries. Accordingly, the Company is dependent on the cash flows of its subsidiaries in order to meet debt service obligations.

    The FKI Acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated based on the estimated fair value of assets acquired and liabilities assumed. The fair value of the assets acquired and liabilities assumed was approximately $159.8 million and $87.2 million, respectively. The balance of the purchase price, approximately $89.6 million, was recorded as goodwill. This allocation was based upon available information and assumptions that management considers reasonable under the circumstances and is subject to adjustment based on further analysis by management and on formal appraisals not yet available. Management believes that the final allocation of the purchase price will not materially differ from the March 31, 1998 allocation. Assumed liabilites include approximately $3.2 million for costs associated with the consolidation of certain facilities and approximately $3.0 million for severance costs as of March 31, 1998. Through March 31, 1998, approximately $0.2 million was charged to such reserves.

    The following is unaudited pro forma financial information for the fiscal year ended March 31, 1998 as if the FKI Acquisition had been completed at the beginning of the year (in thousands):

                                                                                  YEAR ENDED
                                                                                MARCH 31, 1998
Net sales.....................................................................    $  283,538
Operating income..............................................................        14,526
Net loss......................................................................          (442)

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(1) THE COMPANY (CONTINUED)
    The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if the FKI Acquisition had occurred at such date or to project the Company's future results of operations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Trident Automotive plc and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION AND SALES COMMITMENTS--The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to five years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable.

    CASH EQUIVALENTS--Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

    INVENTORIES--Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. At March 31, 1998, inventories consisted of the following:

Finished products..................................................  $   4,158
Work-in-process....................................................      6,755
Raw materials......................................................      7,885
                                                                     ---------
                                                                     $  18,798
                                                                     ---------
                                                                     ---------

    OTHER CURRENT ASSETS--Other current assets consisted of the following at March 31, 1998:

Deferred income taxes..............................................  $   4,885
Prepaid expenses...................................................      2,491
Other..............................................................      3,150
                                                                     ---------
                                                                     $  10,526
                                                                     ---------
                                                                     ---------

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company designs and manufactures or purchases tooling for products sold to its automotive customers. Excess costs over billings on uncompleted tooling projects represent costs incurred by the Company in excess of costs billed to the customer in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently. Certain tooling and design costs related to previously proven product designs are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related tool. Amounts capitalized and included in other current assets was $.7 million at March 31, 1998. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of the product, a loss is recognized currently. Research and development and start-up costs, which are not material, are expensed as incurred.

    PROPERTY AND EQUIPMENT--Property and equipment is recorded at historical or acquired cost and is depreciated over the estimated useful lives of the assets utilizing the straight-line method, generally as follows: land improvements, 10 to 15 years; buildings, 30 years; machinery and equipment, 5 to 15 years. Equipment, which is dedicated to a specific contract is depreciated over the life of that contract. At March 31, 1998, property and equipment consisted of the following:

Land and land improvements.........................................  $   3,378
Buildings..........................................................     13,130
Machinery and equipment............................................     45,613
Construction in progress...........................................      4,988
                                                                     ---------
                                                                        67,109
Less--Accumulated depreciation.....................................     (2,236)
                                                                     ---------
Property and equipment, net........................................  $  64,873
                                                                     ---------
                                                                     ---------

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements that extend the useful life of an item are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

    INCOME TAXES--The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax bases of assets and liabilities using currently enacted tax rates. The Company does not provide for deferred taxes on its net investment in foreign subsidiaries as it is essentially permanent in nature.

    GOODWILL--Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is amortized on a straight-line basis over 40 years. The Company periodically evaluates whether events and circumstances have occurred which may affect the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future cash flows (undiscounted and without interest charges) were less than the carrying amount of the assets, the Company would recognize an impairment loss.

    FOREIGN CURRENCY TRANSLATION--In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, substantially all assets and liabilities of the Company's foreign subsidiaries are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the period. Translation gains and losses are accumulated as a separate component of shareholders' equity.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of the Company's Senior Debt Credit Facility and Senior Subordinated Notes is estimated based on current rates offered to the Company for debt of the same remaining maturities and on quoted market rates, respectively. The estimated fair value of the Company's Senior Debt Credit Facility approximates carrying value. Based on quoted market prices, the estimated fair market value of the Senior Subordinated Notes is approximately $78 million as of March 31, 1998.

    ENVIRONMENTAL EXPENDITURES--Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenues are expensed as incurred.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--During June 1997, the Financial Accounting Standards Board released SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and diplay in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in fiscal 1999 and anticipates this statement will not have a material effect on the financial statements.

    SUPPLEMENTAL CASH FLOW INFORMATION--The Company paid cash in the following amounts relating to interest and taxes for the period from inception (September 19, 1997) to March 31, 1998:

Taxes...............................................................  $     510
Interest............................................................      1,546

(3) ACCRUED EXPENSES

    Accrued expenses as of March 31, 1998 consisted of the following:

Accrued compensation...............................................  $   9,737
Accrued income taxes...............................................      3,695
Accrued taxes other than income taxes..............................      2,721
Accrued interest...................................................      2,271
Accrued professional fees..........................................      3,332
Other..............................................................      6,814
                                                                     ---------
                                                                     $  28,570
                                                                     ---------
                                                                     ---------

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(4) COMMITMENTS AND CONTINGENCIES

    The Company is a defendant in various lawsuits, including a dispute with a minority shareholder in the Company's Brazilian subsidiary, and environmental proceedings that have arisen in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

    The Company has noncancellable operating leases for its corporate headquarters, certain manufacturing locations and various machinery and equipment. The future minimum rental payments required under such leases are as follows:

FISCAL YEAR ENDING MARCH 31,
1999...............................................................................  $   2,464
2000...............................................................................      2,053
2001...............................................................................      1,812
2002...............................................................................      1,724
2003...............................................................................      1,711
Thereafter.........................................................................      3,538
                                                                                     ---------
                                                                                     $  13,302
                                                                                     ---------
                                                                                     ---------

    Total rental expense for the period from inception (September 19, 1997) to March 31, 1998 was approximately $.6 million.

    As of March 31, 1998, the Company has unconditional agreements to purchase approximately $4.4 million and $4.5 milion in raw materials and equipment, respectively, expiring during the fiscal year ending March 31, 1999.

(5) TAXES ON INCOME

    Income before provision for income taxes is comprised of the following:

U.S..................................................................  $     295
Foreign..............................................................        333
                                                                       ---------
  Total..............................................................  $     628
                                                                       ---------
                                                                       ---------

    The provision for income taxes in the accompanying consolidated statement of operations consisted of the following:

Currently payable:
  U.S. state and federal...........................................  $   2,580
  Foreign..........................................................        790
Deferred:
  U.S state and federal............................................     (2,390)
  Foreign..........................................................       (475)
                                                                     ---------
                                                                     $     505
                                                                     ---------
                                                                     ---------

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(5) TAXES ON INCOME (CONTINUED)

    The Company's effective tax rate differs from the U.S. statutory rate of 35% as follows:

Federal income taxes at the U.S. statutory rate....................  $     220
State income taxes, net of federal benefits........................         15
Foreign losses not benefited.......................................        155
Book expenses not deductible for tax purposes, primarily goodwill
  amortization.....................................................        115
                                                                     ---------
                                                                     $     505
                                                                     ---------
                                                                     ---------

    The components of the net deferred tax asset are as follows:

Current deferred tax asset:
  Inventory........................................................  $   1,503
  Accruals.........................................................      2,894
  Other............................................................        488
                                                                     ---------
                                                                     $   4,885
                                                                     ---------
                                                                     ---------
Long-term deferred tax asset:
  Accruals.........................................................  $   3,281
  Other............................................................        (49)
                                                                     ---------
                                                                     $   3,232
                                                                     ---------
                                                                     ---------

(6) LONG-TERM DEBT

    Long-term debt as of March 31, 1998 consisted of the following:

Senior Debt:
  New Credit Facility term loan refinanced subsequent to yearend (see below)......  $  50,000
  New Credit Facility revolving loan refinanced subsequent to yearend (see
    below)........................................................................      2,800

Subordinated Debt:
  Senior Subordinated Notes due December 15, 2005, interest payable semi-annually
    on June 15 and December 15 at a 10% annual rate...............................     75,000
                                                                                    ---------
                                                                                      127,800
Less--current maturities..........................................................      1,500
                                                                                    ---------
                                                                                    $ 126,300
                                                                                    ---------
                                                                                    ---------

    The effective rate of interest on the New Credit Facility term loan and revolving loan was 7.9% and 9.5% as of March 31, 1998, respectively.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(6) LONG-TERM DEBT (CONTINUED)
    Principal maturities of long-term debt as of March 31, 1998 are as follows:

FISCAL YEAR ENDING MARCH 31,
1999..............................................................................  $    1,500
2000..............................................................................       8,000
2001..............................................................................      10,500
2002..............................................................................      12,000
2003..............................................................................      14,000
Thereafter........................................................................      81,800
                                                                                    ----------
                                                                                    $  127,800
                                                                                    ----------
                                                                                    ----------

    The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior subordinated basis by certain of the Company's subsidiaries (collectively, the "Guarantors"). The guarantees are subordinated to the guarantees of Senior Indebtedness (as defined in the Indenture governing the Notes (the "Indenture")) issued by the Guarantors.

    Prior to December 15, 2001, the Notes will be redeemable at the Company's option subject to certain call premiums, as defined in the Indenture. Thereafter, the Notes will be subject to redemption from time to time, at the option of the Company, in whole or in part, at certain specified redemption prices, plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereon (if any) to the redemption date.

    Concurrently with the FKI Acquisition, the Company and certain other subsidiaries of the Company entered into the New Credit Facility, which was repaid and replaced with a replacement credit facility (the "Replacement Credit Facility") at the Dura Acquisition (see note 11).

    Concurrently with the Dura Acquistion, the Company and certain of its subsidiaries entered into the Replacement Credit Facility. Pursuant to the Replacement Credit Facility, certain lenders provided a credit facility that made available loans, letters of credit and commitments to Dura and its subsidiaries, including the Company and its subsidiaries. In order to comply with the terms of the Indenture, the lenders provided two different sub-facilities under the Replacement Credit Facility; one sub-facility (the "Trident Sub-Facility") was made available to the Company and certain of its subsidiaries and the other sub-facility (the "Dura Sub-Facility") was made available to Dura and its subsidiaries (other than the Company and its subsidiaries). Pursuant to the terms of the Replacement Credit Facility, Dura and certain of its subsidiaries (other than the Company and its subsidiaries) will provide guarantees and collateral to support obligations owing under the Trident Sub-Facility; but, so long as the Notes issued under the Indenture remain outstanding, none of the Company or any of its subsidiaries will provide any support for obligations owing under the Dura Sub-Facility. However, the two sub-facilities do not generally have separate representations, warranties, covenants or events of default. Therefore, any event of default relating to the Dura Sub-Facility will cause an event of default under the Trident Sub-Facility.

    Pursuant to the Trident Sub-Facility, the lenders provided (i) a Term Loan to the Company in the aggregate principal amount of $50 million payable in quarterly installments beginning March 1999 through April 2003, (ii) a Revolving Credit and Letter of Credit Facility to the Company and certain of its subsidiaries under which up to $25 million of loans and letters of credit in the aggregate will from time to time be made available in various currencies for working capital and general corporate purposes of the

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(6) LONG-TERM DEBT (CONTINUED)
Company and its subsidiaries maturing in April 2003 and (iii) an acquisition loan facility to the Company under which up to $30 million in loans will from time to time prior to April 28, 2000 be available in various currencies to finance business acquisitions of the Company and its subsidiaries maturing in April 2003 payable in quarterly installments beginning March 2000 and maturing in April 2003.

    Funds were drawn under the Trident Sub-Facility to refinance all amounts owing under the New Credit Facility, which was terminated at the closing of the Dura Acquisition. Loans under the Trident Sub-Facility can be made in various currencies at the option of the Company. Each such loan will bear interest at an applicable base rate, depending on the lending currency, plus an applicable margin, as defined in the Replacment Credit Facility agreement.

    The Replacement Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur gaurantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Replacement Credit Facility also requires Dura to maintain certain financial ratios, as defined in the Replacement Credit Agreement. Failure of Dura or any of its subsidiaries to comply with any of these covenants may cause an Event of Default under the Trident Sub-Facility.

(7) RETIREMENT BENEFITS

    DEFINED BENEFIT PLANS--Prior to the FKI Acquisition, employees participated in FKI sponsored noncontributory defined benefit pension plans which covered substantially all employees in the United States, the United Kingdom and Canada. The plans provided benefits based on years of service and compensation or stated amounts for years of service. In connection with the FKI Acquisition, the Company established new defined benefit pension plans that provide benefits to employees in the United States, the United Kingdom and Canada substantially the same as those provided by the FKI plans. In connection therewith, FKI will transfer funds from their pension trust funds in satisfaction of the actuarially determined liability assumed by the Company. The Company's French subsidiary, Trident Automotive S.A., provides certain retirement benefits to employees who meet certain age and service requirements.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(7) RETIREMENT BENEFITS (CONTINUED)
    The funded status and amounts recognized in the Company's consolidated balance sheet as of March 31, 1998 are as follows:

                                            DOMESTIC                      INTERNATIONAL
                                       -------------------  ------------------------------------------
                                           ACCUMULATED         ASSETS EXCEED
                                         BENEFITS EXCEED        ACCUMULATED      ACCUMULATED BENEFITS
                                             ASSETS              BENEFITS            EXCEED ASSETS        TOTAL
Actuarial present value of--
  Vested benefits....................      $    (8,720)         $   (11,158)           $    (336)       $  (20,214)
  Nonvested benefits.................             (393)                  --                  (19)             (412)
                                              --------             --------                -----        ----------
    Accumulated benefit obligation...           (9,113)             (11,158)                (355)          (20,626)
Effect of anticipated future
  compensation levels................           (2,563)                (614)                (306)           (3,483)
                                              --------             --------                -----        ----------
    Projected benefit obligation.....          (11,676)             (11,772)                (661)          (24,109)
Plan assets at fair value............            8,810               12,496                   --            21,306
                                              --------             --------                -----        ----------
Funded status........................      $    (2,866)         $       724            $    (661)       $   (2,803)
                                              --------             --------                -----        ----------
                                              --------             --------                -----        ----------

    Net periodic pension cost for the period from inception (September 19, 1997) to March 31, 1998 consisted of the following components:

                                                               DOMESTIC    INTERNATIONAL    TOTAL
Service cost................................................   $     317     $     229    $     546
Interest cost on projected benefit obligation...............         255           264          519
Actual return on plan assets................................        (253)         (344)        (597)
                                                                   -----         -----    ---------
Net periodic pension cost...................................   $     319     $     149    $     468
                                                                   -----         -----    ---------
                                                                   -----         -----    ---------

    The assumptions used to calculate the actuarial present value of the benefit obligations as of March 31, 1998, were as follows:

                                                                         DOMESTIC     INTERNATIONAL
Discount rate........................................................          7.4%     6.0%-7.0%
Rate of increase in compensation level...............................          4.0%     4.5%-6.0%
Expected long-term rate of return on plan assets.....................          9.5%     9.0%

    DEFINED CONTRIBUTION PLAN--The Company's U.S. employees participate in a defined contribution plan. Salaried and non-union hourly employees are eligible to participate. The plan provides for employee contributions with certain matching and discretionary employer contributions. Expense related to the plan for the period from inception (September 19, 1997) to March 31, 1998 was $0.1 million.

    POSTRETIREMENT HEALTH AND LIFE INSURANCE PLAN--FKI's employees participated in an FKI sponsored postretirement health and life insurance plan which covered substantially all U.S. salaried and hourly employees. Concurrently with the FKI Acquisition, the Company established a new plan (the "Plan") with substantially similiar provisions and assumed approximately $9.4 million of liabilities related to postretirement health and life insurance benefits for employees of FKI Automotive Group in the United States. To

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(7) RETIREMENT BENEFITS (CONTINUED)
be eligible for benefits, employees must be at least 60 years old with 10 years of service. The monthly benefit provided by the Plan is generally $5.00 per year of service, with participants paying any remaining premium cost. Certain participants who retired prior to January 1993 or April 1994 pay a monthly rate with the Company paying the remaining premium cost. The Plan is not funded.

    The funded status of the Plan reconciles with the liability recorded as of March 31, 1998 as follows:

Actuarial present value of--
  Retirees..........................................................  $   4,701
  Fully eligible active participants................................      1,035
  Other active participants.........................................      3,638
                                                                      ---------
Accumulated and accrued postretirement benefit obligation...........  $   9,374
                                                                      ---------
                                                                      ---------

    Net periodic postretirement benefit cost for the period from inception (September 19, 1997) to March 31, 1998 consisted of the following components:

Service cost.........................................................  $      69
Interest cost on accumulated postretirement benefit obligation.......        210
                                                                       ---------
Net postretirement benefit cost......................................  $     279
                                                                       ---------
                                                                       ---------

    The discount rate used in determining the accumulated postretirement benefit obiligation was 7.4% as of March 31, 1998. The assumed health care cost trend rate used in determining the accumulated postretirement benefit obligation was 8% as of March 31, 1998. The rate was assumed to decrease by .5% per year to 5.0% in 2003.

    Increasing the assumed health care cost trend rate by one percentage-point in the period would increase the accumulated postretirement benefit obligation by approximately $.1 million and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost by approximately $.01 million.

(8) REDEEMABLE U.S. DOLLAR ORDINARY SHARES AND STOCK OPTIONS

    Redeemable U.S. Dollar ordinary shares represent shares owned by employees which the Company may be required to repurchase. With respect to 136,000 shares, as defined in the Articles of Association, after the employee shareholder's death or disability and expiration of 90 days without the Company executing a call provision in the agreement, the employee, or legal representative, may sell their shares to the Company at fair market value within 120 days after employment cessation. As defined in an employment agreement and subject to the Company meeting certain financial goals, the remaining 160,000 shares can be sold to the Company within 120 days of employment termination at $2.50 per share, except upon death or disability of the employee shareholder, at which time the purchase price would be the greater of $2.50 per share or fair market value. All share repurchases are subject to being permitted by applicable laws and by the Company's financing agreements. The share repurchase requirements lapse upon an initial public offering of the Company's common stock. On April 30, 1998, in connection with the Dura Aquisition discussed in Note 11, the redeemable features of the stock discussed above were cancelled.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(8) REDEEMABLE U.S. DOLLAR ORDINARY SHARES AND STOCK OPTIONS (CONTINUED) Concurrently with the FKI Acquisition, the Company entered into various incentive stock option agreements (the "Stock Option Agreements") whereby non-qualifying stock options were granted to certain executives of the Company. The Company may be required to repurchase any shares purchased pursuant to the exercise of options under the Stock Option Agreements (the "Option Shares") under terms similar to those discussed above for Redeemable U.S. Dollar ordinary shares. The Company has authorized the granting of 3,000,000 options for purchase of shares of common stock. All options granted pursuant to the Stock Option Agreements generally expire ten years from the date of grant. The various classes of options vest either (i) on a pro rata basis over periods ranging from two to five years; (ii) based upon attainment of certain financial objectives;
(iii) based upon the successful acquisitons, as defined in the respective Stock Option Agreements or (iv) immediately. Concurrently with the Dura Acquisition (see Note 11), all options granted under the Stock Option Agreements were cancelled or repurchased. Activity for these options is detailed below:

Options granted during the period from inception
  (September 19, 1997) to March 31, 1998........................  1,690,700
Options exercised during the period from inception
  (September 19, 1997) to March 31, 1998........................         --
Options terminated during the period from inception
  (September 19, 1997) to March 31, 1998........................         --
                                                                  ---------
                                                                  1,690,700
                                                                  ---------
                                                                  ---------
Exercisable at March 31, 1998...................................    242,675
                                                                  ---------
                                                                  ---------

The Company accounts for the Redeemable U.S. Dollar ordinary shares and options granted under the Stock Option Agreements, both discussed above, in accordance with APB Opinion 25, "Accounting for Stock Issued to Employess," which requires the remeasurement of the value of the instruments to their estimated redemption value during each reporting period. No compensation expense was recognized during the period from inception (September 19, 1997) to March 31, 1998 related to the management stock and stock options. This treatment is also in accordance with SFAS No. 123, "Accounting for Stock Based Compensation".

(9) CUSTOMER INFORMATION

    The Company sells its products primarily to OEMs in the automotive industry on a worldwide basis. Sales are concentrated in North America and Europe with the top three customers accounting for approximately 19%, 17% and 16% in the period from inception (September 19, 1997) to March 31, 1998. The Company's largest customer will discontinue purchases of certain products over the next five years. Sales of these products were approximately 6% of net sales in the period from inception (September 19, 1997) to March 31, 1998.

    The accounts receivable balances of each of these top three customers was approximately 22%, 10% and 13% of the gross accounts receivable balance as of March 31, 1998, respectively.

                    TRIDENT AUTOMOTIVE PLC AND SUBSIDIARIES

(10) SEGMENT INFORMATION

    The Company operates in one business segment that manufactures automotive parts for sale to OEMs. The Company operates in various geographical locations, as indicated below. Transactions between subsidiaries of the Company are consumated at market rates. The Company periodically benchmarks these transactions against competitve sources. Segment financial information for the period from inception (September 19, 1997) to March 31, 1998 is as follows:

                                                            NORTH                 LATIN
                                                           AMERICA    EUROPE     AMERICA   ELIMINATIONS    TOTAL
Sales to unaffiliated customers.........................  $  59,308  $  23,922  $   3,112   $       --   $  86,342
Transfers between geographic areas......................      1,142        795         --       (1,937)         --
                                                          ---------  ---------  ---------  ------------  ---------
Net sales...............................................     60,450     24,717      3,112       (1,937)     86,342
Operating income........................................      3,961      1,630       (178)          --       5,413
Identifiable assets.....................................     91,164     55,377      7,074           --     153,615

(11) SUBSEQUENT EVENTS

    On April 30, 1998, Dura Ltd. acquired all of the outstanding shares of the Company for an aggregate purchase price of approximately $87.5 million. The stock purchase agreement with the principal shareholders of the Company contains representations, warranties, covenants, conditions and indemnities covering various aspects of the Dura Acquisition.

    Dura Ltd. is a wholly-owned subsidiary of Dura, a Delaware corporation, which is a leading designer and manufacturer of driver control systems, engineered mechanical components and cable-related systems for the global automotive industry.

    In connection with the Dura Acquisition, the New Credit Facility was replaced by the Replacement Credit Facility (see Note 6). The initial borrowing under the Replacement Credit Facility occurred simultaneously with the consummation of the Dura Acquisition. Deferred financing costs, related to the New Credit Facility, will be written off in the first quarter of fiscal 1999, resulting in an extraordinary charge of approximately $1.7 million, net of the related tax benefit of $1.1 million.

    The Dura Acquisition constituted a change of control under the Notes. Upon the occurrence of a change of control, each holder of the Notes may require the Company to repurchase all or any part of the Notes held by such holder at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued interest and other specified costs to the date of repurchase. Pursuant to the terms of the Indenture, Dura made a change of control Offer (as defined in the Indenture) to the holders of the Notes on May 8, 1998. Since the change of control offer has been made by Dura rather than the Company, the purchase of the Notes pursuant thereto will have no effect on the Company's financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of FKI Industries, Inc.:

    We have audited the accompanying statement of net assets to be sold of the FKI Automotive Group as of March 31, 1997, and the related statements of operations to be sold and cash flows from operations to be sold for each of the two years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1, these financial statements were prepared to present the net assets to be sold of FKI Automotive Group and the related operations and cash flows and are not intended to be a complete presentation of the Company's assets, liabilities, operations and cash flows.

    In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the net assets to be sold of the FKI Automotive Group as of March 31, 1997, and its related operations and cash flows from operations to be sold for each of the two years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut,
October 17, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trident Automotive plc:

    We have audited the accompanying statement of operations to be sold and cash flows from operations to be sold of the FKI Automotive Group (the Predecessor of Trident Automotive plc) for the period from April 1, 1997 to December 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in Note 1, these financial statements were prepared to present the operations and cash flows from operations to be sold of FKI Automotive Group and are not intended to be a complete presentation of the Company's operations and cash flows.

    In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the operations and cash flows from operations to be sold of the FKI Automotive Group for the period from April 1, 1997 to December 12, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Grand Rapids, Michigan,
May 22, 1998

                              FKI AUTOMOTIVE GROUP

                       STATEMENT OF NET ASSETS TO BE SOLD
                              AS OF MARCH 31, 1997

                                 (IN THOUSANDS)

Current assets:
  Cash and cash equivalents.......................................................   $      --
  Accounts receivable, less allowance for doubtful accounts of $922...............      51,835
  Inventories.....................................................................      21,345
  Reimbursable tooling............................................................       2,865
  Other current assets............................................................       3,995
                                                                                    -----------
    Total current assets..........................................................      80,040
                                                                                    -----------

Property, plant and equipment, net................................................      62,318
Other assets......................................................................       3,231
                                                                                    -----------
    Total assets..................................................................     145,589
                                                                                    -----------

Current liabilities:
  Accounts payable................................................................      37,315
  Accrued expenses................................................................      14,575
                                                                                    -----------
    Total current liabilities.....................................................      51,890
                                                                                    -----------
Accrued pension liability.........................................................         986
Other noncurrent liabilities......................................................       2,860
Minority interests in subsidiary companies........................................       1,168
Commitments and contingencies (Note 7)............................................
                                                                                    -----------
Net assets to be sold.............................................................   $  88,685
                                                                                    -----------
                                                                                    -----------

         The accompanying notes are an integral part of this statement.

                              FKI AUTOMOTIVE GROUP

                      STATEMENTS OF OPERATIONS TO BE SOLD

                                 (IN THOUSANDS)

                                                                                                       FOR THE
                                                                                                       PERIOD
                                                                             YEAR ENDED MARCH 31,   FROM APRIL 1
                                                                            ----------------------   TO DEC. 12,
                                                                               1996        1997         1997
Net sales.................................................................  $  288,054  $  297,884   $   211,203
Cost of sales.............................................................     239,034     246,810       176,760
                                                                            ----------  ----------  -------------
  Gross profit............................................................      49,020      51,074        34,443
Selling and distribution expenses.........................................      10,575      11,318         7,635
General and administrative expenses.......................................      21,114      20,245        16,246
Legal judgments and expenses..............................................       3,388         132            --
                                                                            ----------  ----------  -------------
  Operating income........................................................      13,943      19,379        10,562
Interest expense..........................................................         390         448           651
Interest income...........................................................      (1,183)       (707)         (599)
Exchange loss.............................................................         275         307           126
Other (income) expense....................................................         160        (583)           --
                                                                            ----------  ----------  -------------
  Income before provision for income taxes................................      14,301      19,914        10,384
Provision for income taxes................................................       6,100       8,157         4,799
                                                                            ----------  ----------  -------------
  Net income..............................................................  $    8,201  $   11,757   $     5,585
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

        The accompanying notes are an integral part of these statements.

                              FKI AUTOMOTIVE GROUP

              STATEMENTS OF CASH FLOWS FROM OPERATIONS TO BE SOLD

                                 (IN THOUSANDS)

                                                                                                        FOR THE
                                                                                   YEAR ENDED           PERIOD
                                                                                   MARCH 31,         FROM APRIL 1
                                                                             ----------------------   TO DEC. 12,
                                                                                1996        1997         1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................................  $    8,201  $   11,757   $     5,585
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization........................................      10,657      12,531         8,834
      Provision for doubtful accounts......................................         280         481           160
      Loss (gain) on sale of property, plant and equipment.................        (313)        125            18
    Changes in operating items:
      Accounts receivable..................................................        (658)     (3,002)        2,717
      Inventories..........................................................       3,969         748          (586)
      Reimbursable tooling.................................................      (1,024)      6,367           617
      Other current assets.................................................         346        (912)         (991)
      Other assets.........................................................         132         133           295
      Accounts payable.....................................................      (3,983)        418       (11,378)
      Accrued expenses.....................................................         804      (4,403)           56
      Other noncurrent liabilities.........................................        (642)         29           (21)
    Minority interests.....................................................      (1,650)       (263)           26
                                                                             ----------  ----------  -------------
  Net cash provided by operating activities................................      16,119      24,009         5,332
                                                                             ----------  ----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment................................     (15,355)    (13,323)       (9,853)
  Proceeds from sale of property, plant and equipment......................         427         468           217
  Purchase of minority interest in ACCO La Teledynamique S.A...............        (276)         --            --
                                                                             ----------  ----------  -------------
  Net cash used in investing activities....................................     (15,204)    (12,855)       (9,636)
                                                                             ----------  ----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Collection of note receivable............................................          33         112           901
  Principal payments on capital leases.....................................        (122)        (42)          (29)
  Net transfers from (to) FKI Industries...................................        (755)    (11,568)        1,909
                                                                             ----------  ----------  -------------
  Net cash provided by (used in) financing activities......................        (844)    (11,498)        2,781
                                                                             ----------  ----------  -------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH....................................         (71)        344         1,523
                                                                             ----------  ----------  -------------
  Net increase in cash and cash equivalents................................          --          --            --
  Cash and cash equivalents, beginning of period...........................          --          --            --
                                                                             ----------  ----------  -------------
  Cash and cash equivalents, end of period.................................  $       --  $       --   $        --
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest...............................................................  $      224  $      220           138
    Income taxes...........................................................       4,019       2,859         1,930

        The accompanying notes are an integral part of these statements.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                           AND OPERATIONS TO BE SOLD

1.  BASIS OF PRESENTATION AND ORGANIZATION:

    The accompanying special purpose financial statements of FKI Automotive Group (the "FKI Automotive Group" or the "Company") relate to the automotive business of FKI Industries Inc. ("FKI Industries") and its parent company, FKI plc ("FKI"). The accompanying special purpose financial statements have been derived from the historical financial statements of FKI Industries and FKI based on assumptions management believes represent a reasonable basis for presenting the historical financial position and results of operations of the FKI Automotive Group. The financial statements of the FKI Automotive Group include allocations of FKI Industries and FKI corporate expenses of approximately $1.5 million annually, as well as allocations of certain insurance, employee benefit and other operating costs and expenses based on overall programs administered by FKI Industries or FKI. These expenses have been allocated to the FKI Automotive Group based on actuarial evaluations and management estimates. Management believes this allocation methodology is reasonable and that the allocated costs are comparable to those that the FKI Automotive Group would have incurred on a stand-alone basis. The financial information included herein may not necessarily reflect the financial position and results of operations of the FKI Automotive Group in the future.

    The accompanying special purpose financial statements have been prepared in connection with the December 12, 1997 sale of the FKI Automotive Group by FKI Industries and subsidiaries of FKI to Trident Automotive plc and its consolidated subsidiaries ("Trident" or the "Purchaser") and the April 30, 1998 acquisition of all of the outstanding stock of Trident by Dura Automotive Systems, Inc. ("Dura Automotive") (see note 13). The accompanying financial statements reflect the combined financial position, results of operations and cash flows of the following subsidiaries (direct or indirect) and divisions of FKI Industries and FKI that were included in the acquisitions by Trident and Dura Automotive:

        ACCO Cable Controls Blytheville Division
       ACCO Cable Controls Milan Division
       Dominion Automotive Division
       Keeler Automotive Division
       Dominion Controls Division
       ACCO La Teledynamique S.A.
       ACCO Cable Controls Ltd.
       ACCO-PLATEN GmbH
       ACCO Industria e Commercio Ltda.

    The accompanying financial statements have not been adjusted to reflect the effects of the acquisitions by Trident or Dura Automotive.

    The FKI Automotive Group financial statements do not include an allocation of FKI Industries' or FKI's assets and liabilities not specifically identified to the FKI Automotive Group, including cash and intercompany debt. In addition, certain property, plant and equipment of the Keeler Automotive Division (a division of FKI Industries) were not included in the acquisition by Trident. A subsidiary of Trident leases such assets for approximately $1.5 million annually for a period of 7.5 years. Accordingly, property, plant and equipment with a net book value of approximately $15.6 million at March 31, 1997 have been excluded from the accompanying statement of net assets to be sold. Depreciation expense associated with these assets is included in the accompanying statements of operations to be sold.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

1.  BASIS OF PRESENTATION AND ORGANIZATION: (CONTINUED)
    The Company is a manufacturer of cable assemblies, lighting products and door handle assemblies primarily sold to original equipment manufacturers ("OEMs") predominantly in the automotive market. The Company's customers include the major United States automotive OEMs as well as several foreign automotive OEMs. The FKI Automotive Group has operations in the United States, Canada, the United Kingdom, France, Germany and Brazil.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF PREPARATION:

    The special purpose financial statements include the accounts of the automotive subsidiaries and divisions of FKI Industries and FKI. All significant intercompany transactions within the FKI Automotive Group have been eliminated.

  USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION:

    Revenues and earnings are recognized upon shipment of products.

  INVENTORIES:

    Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis.

  REIMBURSABLE TOOLING:

    The Company capitalizes tooling costs and depreciates these costs over the life of the related product. Additionally, the Company capitalizes as a receivable the cost of tooling that is reimbursable by its customers.

  PROPERTY, PLANT AND EQUIPMENT:

    The cost of property, plant and equipment is depreciated over the estimated useful lives of the assets using the straight-line method, generally as follows: land improvements, ten to 15 years; buildings, 20 to 40 years; machinery and equipment, five to 15 years. Certain property, plant and equipment was acquired in 1987 in a transaction accounted for as a purchase. Such property, plant and equipment was recorded based on an independent appraisal and is depreciated over the estimated remaining useful lives set forth in the appraisal as follows: land improvements and buildings, seven to 25 years; machinery and equipment, seven to 14 years.

    Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in operations.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  EMPLOYEE BENEFITS:

    FKI Automotive Group employees participate in FKI Industries and FKI sponsored noncontributory defined benefit pension plans which cover substantially all employees in the United States, the United Kingdom and Canada. The plans provide benefits based on years of service and compensation or stated amounts for years of service, and the plans are funded by FKI Industries and FKI based on actuarial determinations. The expense for these plans, which was allocated to the FKI Automotive Group by FKI Industries and FKI based on actuarial evaluations, was approximately $1.7 million for the years ended March 31, 1996 and 1997 and $1.2 million for the period from April 1, 1997 to December 12, 1997.

    The Company's French subsidiary, ACCO La Teledynamique S.A., provides certain retirement benefits to employees who meet certain age and service requirements. The obligation is unfunded, and accruals of approximately $1.0 million related to the plan are included in noncurrent liabilities in the accompanying statement of net assets to be sold as of March 31, 1997. The related expense was $0.1 million for the years ended March 31, 1996 and 1997 and $0.1 million for the period from April 1, 1997 to December 12, 1997.

    FKI Automotive Group's U.S. employees also participate in an FKI Industries sponsored defined contribution plan. Salaried and non-union hourly employees are eligible to participate. The plan provides for employee contributions with certain matching and discretionary employer contributions. The Company's expense for contributions under the plan was approximately $0.6 million and $0.6 million for the years ended March 31, 1996 and 1997, respectively, and $0.5 million for the period from April 1, 1997 to December 12, 1997.

    FKI Automotive Group's employees participate in an FKI Industries sponsored postretirement health and life insurance plan which covers substantially all U.S. salaried and hourly employees. The expense for this plan, which was allocated to the FKI Automotive Group by FKI Industries based on actuarial evaluations, was approximately $1.0 million, and $0.9 million for the years ended March 31, 1996 and 1997, respectively, and $0.7 million for the period from April 1, 1997 to December 12, 1997.

    The pension and postretirement benefit expense allocations were estimated using actuarial estimates and management assumptions. The estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience, could cause the estimated expenses and liabilities to change.

    In connection with the purchase of the FKI Automotive Group, the Purchaser will establish new defined benefit pension plans that will provide benefits to employees in the United States, the United Kingdom and Canada identical to those provided by the existing FKI Industries and FKI plans. In connection therewith, FKI Industries and FKI will transfer funds from their pension trust funds in satisfaction of the actuarially determined liability assumed by the Purchaser. The Purchaser also will establish a new defined contribution plan for U.S. employees and will assume approximately $8.7 million of liabilities related to postretirement health and life insurance benefits for employees of FKI Automotive Group in the United States.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  INCOME TAXES:

    The FKI Automotive Group operated as a division of FKI Industries in the United States and Canada, and related income taxes were not allocated to the Company. The provision for income taxes in the accompanying financial statements reflects U.S. and Canadian tax rates of 40% and 37%, respectively, the estimated combined rates for current and deferred state, federal and foreign income taxes. The related current or deferred income taxes payable would have been transferred to FKI Industries, if allocated, and are included in net assets. The provision for income taxes related to the Company's other non-U.S. operations is based on statutory tax rates. There are no significant temporary differences or related deferred income tax assets, liabilities or provisions.

  GOODWILL:

    Goodwill is amortized using the straight-line method over periods ranging from ten to 40 years. Subsequent to acquiring goodwill, the Company continually evaluates whether events and circumstances, including anticipated future operating results, indicate the remaining useful life of goodwill may warrant revision. Based upon its most recent analysis, the Company believes that no material impairment of goodwill exists at December 12, 1997. Accumulated amortization of goodwill was approximately $0.4 million as of March 31, 1997.

  FOREIGN CURRENCY TRANSLATION:

    Substantially all assets and liabilities of the Company's foreign subsidiaries are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the period. Translation adjustments are accumulated in net assets. Translation adjustments relating to the Company's operations in hyper-inflationary economies, which were not material in any of the periods presented, are included in income.

  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The fair value of financial instruments approximates the carrying value.

    Certain of the Company's divisions hedge foreign currency exposure for inventory purchases that are not denominated in their local currency through the use of forward exchange contracts. The forward contracts are intended to cover anticipated operating needs rather than firm commitments. Therefore, the gains and losses on these contracts are included in income based on the market values at each reporting date. At March 31, 1997, the Company held $6.0 million of foreign currency contracts maturing through March 1998. The fair value of the contracts, based upon quotes obtained from brokers, was approximately $0.2 million at March 31, 1997.

  RESEARCH AND DEVELOPMENT:

    Expenditures for research and development and new product development are expensed as incurred.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  ENVIRONMENTAL EXPENDITURES:

    Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenues are expensed as incurred.

3.  INVENTORIES:

    Inventories consisted of the following as of March 31, 1997 (in thousands):

Finished products..................................................  $   2,957
Work-in-process....................................................     11,175
Raw materials......................................................      7,213
                                                                     ---------
                                                                     $  21,345
                                                                     ---------
                                                                     ---------

4.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consisted of the following as of March 31, 1997 (in thousands):

Land and land improvements........................................   $   2,979
Buildings.........................................................      12,839
Machinery and equipment...........................................     125,328
Construction in progress..........................................       4,041
                                                                    -----------
                                                                       145,187
Less: Accumulated depreciation....................................     (82,869)
                                                                    -----------
Property, plant and equipment, net................................   $  62,318
                                                                    -----------
                                                                    -----------

5.  OTHER ASSETS:

    Other assets consisted of the following as of March 31, 1997 (in thousands):

Goodwill............................................................  $   2,213
Note receivable-long-term...........................................        901
Other...............................................................        117
                                                                      ---------
                                                                      $   3,231
                                                                      ---------
                                                                      ---------

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

6.  ACCRUED EXPENSES:

    Accrued expenses consisted of the following as of March 31, 1997 (in thousands):

Accrued compensation...............................................  $   5,681
Accrued insurance..................................................        235
Accrued taxes other than income taxes..............................      3,834
Other..............................................................      4,825
                                                                     ---------
                                                                     $  14,575
                                                                     ---------
                                                                     ---------

7.  COMMITMENTS AND CONTINGENCIES:

    During fiscal 1996, a judgment in the amount of $4.4 million plus $0.2 million of interest was entered against the Company in a product liability lawsuit, which judgment was paid during 1997. The accompanying statements of operations to be sold include expenses related to the judgment and related legal fees and costs, net of insurance recoveries, of $3.4 million and $0.1 million for the years ended March 31, 1996 and 1997, respectively. The Company is also a defendant in various other lawsuits and environmental proceedings that have arisen in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

    The Company has noncancellable operating leases for its corporate headquarters, certain manufacturing locations and various machinery and equipment. The future minimum rental payments required under such leases are as follows (in thousands):

FISCAL YEAR ENDING MARCH 31,
1998.................................................................................  $   1,413
1999.................................................................................      1,027
2000.................................................................................        685
2001.................................................................................        225
2002.................................................................................        124
Thereafter...........................................................................        112
                                                                                       ---------
                                                                                       $   3,586
                                                                                       ---------
                                                                                       ---------

8.  TAXES ON INCOME:

    Income before provision for income taxes is comprised of the following (in thousands):

                                                                    MARCH 31,
                                                               --------------------  DEC. 12,
                                                                 1996       1997       1997
U.S..........................................................  $   1,894  $   7,571  $    (103)
Foreign......................................................     12,407     12,343     10,487
                                                               ---------  ---------  ---------
  Total......................................................  $  14,301  $  19,914  $  10,384
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

8.  TAXES ON INCOME: (CONTINUED)
    The provision for income taxes in the accompanying statements of operations to be sold consists of the following (in thousands):

                                                                        MARCH 31,
                                                                   --------------------   DEC. 12,
                                                                     1996       1997        1997
U.S. state and federal...........................................  $     658  $   2,933   $     (41)
Foreign..........................................................      5,442      5,224       4,840
                                                                   ---------  ---------  -----------
                                                                   $   6,100  $   8,157   $   4,799
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------

    The Company's effective tax rate differs from the U.S. statutory rate of 35% as follows (in thousands):

                                                                        MARCH 31,
                                                                   --------------------   DEC. 12,
                                                                     1996       1997        1997
Federal income taxes at the U.S. statutory rate..................  $   5,005  $   6,970   $   3,634
State income taxes, net of federal benefits......................         82        367          (3)
Foreign losses not benefited.....................................        841        756         301
Settlement of prior year taxes...................................         --         --         694
Other, net.......................................................        172         64         173
                                                                   ---------  ---------  -----------
                                                                   $   6,100  $   8,157   $   4,799
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------

9.  RELATED PARTY TRANSACTIONS:

    The Company routinely enters into transactions with FKI and other companies within the worldwide group of FKI. The amounts included in the accompanying financial statements resulting from these related party transactions are as follows (in thousands):

                                                                       MARCH 31,
                                                                  --------------------   DEC. 12,
                                                                    1996       1997        1997
Sales...........................................................  $     120  $      92   $      40
Purchases.......................................................      9,973     10,073       7,108
Interest income.................................................         66         65           4

    The Company maintains insurance coverage with a third party carrier that reinsures a portion of the Company's coverage with a captive insurance company of FKI. The Company's U.S. and Canadian entities are insured for workers' compensation, general and product liability, and automobile liability through this coverage. Premiums paid for all insurance coverages through the captive insurance company were approximately $1.9 million, $2.0 million and $1.4 million for the years ended March 31, 1996 and 1997 and the period from April 1, 1997 to December 12, 1997, respectively.

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

10.  SUPPLEMENTARY PROFIT AND LOSS INFORMATION:

    The statements of operations to be sold include the following expenses (in thousands):

                                                                     MARCH 31,
                                                                --------------------   DEC. 12,
                                                                  1996       1997        1997
Depreciation and amortization.................................  $  10,657  $  12,531   $   8,834
Research and development......................................      3,380      3,133         582
Rental........................................................      1,680        908         965

11.  CUSTOMER INFORMATION:

    The Company sells its products primarily to OEMs in the automotive industry on a worldwide basis. Sales are concentrated in North America and Europe with the top three customers accounting for approximately 29%, 12% and 12% in fiscal 1996; 25%, 15% and 14% in fiscal 1997 and; 21%, 17% and 15% for the period from April 1, 1997 to December 12, 1997. The Company's largest customer will discontinue purchases of certain products over the next five years. Sales of these products were approximately 6.0% of total sales for the period from April 1, 1997 to December 12, 1997.

12.  SEGMENT INFORMATION:

    The Company operates in one business segment that manufactures automotive parts for sale to OEMs. The Company operates in various geographical locations, as indicated below. Segment financial information is as follows:

    Segment Information Fiscal 1996:

                                                         NORTH                  LATIN
                                                        AMERICA     EUROPE     AMERICA   ELIMINATIONS    TOTAL
Sales to unaffiliated customers......................  $  195,492  $  75,608  $  16,954   $       --   $  288,054
Transfers between geographic areas...................       4,495      1,382         --       (5,877)          --
                                                       ----------  ---------  ---------  ------------  ----------
Net sales............................................  $  199,987  $  76,990  $  16,954   $   (5,877)  $  288,054
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------
Operating income.....................................  $    9,115  $   4,302  $     526   $       --   $   13,943
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------
Identifiable assets..................................  $   95,903  $  46,320  $   6,061   $       --   $  148,284
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------

    Segment Information Fiscal 1997:

                                                         NORTH                  LATIN
                                                        AMERICA     EUROPE     AMERICA   ELIMINATIONS    TOTAL
Sales to unaffiliated customers......................  $  203,369  $  79,967  $  14,548   $       --   $  297,884
Transfers between geographic areas...................       2,684      2,290         --       (4,974)          --
                                                       ----------  ---------  ---------  ------------  ----------
Net sales............................................  $  206,053  $  82,257  $  14,548   $   (4,974)  $  297,884
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------
Operating income.....................................  $   12,998  $   7,326  $    (945)  $       --   $   19,379
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------
Identifiable assets..................................  $   90,832  $  49,396  $   5,361   $       --   $  145,589
                                                       ----------  ---------  ---------  ------------  ----------
                                                       ----------  ---------  ---------  ------------  ----------

                              FKI AUTOMOTIVE GROUP

                       NOTES TO STATEMENTS OF NET ASSETS
                     AND OPERATIONS TO BE SOLD (CONTINUED)

12.  SEGMENT INFORMATION: (CONTINUED)
    Segment Information for the period April 1, 1997 to December 12, 1997:

                                                          NORTH                   LATIN
                                                         AMERICA     EUROPE      AMERICA    ELIMINATIONS    TOTAL
Sales to unaffiliated Customers.......................  $  142,308  $  59,181   $   9,714    $       --   $  211,203
Transfers between geographic areas....................       2,502      1,955          --        (4,457)          --
                                                        ----------  ---------  -----------  ------------  ----------
Net sales.............................................  $  144,810  $  61,136   $   9,714    $   (4,457)  $  211,203
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------
Operating income......................................  $    4,088  $   6,249   $     225    $       --   $   10,562
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

13.  ACQUISITIONS:

    On December 12, 1997, Trident completed the acquisition of the FKI Automotive Group (the "Acquisition"). The Acquisition purchase price was approximately $162.2 million. The Acquisition purchase price and related fees and expenses of approximately $13.8 million were financed through the issuance of $75.0 million 10% Senior Subordinated Notes due 2005 through a private placement offering, borrowings under the Company's new $105.0 million secured credit facility and $42.6 million in equity contributions.

    On April 30, 1998, all of the outstanding stock of Trident was acquired by an indirect, wholly-owned subsidiary of Dura Automotive for cash consideration of approximately $87.5 million. Upon completion of the acquisition, Trident became an indirect, wholly-owned subsidiary of Dura Automotive.

    The above acquisitions were accounted for as purchases and, accordingly, the assets and liabilities were adjusted to fair values as of the respective dates of acquisition. The accompanying financial statements do not reflect the effects of the acquisitions described above.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                        PAGE
Prospectus Summary.............................           3
Risk Factors...................................           9
The Company....................................          15
Use of Proceeds................................          16
Market Price of Class A Common Stock...........          17
Dividend Policy................................          17
Capitalization.................................          18
Unaudited Pro Forma Financial Data.............          20
Selected Consolidated Financial Data...........          28
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........          30
Business.......................................          35
Management.....................................          51
Principal and Selling Stockholders.............          55
Description of Capital Stock...................          58
Underwriting...................................          61
Legal Matters..................................          62
Experts........................................          62
Available Information..........................          63
Incorporation of Certain Documents by
  Reference....................................          63
Index to Financial Statements..................         F-1

                                4,413,000 SHARES

                                     [LOGO]

                                DURA AUTOMOTIVE
                                 SYSTEMS, INC.

                              CLASS A COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                             ROBERT W. BAIRD & CO.
        INCORPORATED

                            PAINEWEBBER INCORPORATED

                               PIPER JAFFRAY INC.

                                           , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Company in connection with the issuance and distribution of the Class A Common Stock pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.


Securities and Exchange Commission Registration Fee.............  $  57,077
NASD Filing Fee.................................................     19,848
Nasdaq Listing Application Fee..................................     17,500
Accounting Fees and Expenses....................................    300,000
Legal Fees and Expenses.........................................    300,000
Blue Sky Fees and Expenses......................................     10,000
Printing Expenses...............................................    250,000
Miscellaneous Expenses (including certain roadshow expenses)....    545,575
                                                                  ---------
    Total.......................................................  $1,500,000
                                                                  ---------
                                                                  ---------



    All expenses other than the Securities and Exchange Commission Registration Fee, NASD Filing Fee and Nasdaq Listing Application Fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    In that regard, the Amended and Restated By-laws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, liabilities and losses (including attorneys' fees actually and reasonably incurred in connection with such proceeding); provided that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company.

ITEM 16. EXHIBITS


 EXHIBITS
-----------
       *1.1  Form of Underwriting Agreement between Dura Automotive Systems, Inc., Dura Operating Corp. and the
               Underwriters named therein.

        3.1  Form of Amended and Restated Certificate of Incorporation of the Company incorporated by reference to
               Exhibit 3.1 of the Registrant's Form S-1, Registration No. 333-06601 filed under the Securities Act of
               1933 (the "Form S-1").

        3.2  Form of Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.2 of the
               Form S-1.

        4.1  Stockholders Agreements, dated as of August 31, 1994, by and among the Company, Onex U.S. Investments,
               Inc., J2R, Alkin, the HCI Stockholders (as defined therein) and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.1 of the Form S-1.

        4.2  Amendment to Stockholders Agreement dated May 17, 1995, by and between the Company, Onex DHC LLC, J2R,
               Alkin, the HCI Stockholders (as defined therein) and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.2 of the Form S-1.

        4.3  Registration Agreement, dated as of August 31, 1994, among the Company, Alkin and the MC Stockholders
               (as defined therein), incorporated by reference to Exhibit 4.3 of the Form S-1.

        4.4  Amendment to Registration Agreement, dated May 17, 1995, by and between the Company, the MC Stockholders
               (as defined therein) and Alkin, incorporated by reference to Exhibit 4.4 of the Form S-1.

        4.5  Investor Stockholder Agreement, dated as of August 31, 1994, by and among the Company, Onex U.S.
               Investments, Inc., J2R and certain other stockholders party thereto, incorporated by reference to
               Exhibit 4.5 of the Form S-1.

        4.6  Form of certificate representing Class A Common Stock of the Company, incorporated by reference to
               Exhibit 4.6 of the Form S-1.

        4.7  Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 13, 1996, by and between the Company, Onex DHC LLC, J2R, Alkin Co. and the HCI Stockholders and Management Stockholders listed therein, incorporated by reference to Exhibits 4.1 to the Company's Quarterly Report on Form 10-Q for
               the quarterly period ended September 30, 1997.

       *5.1  Opinion of Kirkland & Ellis as to the validity of the issuance of the Class A Common Stock offered hereby (including consent).

      *23.1  Consent of Arthur Andersen LLP.

      *23.2  Consent of Arthur Andersen LLP.

      *23.3  Consent of Arthur Andersen LLP.

      *23.4  Consent of Kirkland & Ellis (included in Exhibit 5.1).

     **24.1  Powers of Attorney (included on signature page).


------------------------

*   Filed herewith.


**  Previously filed.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROCHESTER HILLS, STATE OF MICHIGAN ON THE 10TH DAY OF JUNE, 1998.


                                DURA AUTOMOTIVE SYSTEMS, INC.

                                By:              /s/ DAVID R. BOVEE
                                     -----------------------------------------
                                                   David R. Bovee
                                                   VICE PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED ON JUNE 10, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:



          SIGNATURE                      CAPACITY
------------------------------  --------------------------

                                President, Chief Executive
              *                   Officer and Director
------------------------------    (principal executive
       Karl F. Storrie            officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (principal financial and
     Stephen E.K. Graham          accounting officer)

              *
------------------------------  Chairman of the Board and
         S.A. Johnson             Director

              *
------------------------------  Vice Chairman and Director
       J. Richard Jones

              *
------------------------------  Director
    Robert E. Brooker, Jr.

              *
------------------------------  Director
      William H. Clement

              *
------------------------------  Director
       Jack K. Edwards

          SIGNATURE                      CAPACITY
------------------------------  --------------------------

              *
------------------------------  Vice President and
       Robert R. Hibbs            Director

              *
------------------------------  Director
      John C. Jorgensen

              *
------------------------------  Director
     James L. O'Loughlin

              *
------------------------------  Director
      Robert J. Orscheln

              *
------------------------------  Director
     William L. Orscheln

              *
------------------------------  Director
        Eric J. Rosen


 * The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to Registration Statement on behalf of the above-named officers and/or directors of the Registrant pursuant to the Powers of Attorney previously filed with the Commission.



*By:      /s/ SCOTT D. RUED
      -------------------------
            Scott D. Rued
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBITS
-----------
       *1.1  Form of Underwriting Agreement between Dura Automotive Systems, Inc., Dura Operating Corp. and the
               Underwriters named therein.

        3.1  Form of Amended and Restated Certificate of Incorporation of the Company incorporated by reference to
               Exhibit 3.1 of the Registrant's Form S-1, Registration No. 333-06601 filed under the Securities Act of
               1933 (the "Form S-1").

        3.2  Form of Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.2 of the
               Form S-1.

        4.1  Stockholders Agreements, dated as of August 31, 1994, by and among the Company, Onex U.S. Investments,
               Inc., J2R, Alkin, the HCI Stockholders (as defined therein) and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.1 of the Form S-1.

        4.2  Amendment to Stockholders Agreement dated May 17, 1995, by and between the Company, Onex DHC LLC, J2R,
               Alkin, the HCI Stockholders (as defined therein) and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.2 of the Form S-1.

        4.3  Registration Agreement, dated as of August 31, 1994, among the Company, Alkin and the MC Stockholders
               (as defined therein), incorporated by reference to Exhibit 4.3 of the Form S-1.

        4.4  Amendment to Registration Agreement, dated May 17, 1995, by and between the Company, the MC Stockholders
               (as defined therein) and Alkin, incorporated by reference to Exhibit 4.4 of the Form S-1.

        4.5  Investor Stockholder Agreement, dated as of August 31, 1994, by and among the Company, Onex U.S.
               Investments, Inc., J2R and certain other stockholders party thereto, incorporated by reference to
               Exhibit 4.5 of the Form S-1.

        4.6  Form of certificate representing Class A Common Stock of the Company, incorporated by reference to
               Exhibit 4.6 of the Form S-1.

        4.7  Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 13, 1996, by and between the Company, Onex DHC LLC, J2R, Alkin Co. and the HCI Stockholders and Management Stockholders listed therein, incorporated by reference to Exhibits 4.1 to the Company's Quarterly Report on Form 10-Q for
               the quarterly period ended September 30, 1997.

       *5.1  Opinion of Kirkland & Ellis as to the validity of the issuance of the Class A Common Stock offered hereby (including consent).

      *23.1  Consent of Arthur Andersen LLP.

      *23.2  Consent of Arthur Andersen LLP.

      *23.3  Consent of Arthur Andersen LLP.

      *23.4  Consent of Kirkland & Ellis (included in Exhibit 5.1).

     **24.1  Powers of Attorney (included on signature page).


------------------------

*   Filed herewith.


**  Previously Filed.